Exhibit 99(a)(1)

Glory Star New Media Group Holdings Limited

_______, 2022

Shareholders of Glory Star New Media Group Holdings Limited

Re: Notice of General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend a general meeting of shareholders of Glory Star New Media Group Holdings Limited (the “Company”) to be held on _______, 2022 at _______ a.m. (Beijing Time). The meeting will be held at the Company’s office at 22F, Block B, Xinhua Technology Building, No. 8 Tuofangying South Road Jiuxianqiao, Chaoyang District, Beijing, 100016, People’s Republic of China (“PRC”). The attached notice of the general meeting and proxy statement provide information regarding the matters to be considered and voted on at the general meeting, including at any adjournment thereof.

On July 11, 2022, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with Cheers Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”) and GSMG Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) and cease to exist, with the Company continuing as the surviving company (the “Surviving Company”) and becoming a wholly-owned subsidiary of Parent. At the general meeting you will be asked to consider and vote upon the proposals to authorize and approve the Merger Agreement, the plan of merger with respect to the Merger (the “Plan of Merger”), the transactions contemplated by the Merger Agreement, including the Merger, and the third amended and restated memorandum and articles of association of the Surviving Company attached as Annexure 2 to the Plan of Merger. Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B to the accompanying proxy statement respectively.

Each of Parent and Merger Sub is an exempted company incorporated with limited liability under the laws of the Cayman Islands formed solely for purposes of the Merger. Parent, at the effective time of the Merger (the “Effective Time”), will be beneficially owned by the following persons and entities:

(a)	Mr. Bing Zhang, the founder, chairman of the board of directors of the Company (the “Board”) and chief executive officer of the Company (the “Chairman”);

(b)	Happy Starlight Limited, a company organized under the laws of the British Virgin Islands wholly owned by the Chairman (“HSL”);

(c)	Mr. Jia Lu, a PRC citizen and a director and senior vice president of the Company;

(d)	Enjoy Starlight Limited, a company organized under the laws of the British Virgin Islands wholly owned by Mr. Jia Lu (“ESL”);

(e)	Mr. Himanshu H. Shah, a citizen of the United States of America and the president and chief investment officer of Shah Capital Management, Inc.;

(f)	Shah Capital Management, Inc., a North Carolina corporation which serves as the investment adviser to Shah Capital Opportunity Fund LP (“Shah Capital”);

(g)	Shah Capital Opportunity Fund LP, a Delaware limited partnership (“Shah Opportunity”);

(h)	Mr. Ronghui Zhang, a PRC citizen and the director of Wealth Starlight Limited;

(i)	Wealth Starlight Limited, a company organized under the laws of the British Virgin Islands wholly owned by Mr. Ronghui Zhang (“WSL”);

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(j)	Mr. Wei Zhang, a PRC citizen who is a private investor;

(k)	Mr. Hui Lin, a PRC citizen and the director of Rich Starlight Limited;

(l)	Rich Starlight Limited, a company organized under the laws of the British Virgin Islands wholly owned by Mr. Hui Lin (“RSL”);

(m)	Ms. Hanying Li, a PRC citizen and the director of Renny Consulting Ltd and Lilly Starlight Limited;

(n)	Renny Consulting Ltd, a company organized under the laws of the British Virgin Islands wholly owned by Ms. Hanying Li (“Renny Consulting”);

(o)	Lilly Starlight Limited, a company organized under the laws of the British Virgin Islands wholly owned by Ms. Hanying Li (“LSL”);

(p)	Mr. Song Gao, a PRC citizen who is a private investor;

(q)	Mr. Peiyuan Qiu, a Canadian citizen and the director of Smart Best International Corporation;

(r)	Smart Best International Corporation, a British Virgin Islands company wholly owned by Mr. Peiyuan Qiu (“Smart Best”);

(s)	Mr. Zhengjun Zhang, a PRC citizen who is a private investor;

(t)	Mr. Nan Lu, a citizen of Hong Kong Special Administrative Region of the PRC who is a private investor;

(u)	Mr. Jianhua Wang, a PRC citizen who is a private investor;

(v)	Ms. Ailin Xin, a PRC citizen and the director of Ring & King Investment Co., Limited;

(w)	Ring & King Investment Co., Limited, a company organized under the laws of the British Virgin Islands wholly owned by Ms. Ailin Xin (“Ring & King”);

(x)	Gortune Investment Co., Ltd. (广东民营投资股份有限公司), a PRC joint stock company (“Gortune”);

(y)	Gortune Alternative Investment (Zhuhai Hengqin) Co., Ltd. (粤民投另类投资（珠海横琴）有限公司), a PRC limited liability company controlled by Gortune (“Gortune GP”);

(z)	Yuemintou Huiqiao No. 9 (Shenzhen) Investment Partnership (Limited Partnership) (粤民投慧桥玖号（深圳）投资合伙企业（有限合伙）), a PRC limited liability parternship (“Gortune SPV”);

(aa)	Mr. Yunfang Zhou, a PRC citizen and the sole shareholder, executive director and general manager of Zhongsheng Dingxin Investment Fund Management (Beijing) Co., Ltd.;

(bb)	Zhongsheng Dingxin Investment Fund Management (Beijing) Co., Ltd. (中晟鼎新投资基金管理（北京）有限公司), a PRC limited liability company wholly owned by Mr. Yunfang Zhou (“Zhongsheng Dingxin”);

(cc)	Mr. Ye Tian, a PRC citizen and the sole shareholder and director of iKing Way Limited;

(dd)	iKing Way Limited, a company organized under the laws of the Cayman Islands wholly owned by Mr. Ye Tian (“iKing Way”);

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(ee)	Mr. Xiu Jin, a PRC citizen and the general partner of Shanghai Linsi Enterprise Management Partnership (Limited Partnership); and

(ff)	Shanghai Linsi Enterprise Management Partnership (Limited Partnership) (上海麟思企业管理合伙企业（有限合伙）), a PRC limited liability partnership (“Shanghai Linsi”).

The persons and entities listed in (a) through (w) are collectively referred to as the “Rollover Shareholders”. The persons and entities listed in (z), (bb), (dd) and (ff) are collectively referred to as the “Sponsors”. The persons and entities listed in (a) through (ff) are collectively referred to herein as the “Buyer Group”.

As of the date of this proxy statement, the Rollover Shareholders beneficially own approximately 72.8% of the total issued and outstanding ordinary shares of the Company, par value US$0.0001 per share (each, a “Share”) (collectively, the “Rollover Shares”). If the Merger is completed, the Company will continue its operations as a privately held company and will be beneficially owned by the Buyer Group and, as a result of the Merger, the Shares will no longer be listed on The Nasdaq Capital Market (“NASDAQ”).

Under the terms of the Merger Agreement, if the Merger is completed, at the Effective Time, each Share, issued and outstanding immediately prior to the Effective Time, other than (a) the Rollover Shares, (b) Shares owned by Parent, Merger Sub, the Company (as treasury, if any) or any of their respective subsidiaries immediately prior to the Effective Time, (Shares described under (a) and (b) above are collectively referred to as the “Excluded Shares”), (c) Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders of the Company who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger, or dissenter rights, in accordance with Section 238 of the Cayman Islands Companies Act (As Revised) (the “CICA”) (collectively, the “Dissenting Shares”), will be cancelled in exchange for the right to receive US$1.55 in cash per Share without interest and net of any applicable withholding taxes. The Rollover Shares will be contributed to Parent in exchange for newly issued shares of Parent at or immediately prior to the Effective Time, which Rollover Shares shall subsequently be cancelled for no consideration in accordance with the Merger Agreement immediately prior to the Effective Time. The Excluded Shares other than Rollover Shares will be cancelled for no consideration immediately prior to the Effective Time. The Dissenting Shares will be cancelled at the Effective Time and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with the CICA.

Each Public Warrant (as such term is defined in the Warrant Agreement as defined below) that is issued and outstanding immediately prior to the Effective Time shall become a warrant of the Surviving Company pursuant to the terms of the Warrant Agreement, dated as of August 15, 2018, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”).

Each Private Warrant (as such term is defined in the Warrant Agreement) that is issued and outstanding immediately prior to the Effective Time shall become a warrant of the Surviving Company pursuant to the terms of the Warrant Agreement.

Each ordinary share purchase warrant, each entitling the holder thereof to purchase one Share of the Company at an exercise price of US$4.10 per whole share (each a “Follow-on Offering Warrant”), that is issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall be cancelled for no consideration pursuant to Section 3(d)(i) of the Follow-on Offering Warrant.

In addition, at or immediately prior to the Effective Time, the Company shall terminate its 2019 Equity Incentive Plan and any relevant award agreements entered into under such plan.

The Buyer Group intends to fund the merger consideration through equity financing provided by the Sponsors pursuant to the equity commitment letters dated as of July 11, 2022 issued by the Sponsors (the “Equity Commitment Letters”). In calculating this amount, the Company and the Buyer Group did not consider the value of the Rollover Shares, which will be contributed to Parent in exchange for newly issued shares of Parent at or immediately prior to the Effective Time, which Rollover Shares shall subsequently be cancelled for no consideration in accordance with the Merger Agreement immediately prior to the Effective Time.

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The special committee of the Board, consisting of two independent directors, Mr. Ke Chen and Mr. Zhihong Tan (the “Special Committee”) reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger. On July 11, 2022, the Special Committee unanimously (a) determined that that it is fair (both substantively and procedurally) to and in the best interests of the Company and its shareholders (other than the Rollover Shareholders), or the unaffiliated security holders, and declared it advisable, to enter into the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger, (b) recommended that the Board authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger, and (c) recommended that the Board direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the transactions contemplated thereby, including the Merger, be submitted to a vote at a general meeting of the shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the transactions contemplated thereby, including the Merger.

On July 11, 2022, the Board (other than the Chairman and Mr. Jia Lu, members of the Buyer Group, who did not participate in or vote upon any matters discussed during the Board meeting, owing to their respective interests in the proposed transaction), after carefully considering all relevant factors, including the unanimous determination and recommendation of the Special Committee, on behalf of the Company, (a) determined that it is fair (both substantively and procedurally) to and in the best interests of the Company and the unaffiliated security holders, and declared it advisable, to enter into the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger, (b) approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger, and (c) resolved to recommend that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the transactions contemplated thereby, including the Merger.

After careful consideration and upon the unanimous recommendation of the Special Committee composed solely of directors unrelated to any of the management members of the Company or any member of the Buyer Group, and on behalf of the Company, the Board authorized and approved the Merger Agreement and recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger, FOR the proposal to authorize and approve the third amended and restated memorandum of association of the Surviving Company and the third amended and restated articles of association of the Surviving Company in their respective forms attached as Annexure 2 to the Plan of Merger which will take effect at the effective time of the Merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger and FOR the proposal to instruct the chairman of the general meeting to adjourn the general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the general meeting to pass the resolutions to be proposed at the general meeting.

The accompanying proxy statement provides detailed information about the merger and the general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission, (referred to herein as the “SEC”), which are available for free at the SEC’s website www.sec.gov.

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Regardless of the number of Shares you own, your vote is very important. In order for the Merger to be completed, the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger, must be authorized and approved by a special resolution (as defined in the CICA) of the Company’s shareholders, which requires the affirmative vote of shareholders representing at least two-thirds of the voting power of the issued and outstanding Shares present and voting in person or by proxy as a single class at the general meeting of the shareholders or an adjournment thereof in accordance with the CICA and the existing memorandum and articles of association of the Company (the “Shareholder Approval”). In considering the recommendation of the Special Committee and the Board, you should be aware that some of the Company’s directors or executive officers have interests in the Merger that are different from, or in addition to, the interests of the shareholders generally. As of the date of this proxy statement, the Rollover Shareholders beneficially own approximately 72.8% of the total issued and outstanding Shares of the Company entitled to vote. Whether or not you plan to attend the general meeting, please complete the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is _______, 2022 at _______ a.m. (Beijing Time). Each shareholder has one vote for each Share held as of the close of business in the Cayman Islands on _______, 2022.

Voting at the general meeting will take place by poll voting, as the chairman of the Board has undertaken to demand poll voting at the meeting.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the general meeting in person, you must obtain from the registered holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the resolution to authorize and approve the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger, FOR the resolution to authorize and approve the third amended and restated memorandum of association of the Surviving Company and the third amended and restated articles of association of the Surviving Company in their respective forms attached as Annexure 2 to the Plan of Merger which will take effect at the effective time of the Merger, FOR the resolution to authorize each of the members of the Special Committee to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger, and FOR the resolution to instruct the chairman of the general meeting to adjourn the general meeting in order to allow the Company to solicit additional proxies, in the event that there are insufficient proxies received to pass the resolutions to be proposed at the general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

Shareholders who elect to dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICA for the exercise of dissenters’ rights. A copy of Section 238 of the CICA is attached as Annex D to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance in voting your Shares, you can contact Investor Relations, Glory Star New Media Group Holdings Limited, at yeyida@gsmg.co.

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

Mr. Ke Chen	Mr. Bing Zhang
Chairman of the Special Committee	Chairman of the Board

The accompanying proxy statement is dated _______, 2022, and is first being mailed to the Company’s shareholders on or about _______, 2022.

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Glory Star New Media Group Holdings Limited

NOTICE OF GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON _______, 2022

Dear Shareholder:

Notice is hereby given that a general meeting of shareholders of Glory Star New Media Group Holdings Limited (the “Company”) will be held on _______, 2022 at _______ a.m. (Beijing Time) at the Company’s office at 22F, Block B, Xinhua Technology Building, No. 8 Tuofangying South Road Jiuxianqiao, Chaoyang District, Beijing, 100016, People’s Republic of China.

Only registered holders of ordinary shares of the Company, par value US$0.0001 per share, (each, a “Share”), at the close of business in the Cayman Islands on _______, 2022, the Share record date of the general meeting, or their proxy holders are entitled to attend or to vote at this general meeting or any adjournment thereof. At the general meeting, you will be asked to consider and vote upon the following resolutions:

THAT the agreement and plan of merger, dated as of July 11, 2022 (the “Merger Agreement”), among the Company, Cheers Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”) and GSMG Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Merger Sub”) (such Merger Agreement being in the form attached to the proxy statement accompanying this notice of general meeting and which will be produced and made available for inspection at the general meeting), and the plan of merger (the “Plan of Merger”) (such plan of merger being substantially in the form attached to the Merger Agreement and which will be produced and made available for inspection at the general meeting), and any and all transactions contemplated by the Merger Agreement, including the merger contemplated by the Plan of Merger (the “Merger”), be authorized and approved;

THAT the third amended and restated memorandum of association of the Company continuing as the surviving company as a result of the Merger (the “Surviving Company”) and the third amended and restated articles of association of the Surviving Company in their respective forms attached as Annexure 2 to the Plan of Merger which will take effect at the effective time of the Merger, be authorized and approved;

THAT each of the members of the Special Committee (as defined below) be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger; and

THAT the chairman of the general meeting be instructed to adjourn the general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the general meeting to pass the resolutions to be proposed at the general meeting.

Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company’s shareholders will be available at its principal executive offices at 22F, Block B, Xinhua Technology Building, No. 8 Tuofangying South Road Jiuxianqiao, Chaoyang District, Beijing, 100016, People’s Republic of China, during ordinary business hours for the two business days immediately prior to the general meeting.

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After careful consideration and upon the unanimous recommendation of the special committee composed of directors Mr. Ke Chen and Mr. Zhihong Tan who are unrelated to any of the management members of the Company or any member of the buyer group (the “Special Committee”) and on behalf of the Company, the Board authorized and approved the Merger Agreement and recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger, FOR the proposal to authorize and approve the third amended and restated memorandum of association of the Surviving Company and the third amended and restated articles of association of the Surviving Company in their respective forms attached as Annexure 2 to the Plan of Merger which will take effect at the effective time of the Merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger, and FOR the proposal to instruct the chairman of the general meeting to adjourn the general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the general meeting to pass the resolutions to be proposed at the general meeting.

In order for the Merger to be completed, the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Act (As Revised) (the “CICA”)) of the Company’s shareholders, which requires the affirmative vote of shareholders representing at least two-thirds of the voting power of the issued and outstanding Shares present and voting in person or by proxy as a single class at the general meeting of the shareholders or an adjournment thereof in accordance with the CICA and the existing memorandum and articles of association of the Company.

As of the date of this proxy statement, the Rollover Shareholders (as defined in the accompanying proxy statement) beneficially own approximately 72.8% of the total issued and outstanding Shares of the Company entitled to vote.

Regardless of the number of Shares that you own, your vote is very important. Even if you plan to attend the general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card, which is attached as Annex F. to the accompanying proxy statement, as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company’s offices located at 22F, Block B, Xinhua Technology Building, No. 8 Tuofangying South Road Jiuxianqiao, Chaoyang District, Beijing, 100016, People’s Republic of China, attention: Yida Ye, so that the proxy card is received by the Company no later than _______, 2022 at _______ a.m. (Beijing Time) (being not less than forty-eight (48) hours before the time appointed for holding the meeting). The proxy card is the “instrument appointing a proxy” as referred to in the Company’s existing memorandum and articles of association. Voting at the general meeting will take place by poll voting, as the chairman of the Board has undertaken to demand poll voting at the meeting. Each holder has one vote for each Share, held as of the close of business in the Cayman Islands on _______, 2022. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the general meeting in person, you must obtain from the registered holder a proxy issued in your name.

If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee that holds Shares on your behalf, your vote will not be counted.

When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the general meeting in accordance with the instructions of the shareholders. Where the chairman of the meeting is appointed as your proxy and no specific voting instructions are given in your proxy card, the chairman intends to vote such Shares FOR the proposals as described above. If you appoint a person other than the chairman of the meeting as your proxy, and no specific voting instructions are given in your proxy card, the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

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Shareholders who elect to dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the CICA for the exercise of dissenters’ rights. A copy of Section 238 of the CICA is attached as Annex D to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

If you have any questions or need assistance in voting your Shares, you can contact Investor Relations, Glory Star New Media Group Holdings Limited, at yeyida@gsmg.co.

The Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger are described in the accompanying proxy statement. A copy of the Merger Agreement and a copy of the Plan of Merger are included as Annex A and Annex B to the accompanying proxy statement, respectively. We urge you to read the entire accompanying proxy statement carefully.

Notes:

1.	Where there are joint holders of any Share, only the vote of the joint holder whose name appears first in the Company’s register of members shall be counted in respect of such Share.

2.	Execution of the instrument appointing a proxy may be accomplished by a shareholder or such shareholder’s authorized officer, director, employee or agent signing such instrument by any reasonable means, including, but not limited to, by facsimile signature. A shareholder may authorize another person or persons to act for such shareholder as proxy by transmitting or authorizing the transmission of such communication evidencing the shareholder’s intention to appoint a person or persons as his proxy by means of a telegram, cablegram, or other means of electronic transmission (including but not limited to, via internet or telephone) to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or the other means of electronic transmission (which must be supported by printed evidence thereof) must be either set forth or be submitted with written information from which it can be determined that the telegram, cablegram or printed evidence of the other electronic transmission was authorized by the shareholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

3.	A proxy need not be a member (registered shareholder) of the Company.

4.	The chairman of the general meeting may at his or her discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the prescribed manner and not otherwise permitted by the chairman shall be invalid.

BY ORDER OF THE BOARD,

Bing Zhang
Chairman of the Board

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PROXY STATEMENT

Dated _______, 2022

SUMMARY VOTING INSTRUCTIONS

Ensure that your Shares of Glory Star New Media Group Holdings Limited can be voted at the general meeting by submitting your proxy card, or by contacting your broker, bank or other nominee that holds Shares on your behalf.

If your Shares are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your Shares are voted at the general meeting.

If your Shares are registered in your name: submit your proxy card as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, so that your Shares can be voted at the general meeting.

If you submit your signed proxy card without indicating how you wish to vote, the Shares represented by your proxy will be voted in favor of the resolutions to be proposed at the general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy materials, please contact Investor Relations, Glory Star New Media Group Holdings Limited, at yeyida@gsmg.co.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
QUESTIONS AND ANSWERS ABOUT THE GENERAL MEETING AND THE MERGER	17
SPECIAL FACTORS	24
MARKET PRICE OF THE SHARES, DIVIDENDS AND OTHER MATTERS	64
THE GENERAL MEETING	65
THE MERGER AGREEMENT AND PLAN OF MERGER	69
PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS	85
APPRAISAL RIGHTS	85
FINANCIAL INFORMATION	88
TRANSACTIONS IN THE SHARES	90
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY	91
FUTURE SHAREHOLDER PROPOSALS	92
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	92
WHERE YOU CAN FIND MORE INFORMATION	93
ANNEX A: AGREEMENT AND PLAN OF MERGER	A-1
ANNEX B: PLAN OF MERGER	B-1
ANNEX C: OPINION OF THE BENCHMARK COMPANY, LLC	C-1
ANNEX D: CAYMAN ISLANDS COMPANIES ACT, AS CONSOLIDATED AND REVISED— SECTION 238	D-1
ANNEX E: DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON	E-1
ANNEX F: FORM OF PROXY CARD	F-1

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SUMMARY TERM SHEET

This “Summary Term Sheet,” together with the “Questions and Answers about the General Meeting and the Merger,” highlights selected information contained in this proxy statement regarding the merger and may not contain all of the information that may be important to your consideration of the merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 93. In this proxy statement, the terms “we,” “us,” “our,” and the “Company” refer to Glory Star New Media Group Holdings Limited and its subsidiaries. All references to “dollars”, “US$” and “$” in this proxy statement are to U.S. dollars and all references to “RMB” in this proxy statement are to Renminbi, the lawful currency of the People’s Republic of China (“PRC” or “China”).

The Parties Involved in the Merger

The Company

The Company is an exempted company incorporated with limited liability under the laws of the Cayman Islands and a leading digital media platform and content-driven e-commerce company in China.

Our principal executive offices are located at 22F, Block B, Xinhua Technology Building, No. 8 Tuofangying South Road Jiuxianqiao, Chaoyang District, Beijing, 100016, People’s Republic of China. The Company’s telephone number at this address is + 86-10-87700500.

For a description of the Company’s history, development, business and organizational structure, see the Company’s Annual Report on Form 20-F for the year ended December 31, 2021 filed on March 8, 2022, which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 93 for a description of how to obtain a copy of the Company’s Annual Report.

Parent

Cheers Inc. (“Parent”) is an exempted company incorporated with limited liability under the laws of the Cayman Islands. Parent was formed solely for the purpose of entering into the Merger Agreement. The registered office of Parent is located at offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands , and its telephone number is +86-138-1035-5988. The shareholder of Parent is Happy Starlight Limited.

Merger Sub

GSMG Ltd. (“Merger Sub”) is an exempted company incorporated with limited liability under the laws of the Cayman Islands. Merger Sub was formed solely for the purpose of entering into the Merger Agreement. Merger Sub is the wholly-owned subsidiary of Parent. The registered office of Merger Sub is located at offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands , and its telephone number is +86-138-1035-5988.

The Rollover Shareholders

HSL Filing Persons

Mr. Bing Zhang (the “Chairman”) is the founder, chairman of the board of directors (the “Board”) and chief executive officer of the Company. He is a citizen of the People’s Republic of China.

Happy Starlight Limited (“HSL”) is a company organized under the laws of the British Virgin Islands and its principal business is investment holding. The Chairman is the sole director and shareholder of HSL.

The business address of the Chairman and HSL is c/o 22F, Block B, Xinhua Technology Building, No. 8 Tuofangying South Road Jiuxianqiao, Chaoyang District, Beijing, People’s Republic of China, and the telephone number for each of them is +86-138-1035-5988. HSL and the Chairman are collectively referred to as the “HSL Filing Persons”.

ESL Filing Persons

Mr. Jia Lu is a director of the Company and senior vice president of Glory Star Media (Beijing) Co., Ltd. He is a citizen of the People’s Republic of China. Mr. Jia Lu is the sole director and shareholder of Enjoy Starlight Limited (“ESL”), a company organized under the laws of the British Virgin Islands which is principally engaged in investment holding.

The business address of Mr. Jia Lu and ESL is c/o 22F, Block B, Xinhua Technology Building, No. 8 Tuofangying South Road Jiuxianqiao, Chaoyang District, Beijing, People’s Republic of China, and the telephone number for each of them is +86-138-1035-5988. Mr. Jia Lu and ESL are collectively referred to as the “ESL Filing Persons”.

Shah Capital Filing Persons

Mr. Himanshu H. Shah (“Mr. Shah”) is the president and chief investment officer of Shah Capital Management, Inc. (“Shah Capital”), which serves as the investment adviser to Shah Capital Opportunity Fund LP (“Shah Opportunity”), of which Mr. Shah is also its managing member. Mr. Shah is a citizen of the United State of America. Shah Capital is a North Carolina corporation. Shah Opportunity is a Delaware limited partnership. Shah Capital and Shah Opportunity principally engaged in investment.

The business address of each of Mr. Shah, Shah Capital and Shah Opportunity is 8601 Six Forks Road, Ste. 630, Raleigh, NC 27615, and the telephone number for each of them is +1-919-719-6360.

WSL Filing Persons

Mr. Ronghui Zhang is the sole director and shareholder of Wealth Starlight Limited (“WSL”), a company organized under the laws of the British Virgin Islands which is principally engaged in investment holding. Mr. Ronghui Zhang is a citizen of the People’s Republic of China.

The business address of Mr. Ronghui Zhang and WSL is Fuchengmen North Street, Xicheng District, Beijing, People’s Republic of China, and the telephone number for each of them is +86-10-65338800. Mr. Ronghui Zhang and WSL are collectively referred to as the “WSL Filing Persons”.

Wei Zhang

Mr. Wei Zhang is a citizen of the People’s Republic of China and his present principal occupation is a private investor. The business address of Mr. Wei Zhang is Tianshan Road, Changning District, Shanghai, People’s Republic of China, and his telephone number is +86-21-59176622.

RSL Filing Persons

Mr. Hui Lin is the sole director and shareholder of Rich Starlight Limited (“RSL”), a company organized under the laws of the British Virgin Islands which is principally engaged in investment holding. Mr. Hui Lin is a citizen of the People’s Republic of China.

The business address of Mr. Hui Lin and RSL is West Gumei Road, Shanghai, People’s Republic of China, and the telephone number for each of them is +86-13816505970. Mr. Hui Lin and RSL are collectively referred to as the “RSL Filing Persons”.

LSL Filing Persons

Ms. Hanying Li is the sole director and shareholder of Lilly Starlight Limited (“LSL”) and Renny Consulting Ltd (“Renny Consulting”). Both LSL and Renny Consulting are companies organized under the laws of the British Virgin Islands and their principal business is investment holding. Ms. Hanying Li is a citizen of the People’s Republic of China.

The business address of Ms. Hanying Li, LSL and Renny Consulting is Luoshan Road, Pudong, Shanghai, People’s Republic of China, and the telephone number for each of them is +86-21-57527221. Ms. Hanying Li, LSL and Renny Consulting are collectively referred to as the “LSL Filing Persons”.

Song Gao

Mr. Song Gao is a citizen of the People’s Republic of China and his present principal occupation is a private investor. The business address of Mr. Song Gao is Kaixuan Road, City Valley, Shahe West Road, Nanshan District, Shenzhen, People’s Republic of China, and his telephone number is +86-755-88318105.

Smart Best Filing Persons

Mr. Peiyuan Qiu is the sole director and shareholder of Smart Best International Corporation (“Smart Best”), a company organized under the laws of the British Virgin Islands which is principally engaged in investment holding. Mr. Peiyuan Qiu is a citizen of the Republic of Canada.

The business address of Mr. Peiyuan Qiu and Smart Best is 95 Queensway, Admiralty, Hong Kong, and the telephone number for each of them is + 852-21866208. Mr. Peiyuan Qiu and Smart Best are collectively referred to as the “Smart Best Filing Persons”.

Zhengjun Zhang

Mr. Zhengjun Zhang is a citizen of the People’s Republic of China and his present principal occupation is a private investor. The business address of Mr. Zhengjun Zhang is Jinshuihe Road, Jinshui District, Zhengzhou, People’s Republic of China, and his telephone number is +86-371-63753968.

Nan Lu

Mr. Nan Lu is a citizen of the Hong Kong Special Administrative Region of the People’s Republic of China and his present principal occupation is a private investor. The business address of Mr. Nan Lu is No. 61 Nanjing East Road, Shanghai, People’s Republic of China, and his telephone number is +86-21-63326283.

Jianhua Wang

Mr. Jianhua Wang is a citizen of the People’s Republic of China and his present principal occupation is a private investor. The business address of Mr. Jianhua Wang is Shenwan 1st Road, Nanshan District, Shenzhen, People’s Republic of China, and his telephone number is +86-755-82789913.

Ring & King Filing Persons

Ms. Ailin Xin is the sole director and shareholder of Ring & King Investment Co., Limited (“Ring & King”), a company organized under the laws of the British Virgin Islands which is principally engaged in investment holding. Ms. Ailin Xin is a citizen of the People’s Republic of China.

The business address of Ms. Ailin Xin and Ring & King is Hongcao South Road, Xuhui District, Shanghai, People’s Republic of China and the telephone number for each of them is + 86-21-52303085. Ms. Ailin Xin and Ring & King are collectively referred to as the “Ring & King Filing Persons”.

The Sponsors

Gortune Filing Persons

Yuemintou Huiqiao No. 9 (Shenzhen) Investment Partnership (Limited Partnership) (粤民投慧桥玖号（深圳）投资合伙企业（有限合伙）), “Gortune SPV”) is a limited liability partnership incorporated in the People’s Republic of China which is principally engaged in investment. Gortune SPV’s general partner is Gortune Alternative Investment (Zhuhai Hengqin) Co., Ltd. (粤民投另类投资（珠海横琴）有限公司), which is a limited liability company incorporated in the People’s Republic of China principally engaged in investment (“Gortune GP”). Gortune GP is controlled by Gortune Investment Co., Ltd.( 广东民营投资股份有限公司), a PRC joint stock company which is principally engaged in investment (“Gortune”).

The business address of Gortune SPV and Gortune GP is 5201, Building 1, Century Center of Excellence, Southeast of the junction of Fuhua Road 3 and Jintian Road, Fushan Community, Futian Street, Futian District, Shenzhen, China. The business address of Gortune is 58-59/F, Bank of Guangzhou Tower, No.30 Zhujiang East Road, Tianhe District, Guangzhou City, Guangdong Province, China. The telephone number for each of Gortune SPV, Gortune GP and Gortune is +86-0755-82577916-668. Gortune SPV, Gortune GP and Gortune are collectively referred to as the “Gortune Filing Persons”.

Zhongsheng Dingxin Filing Persons

Zhongsheng Dingxin Investment Fund Management (Beijing) Co., Ltd. (中晟鼎新投资基金管理（北京）有限公司, “Zhongsheng Dingxin”) is a limited liability company incorporated in the People’s Republic of China which is principally engaged in investment management, consulting and asset management other than securities. Mr. Yunfang Zhou is the sole shareholder, executive director and general manager of Zhongsheng Dingxin. Mr. Yunfang Zhou is a citizen of the People’s Republic of China.

The business address of Mr. Yunfang Zhou and Zhongsheng Dingxin is 11/F, Building 1, No. 4 Guanghua Road, Chaoyang District, Beijing, People’s Republic of China and the telephone number for each of them is + 86-10-65546000. Mr. Yunfang Zhou and Zhongsheng Dingxin are collectively referred to as the Zhongsheng Dingxin Filing Persons.

iKing Way Filing Persons

Mr. Ye Tian is the sole director and shareholder of iKing Way Limited (“iKing Way”), a company organized under the laws of the Cayman Islands which is principally engaged in investment management, consulting and asset management. Mr. Ye Tian is a citizen of the People’s Republic of China.

The business address of Mr. Ye Tian and iKing Way is Room 2402, 24/F., Bank of America Tower, 12 Harcourt Road, Central, Hong Kong, and the telephone number for each of them is +852-25980707. Mr. Ye Tian and iKing Way are collectively referred to as the iKing Way Filing Persons.

Shanghai Linsi Filing Persons

Shanghai Linsi Enterprise Management Partnership (Limited Partnership) (上海麟思企业管理合伙企业 (有限合伙), “Shanghai Linsi”) is a limited liability partnership incorporated in the People’s Republic of China which is principally engaged in business management consulting, business information consulting (excluding investment consulting), economic information consulting, marketing planning, technology development, technology consulting, technology transfer and technology services in the field of computer technology. Xiu Jin is the general partner, managing partner and beneficial owner of Shanghai Linsi. Xiu Jin is a citizen of the People’s Republic of China.

The business address of Xiu Jin and Shanghai Linsi is Building 11, Lane 1333, Jiangnan Avenue, Changxing Town, Chongming District, Shanghai, People’s Republic of China and the telephone number for each of them is +86-21-37601717. Xiu Jin and Shanghai Linsi are collectively referred to as the “Shanghai Linsi Filing Persons”.

The Merger (Page 67)

You are being asked to vote to authorize and approve the agreement and plan of merger, dated as of July 11, 2022 (the “Merger Agreement”), among the Company, Parent and Merger Sub, the plan of merger substantially in the form attached as Exhibit A to the Merger Agreement (the “Plan of Merger”) and the transactions contemplated in the Merger Agreement, including the merger contemplated by the Plan of Merger (the “Merger”). Once the Merger Agreement is authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to the consummation of the transactions contemplated by the Merger Agreement are satisfied or waived in accordance with the terms of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company of the Merger (“Surviving Company”) under the laws of the Cayman Islands as a wholly-owned subsidiary of Parent. The Company, as surviving company, will continue to do business under the name “Glory Star New Media Group Holdings Limited” following the Merger. If the Merger is completed, the Company will cease to be a publicly traded company. Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B to this proxy statement respectively. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this proxy statement, are the legal documents that govern the Merger.

Merger Consideration (Page 67)

Under the terms of the Merger Agreement, if the Merger is completed, at the effective time of the merger (the “Effective Time”), each ordinary share, par value US$0.0001 per share of the Company (each, a “Share”), issued and outstanding immediately prior to the Effective Time, other than (a) Shares beneficially owned by the Rollover Shareholders (the “Rollover Shares”), (b) Shares owned by Parent, Merger Sub, the Company (as treasury, if any) or any of their respective subsidiaries immediately prior to the Effective Time, (Shares described under (a) and (b) above are collectively referred to as the “Excluded Shares”), (c) Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders of the Company who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger, or dissenter rights, in accordance with Section 238 of the Cayman Islands Companies Act (As Revised) (the “CICA”) (collectively, the “Dissenting Shares”), will be cancelled in exchange for the right to receive US$1.55 in cash per Share without interest and net of any applicable withholding taxes. The Rollover Shares will be contributed to Parent in exchange for newly issued shares of Parent at or immediately prior to the Effective Time, which Rollover Shares shall subsequently be cancelled for no consideration in accordance with the Merger Agreement immediately prior to the Effective Time. The Excluded Shares other than Rollover Shares will be cancelled for no consideration immediately prior to the Effective Time. The Dissenting Shares will be cancelled at the Effective Time and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with the CICA.

Treatment of Company Warrants (Page 68)

Each Public Warrant (as such term is defined in the Warrant Agreement as defined below) that is issued and outstanding immediately prior to the Effective Time shall become a warrant of the Surviving Company pursuant to the terms of the Warrant Agreement, dated as of August 15, 2018, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”).

Each Private Warrant (as such term is defined in the Warrant Agreement) that is issued and outstanding immediately prior to the Effective Time shall become a warrant of the Surviving Company pursuant to the terms of the Warrant Agreement.

Each ordinary share purchase warrant, each entitling the holder thereof to purchase one Share of the Company at an exercise price of US$4.10 per whole share (each a “Follow-on Offering Warrant”, together with the Public Warrants, the “Warrants”), that is issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall be cancelled for no consideration pursuant to Section 3(d)(i) of the Follow-on Offering Warrant.

Treatment of Company Share Awards (Page 68)

At or immediately prior to the Effective Time, the Company will terminate its 2019 Equity Incentive Plan and any relevant award agreements entered into under such plan.

Support Agreement and Voting Proxy (Page 52)

As of the date of this proxy statement, the Rollover Shareholders beneficially own approximately 72.8% of the total issued and outstanding Shares. Pursuant to the terms of the support agreements between Happy Starlight Limited and each of Jia Lu, ESL, Shah Opportunity, Ronghui Zhang, WSL, Wei Zhang, Hui Lin, Hanying Li, LSL, Song Gao, Peiyuan Qiu, Zhengjun Zhang, Nan Lu, Jianhua Wang and Ailin Xin dated as of April 22, 2022 (the “Support Agreements”) and the voting proxies between Parent and each of Jia Lu, ESL, Shah Opportunity, Ronghui Zhang, WSL, Wei Zhang, Hui Lin, RSL, Hanying Li, LSL, Renny Consulting, Song Gao, Peiyuan Qiu, Smart Best, Zhengjun Zhang, Nan Lu, Jianhua Wang, Ailin Xin and Ring & King dated as of July 11, 2022 (the “Voting Proxies”), the relevant Rollover Shareholders who are parties to the Support Agreements and Voting Proxies undertake to vote their Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, at the general meeting of shareholders of the Company.

Record Date and Voting (Page 64)

You are entitled to attend and vote at the general meeting if you have Shares registered in your name in the Company’s register of members at the close of business in the Cayman Islands on _______ 2022, the Share record date for voting at the general meeting. Each outstanding Share on the Share record date entitles the holder to one vote for each Share on each matter submitted to the shareholders for authorization and approval at the general meeting and any adjournment thereof. We expect that, as of the Share record date, there will be _______ Shares issued and outstanding and entitled to vote at the general meeting. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card is _______, 2022 at _______ a.m. (Beijing Time). Please see “Summary Term Sheet– Voting Information” below.

Shareholder Vote Required to Authorize and Approve the Merger Agreement and Plan of Merger (Page 64)

In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, must be authorized and approved by a special resolution (as defined in the CICA) by the affirmative vote of shareholders representing at least two-thirds of the voting power of the issued and outstanding Shares present and voting in person or by proxy as a single class at the general meeting of the shareholders or an adjournment thereof in accordance with the CICA and the current effective memorandum and articles of association of the Company (the “Shareholder Approval”).

As of the date of this proxy statement, the Rollover Shareholders beneficially own approximately 72.8% of the total issued and outstanding Shares of the Company. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 91 for additional information. Pursuant to the terms of the Support Agreements and Voting Proxies, the relevant Rollover Shareholders who are parties to the Support Agreements and Voting Proxies undertake to vote their Rollover Shares and all other Shares acquired by them after the date of the Support Agreements in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, at the general meeting of shareholders of the Company.

If your Shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes”.

Voting Information (Page 65)

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the Merger will affect you. To ensure that your Shares can be voted at the general meeting even in the event that you are unable to attend, please complete the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is _______, 2022 at _______ a.m. (Beijing Time).

Appraisal Rights (page 83)

Shareholders who elect to dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights. A copy of Section 238 of the Cayman Islands Companies Act is attached as Annex D to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

Purposes and Effects of the Merger (page 45)

The purpose of the Merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company’s shareholders other than the holders of Excluded Shares and Dissenting Shares will be cashed out in exchange for US$1.55 in cash per Share, so that Parent will bear the rewards and risks of the sole ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. Please see “Special Factors – Buyer Group’s Purpose of and Reasons for the Merger” beginning on page 47 for additional information.

Shares and the Warrants of the Company are currently listed on The Nasdaq Capital Market (“NASDAQ”) under the symbols “GSMG” and “GSMGW.” Prior to the completion of the Merger, the Company will cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary or advisable on its part under applicable law, including, the rules and policies of NASDAQ, to enable the delisting by the Surviving Company of the Shares and Warrants from NASDAQ and the deregistration of the Shares and Warrants under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and under the Securities Act of 1933, as amended (“Securities Act”), in each case, as promptly as practicable after the Effective Date. It is expected that, immediately following the completion of the Merger, the Company will cease to be a publicly traded company and will instead become a privately-held company beneficially owned by the Buyer Group. In addition, ninety days after the filing of Form 15 or such longer period as may be determined by the SEC, the Shares and Warrants will be deregistered under the Exchange Act and the Securities Act. At such time, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including Sarbanes-Oxley Act, applicable to public companies. After the completion of the Merger, the Company’s shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. Please see “Special Factors – Effect of the Merger on the Company” beginning on page 48 for additional information.

Plans for the Company after the Merger (Page 49)

After the Effective Time, the Buyer Group anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent. Please see “Special Factors – Plans for the Company after the Merger” beginning on page 51 for additional information.

Recommendations of the Special Committee and the Board (Page 29)

The Special Committee reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger. The Special Committee unanimously (a) determined that that it is fair (both substantively and procedurally) to and in the best interests of the Company and the unaffiliated security holders, and declared it advisable, to enter into the Merger Agreement, (b) recommended that the Board authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger, and (c) recommended that the Board direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the transactions contemplated thereby, including the Merger, be submitted to a vote at a general meeting of the shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the transactions contemplated thereby, including the Merger.

The Board, after carefully considering all relevant factors, including the unanimous determination and recommendation of the Special Committee, on behalf of the Company, (a) determined that it is fair (both substantively and procedurally) to and in the best interests of the Company and the unaffiliated security holders, and declared it advisable, to enter into the Merger Agreement, (b) approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger, and (c) resolved to recommend that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the transactions contemplated thereby, including the Merger.

ACCORDINGLY, THE BOARD ON BEHALF OF THE COMPANY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER, AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE THIRD AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION OF THE SURVIVING COMPANY AND THE THIRD AMENDED AND RESTATED ARTICLES OF ASSOCIATION OF THE SURVIVING COMPANY IN THEIR RESPECTIVE FORMS ATTACHED AS ANNEXURE 2 TO THE PLAN OF MERGER WHICH WILL TAKE EFFECT AT THE EFFECTIVE TIME OF THE MERGER, FOR THE PROPOSAL TO AUTHORIZE EACH OF THE MEMBERS OF THE SPECIAL COMMITTEE TO DO ALL THINGS NECESSARY TO GIVE EFFECT TO MERGER AGREEMENT, THE PLAN OF MERGER, AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, AND FOR THE PROPOSAL TO INSTRUCT THE CHAIRMAN OF THE GENERAL MEETING TO ADJOURN THE GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED TO PASS THE RESOLUTIONS TO BE PROPOSED AT THE GENERAL MEETING.

For a detailed discussion of the material factors considered by the Special Committee and the Board in determining to recommend the approval of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, and in determining that the Merger is fair to and in the best interest of the unaffiliated security holders, see “Special Factors – Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 29 and “Special Factors – Effect of the Merger on the Company—Primary Benefits and Detriments of the Merger” beginning on page 49. The foregoing summary is qualified in its entirety by reference to these sections.

Position of Buyer Group as to the Fairness of the Merger (Page 36)

Each member of the Buyer Group believes that the Merger is both procedurally and substantively fair to the unaffiliated shareholders of the Company. Their belief is based upon the factors discussed under “Special Factors – Position of the Buyer Group as to the Fairness of the Merger” beginning on page 36.

Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how to vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger.

Financing of the Merger (Page 51)

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Merger and the related transactions is approximately US$31.4 million (assuming no exercise of dissenter rights by shareholders of the Company). In calculating this amount, the Company and the Buyer Group did not consider the value of the Rollover Shares, which will be contributed to Parent in exchange for newly issued shares of Parent at or immediately prior to the Effective Time, which Rollover Shares shall subsequently be cancelled for no consideration in accordance with the Merger Agreement immediately prior to the Effective Time. This amount includes (i) the cash to be paid to the Company’s unaffiliated security holders, and (ii) the related costs and expenses, in connection with the Merger and related transactions. The Merger and the related transactions are expected to be funded by equity capital available to Parent including equity financing contemplated by the equity commitment letters (the “Equity Commitment Letters”), by and among the Parent and each of the Sponsors.

Limited Guarantee (Page 51)

Concurrently with the execution of the Merger Agreement, each of the Sponsors entered into a limited guarantee with the Company (collectively, the “Limited Guarantees”). Under the Limited Guarantees, the Sponsors have guaranteed in favor of the Company the entire portion of the Parent’s payment obligations with respect to the termination fee, if and when required under the Merger Agreement, up to a defined maximum amount. The Limited Guarantees will terminate on the earliest of (a) the Effective Time, (b) the payment in full of the guaranteed obligations under the relevant Limited Guarantees and (c) the termination of the Merger Agreement in accordance with its terms under circumstances in which Parent would not be obligated to pay Parent termination fee in accordance with the Merger Agreement.

Interim Investors Agreement (Page 52)

Concurrently with the execution of the Merger Agreement, HSL, Parent, Merger Sub and the Sponsors entered into an interim investors agreement (the “Interim Investors Agreement”), which governs, among other matters, the actions of and the relationship among such members of the Buyer Group with respect to the Merger Agreement, the Equity Commitment Letters and the Limited Guarantees, and the transactions contemplated thereby until the termination of the Merger Agreement or the consummation of the Merger.

Share Ownership of the Company Directors and Officers and Voting Commitments (Page 89)

As of the Share record date, we expect that the Buyer Group will beneficially own, in the aggregate, approximately 72.8% of the issued and outstanding Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 91 for additional information.

Pursuant to the Support Agreements and Voting Proxies, the Rollover Shareholders who are parties to the Support Agreements and Voting Proxies have agreed to vote all of the Shares they beneficially own in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger.

Opinion of the Special Committee’s Financial Advisor (Page 40)

The Special Committee retained The Benchmark Company, LLC (“Benchmark”) to act as its financial advisor in connection with the Merger. On July 11, 2022, Benchmark orally rendered to the Special Committee its opinion (which was subsequently confirmed in writing by delivery on the same date of Benchmark’s written opinion addressed to the Special Committee) as to the fairness, from a financial point of view, of the per Share merger consideration to be received by the holders of the Shares (other than holders of Excluded Shares) in the Merger pursuant to the Merger Agreement and the Plan of Merger, to such holders as of the date of such opinion, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Benchmark in preparing its opinion.

Benchmark’s opinion was directed to the Special Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, of the per Share merger consideration to be received by the holders of the Shares (other than holders of Excluded Shares) pursuant to the Merger Agreement, as of the date of such opinion and did not address any other aspect or implication of the Merger or any other agreement, arrangement, or understanding. The summary of Benchmark’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex C to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Benchmark in connection with the preparation of its opinion. However, neither Benchmark’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the Board, any shareholder or any other person as to how to act with respect to any matter relating to the Merger. See “Special Factors – Opinion of the Special Committee’s Financial Advisor” beginning on Page 42.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 53)

In considering the recommendations of the Board with respect to the Merger, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among others:

●	the beneficial ownership of equity interests in Parent by the Chairman and Mr. Jia Lu;

●	the potential enhancement or decline of share value of Parent’s shares directly or indirectly held by the Chairman and Mr. Jia Lu as a result of the Merger and future performance of the Surviving Company;

●	the cash-out of Shares beneficially held by non-executive directors of the Company as a result of the Merger;

●	continued indemnification, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company; and

●	the monthly compensation of RMB5,000 (equivalent to US$740) of members of the Special Committee in exchange for their services in such capacity (the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger).

As of the date of this proxy statement, the Chairman and Mr. Jia Lu being members of the Buyer Group, beneficially own 26,267,144 issued and outstanding Shares entitled to vote. All such Shares held by the Chairman and Mr. Jia Lu will be cancelled in the Merger and not be converted into the right to receive the merger consideration at the Effective Time. Instead, the Chairman and Mr. Jia Lu will directly and/or indirectly receive newly issued ordinary shares of Parent.

As of the date of this proxy statement, the directors and executive officers of the Company (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 91), as a group and other than the members of the Buyer Group, held of record or beneficially own 6,000 Shares.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. Please see “Special Factors – Interests of Certain Persons in the Merger” beginning on page 55 for additional information.

Conditions to the Merger (Page 79)

The obligations of each party to effect the Merger are subject to the satisfaction or waiver (if permitted by law) of the following conditions:

●	the Shareholder Approval shall have been obtained in accordance with the CICA and the organizational and governing documents of the Company; and

●	no governmental entity of competent jurisdiction (in a jurisdiction material to the business of the Company or Parent) shall have enacted, issued, promulgated, enforced or entered any law or order that is in effect and enjoins, makes illegal or otherwise prohibits the consummation of the transactions contemplated by the Merger Agreement and Plan of Merger.

The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver of the following conditions:

●	the representations and warranties of the Company set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the closing date as though made as of the closing date; subject to certain qualifications, and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to the foregoing effect;

●	the Company shall have performed or complied in all material respects with all agreements or obligations required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect; and

●	since the date of the Merger Agreement, no Material Adverse Effect shall have occurred that is continuing.

The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver of the following conditions:

●	the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the closing date as though made as of the closing date, except (i) representations and warranties that by their terms speak as of a specific date shall be true and correct only as of such date, and (ii) where any failures of any such representations and warranties to be true and correct (without giving effect to any “materiality” qualifier set forth therein) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger by Parent or Merger Sub or the performance by Parent or Merger Sub of their respective material obligations under the Merger Agreement; and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a duly authorized representative of Parent and Merger Sub to the foregoing effect; and

●	Parent and Merger Sub shall have performed or complied in all material respects with all agreements and obligations required to be performed or complied with by them under the Merger Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a duly authorized representative of Parent and Merger Sub to such effect.

No Solicitation of Transactions; Change of Recommendation (Page 76)

The Company shall and shall cause each of its subsidiaries and their respective representatives acting in such capacity (i) to immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party, its representatives and its financing sources conducted prior to the date of the Merger Agreement with respect to any Competing Proposal (as defined below) or inquiry, proposal or offer that would reasonably be expected to lead to a Competing Proposal, and shall use its reasonable best efforts to cause any such third party, its representatives and its financing sources in possession of non-public information heretofore furnished to such person by or on behalf of the Company and its subsidiaries to return to the Company or destroy such non-public information (ii) not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its subsidiaries is a party with respect to any Competing Proposal, and (iii) from the date of the Merger Agreement until the Effective Time or, if earlier, the termination of the Merger Agreement, not, directly or indirectly, (A) solicit, initiate, induce, knowingly encourage or knowingly take any action designed to facilitate or otherwise assist with any inquiries regarding or the making of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Competing Proposal (including by way of furnishing non-public information with respect to, or affording access to the business, properties, assets, books, records, or any personnel of, the Company or any of its subsidiaries), (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person non-public information in connection with or for the purpose of encouraging or facilitating, a Competing Proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a Competing Proposal, (C) approve, endorse or recommend any Competing Proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a Competing Proposal or authorize or execute or enter into any letter of intent, option agreement, agreement in principle or other contract contemplating or otherwise relating to a Competing Proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a Competing Proposal, or (D) propose or agree to do any of the foregoing.

Notwithstanding the foregoing, if, at any time on or after the date of the Merger Agreement and prior to obtaining the shareholder approval, the Company or any of its representatives receives an unsolicited, bona fide written Competing Proposal from any person or group of persons, which Competing Proposal was made or renewed on or after the date of the Merger Agreement and did not arise or result from a breach of the Merger Agreement, (i) the Company and its representatives may contact such person or group of persons solely to request clarification of the terms and conditions thereof, and (ii) if the Company’s Board (acting upon recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with an independent financial advisor of international repute and outside legal counsel, that such Competing Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal (as defined below), then the Company and its representatives may (A) furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to the Company and its subsidiaries to the person or group of persons who has made such Competing Proposal, provided that the Company shall provide to Parent any non-public information concerning the Company or any of its subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its representatives, prior to or substantially concurrently with providing such information to such third party, and (B) engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Competing Proposal.

Generally, neither the Board (acting upon recommendation of the Special Committee) nor the Special Committee shall (i) fail to recommend to its shareholders that the shareholder approval be given or fail to include the Company Board recommendation in this proxy statement, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in each case, in a manner adverse to Parent, the Board recommendation, or take any other action or make any other public statement in connection with the shareholder meeting inconsistent with the Board recommendation, (iii) make any recommendation or public statement in favor of a Competing Proposal that is a tender offer or exchange offer other than (A) a recommendation against such offer or (B) a temporary “stop, look and listen” communication by the Board pursuant to Rule 14d-9(f) of the Exchange Act or a statement that the Board has received and is evaluating a Competing Proposal, (iv) fail to publicly recommend against any Competing Proposal, or fail to publicly reaffirm the Board recommendation, in each case within ten (10) business days following a Competing Proposal that has been publicly announced (or such fewer number of days as remains prior to the shareholder meeting, as it may be adjourned), or (v) adopt, approve or recommend, publicly propose to approve or recommend, a Competing Proposal, or publicly propose to enter into or cause or authorize the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement or other agreement with respect to a Competing Proposal (other than an acceptable confidentiality agreement entered into in compliance with foregoing paragraph) (any of the foregoing actions, an “Adverse Recommendation Change”).

However, under certain circumstances prior to the time the shareholder approval is obtained, the Board (acting upon recommendation of the Special Committee) or the Special Committee may make an Adverse Recommendation Change with respect to a Competing Proposal that was not solicited in breach of the Merger Agreement, if prior to taking such action, the Board (acting upon recommendation of the Special Committee) or the Special Committee has determined in good faith, after consultation with an independent financial advisor and outside legal counsel, (x) that failure to make an Adverse Recommendation Change would or would be reasonably expected to violate the directors’ fiduciary duties under applicable laws, and (y) that such Competing Proposal constitutes a Superior Proposal, after giving effect to all of the adjustments which may be offered by Parent pursuant to the following provisos; provided, that, prior to making that Adverse Recommendation Change, the Company shall have notified Parent of its intention to do so and given Parent an opportunity to propose revisions to the terms of the Merger Agreement so as to cause such Superior Proposal to no longer constitute a Superior Proposal.

The Company shall notify Parent promptly after its receipt of any written inquiries, proposals or offers with respect to a Competing Proposal, or any written request for non-public information relating to the Company or any of its subsidiaries in each case by any person that informs the Company or any of its subsidiaries that it is considering making, or has made, a Competing Proposal, or any material change to any terms of a Competing Proposal previously disclosed to Parent.

“Competing Proposal” means any proposal or offer from any person (other than Parent and Merger Sub) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of the Company and its subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of 20% or more of the outstanding Shares, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the outstanding Shares, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries which, in the case of a merger, consolidation, share exchange or business combination, would result in any person acquiring assets, individually or in the aggregate, constituting 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Shares involved is 20% or more; in each case, other than the transactions contemplated by the Merger Agreement and Plan of Merger.

“Superior Proposal” means any bona fide written Competing Proposal that the Board (acting upon the recommendation of the Special Committee) has determined in good faith, after consultation with its independent financial advisors of international repute and outside legal counsel, and taking into account all legal, regulatory, financial, timing and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), is more favorable to the Company and its shareholders (other than the Rollover Shareholders) than the transactions contemplated by the Merger Agreement and Plan of Merger (taking into account, as the case may be, any revisions to the terms of the Merger Agreement proposed by Parent in response to such proposal or otherwise) and is otherwise reasonably capable of being completed on the terms proposed; provided, that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Competing Proposal shall be deemed to be references to “50%;” provided, further, that any such offer shall not be deemed to be a “Superior Proposal” if (A) the offer is conditional upon any due diligence review or investigation of the Company or any of its subsidiaries, (B) any financing required to consummate the transaction contemplated by such proposal is not then fully committed to the person making such proposal and non-contingent, (C) the consummation of the transaction contemplated by such proposal is conditional upon the obtaining and/or funding of such financing, or (D) the transaction contemplated by such proposal is not reasonably capable of being completed on the terms proposed without unreasonable delay.

Termination of the Merger Agreement (Page 80)

The Merger Agreement may be terminated and the Merger and the other transactions contemplated by the Merger Agreement and Plan of Merger may be abandoned, at any time prior to the Effective Time, as follows:

●	by mutual written consent of the Company (acting upon the recommendation of the Special Committee) and Parent;

●	by either the Company (acting upon the recommendation of the Special Committee) or Parent, if there has been a breach or failure to perform by the other party or parties to the Merger Agreement of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach or failure would result in the corresponding closing conditions not being satisfied, and such breach is not curable prior to April 11, 2023 (the “Outside Date”), or if curable prior to the Outside Date, has not been cured within the earlier of (x) thirty (30) calendar days after the receipt of written notice thereof by the defaulting party from the non-defaulting party, or (y) three (3) business days before the Outside Date; provided, that the Merger Agreement may not be so terminated by any party if such party is in material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement in any manner that shall have been the primary cause of the failure of a condition to the consummation of the Merger to be satisfied;

●	by either Parent or the Company, if the Effective Time shall not have occurred by 11:59 pm, New York City time on the Outside Date; provided, that the right to so terminate the Merger Agreement shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement in any manner shall have been the primary cause of the Effective Time not occurring on or prior to the Outside Date;

●	by Parent at any time prior to the receipt of the Shareholder Approval, if the Board shall have effected an Adverse Recommendation Change;

●	by the Company at any time prior to the receipt of the Shareholder Approval, if (i) the Board (acting upon the recommendation of the Special Committee) shall have effected an Adverse Recommendation Change in light of a Superior Proposal and authorized the Company to enter into an alternative acquisition agreement effecting such Superior Proposal and (ii) the Company concurrently with, or immediately after, the termination of the Merger Agreement enters into such alternative acquisition agreement; provided, that the Company shall not be entitled to so terminate the Merger Agreement unless (A) the Company has complied in all material respects with the requirements set forth in the Merger Agreement with respect to such Superior Proposal and alternative acquisition agreement and (B) the Company pays in full the Company termination fee of US$527,948.62 (the “Company Termination Fee”) immediately after the termination;

●	by either the Company or Parent if a governmental entity of competent jurisdiction shall have issued a final, non-appealable order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or other transactions contemplated by the Merger Agreement and Plan of Merger; provided, the party seeking to so terminate the Merger Agreement shall have used reasonable best efforts to prevent the entry of and to remove such order in accordance with the Merger Agreement, and that the right to so terminate the Merger Agreement shall not be available to any party whose failure to comply with any provision of the Merger Agreement has been the primary cause of such order;

●	by either the Company or Parent, if the Shareholder Approval shall not have been obtained after the final adjournment of the shareholder meeting at which a vote on such approval was taken; provided that, Parent may not so terminate the Merger Agreement if such failure to obtain the Shareholder Approval is a result of a breach by Parent of its obligation to vote its shares, or cause to be voted its beneficially owned shares, in favor of the Merger or a breach of any Support Agreement or Voting Proxy by any Rollover Shareholder; or

●	by the Company if (i) all of the conditions to closing for the obligations of Parent and Merger Sub to consummate the Merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing that at such time could be taken), (ii) the Company has irrevocably confirmed by written notice to Parent that all conditions to closing for the obligations of the Company have been satisfied, or that it is willing to waive any unsatisfied condition, and that the Company is ready, willing and able to complete the Merger, and (iii) Parent shall have failed to effect the closing within twenty-five (25) business days following its receipt of the written notice from the Company.

Material U.S. Federal Income Tax Consequences (Page 56)

For a U.S. Holder (as defined under “Special Factors – Material U.S. Federal Income Tax Consequences”), the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. Please see “Special Factors – Material U.S. Federal Income Tax Consequences” beginning on page 58 for additional information. The U.S. federal income tax consequences of the merger to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, non-U.S. and other tax consequences of the merger to you.

Material PRC Income Tax Consequences (Page 61)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gain recognized on the receipt of consideration for the Company’s Shares should otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise or that PRC tax would otherwise apply. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise then the gain recognized on the receipt of consideration for the Company’s Shares by the holders of such Shares that are not PRC tax residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any). Furthermore, even in the event that the Company is not considered a resident enterprise, gain recognized on the receipt of cash for Shares is subject to PRC tax if the holders of such Shares are PRC resident individuals. The Company does not believe that the Merger is without reasonable commercial purpose for purposes of the Bulletin on the Source of Deduction of Income Tax for Non-resident Enterprises (“Bulletin 37”) issued by the State Administration of Taxation of PRC, which became effective on December 1, 2017 and the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises (“Bulletin 7”) issued by the State Administration of Taxation, which became effective on February 3, 2015, and, as a result, the Company (as transferee and withholding agent) will not withhold any PRC tax (under Bulletin 7 and Bulletin 37) from the merger consideration to be paid to holders of Shares. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences. Please see “Special Factors – Material PRC Income Tax Consequences” beginning on page 63 for additional information.

Material Cayman Islands Tax Consequences (Page 61)

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for Shares under the terms of the Merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Registrar of Companies of the Cayman Islands to register the Plan of Merger and (iii) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

Market Price of the Shares (Page 62)

The closing price of the Shares on the NASDAQ on March 11, 2022, the last trading date immediately prior to the Company’s announcement on March 14, 2022 that it had received a “going-private” proposal, was US$0.88 per Share. The merger consideration of US$1.55 per Share, to be paid in the Merger represents a premium of approximately 76% to that closing price.

Terminate Fee (Page 82)

Except for the circumstances where either the Company or Parent is required to pay a termination fee as appropriate under the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses, whether or not the Merger is consummated.

Remedies and Limitations on Liability (Page 82)

The parties to the Merger Agreement may be entitled to the payment of a termination fee or the grant of specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity. The Company has the right to obtain an injunction, specific performance or other equitable relief to enforce Parent’s and Merger Sub’s obligations to consummate the Merger and other transactions contemplated by the Merger Agreement and the Plan of Merger only if (i) all of the conditions to closing for the obligations of Parent and Merger Sub (other than those conditions that by their nature are to be satisfied by actions taken at the closing) to consummate the Merger have been satisfied or duly waived and (ii) the Company has irrevocably confirmed by notice to Parent that all conditions to closing for the obligations of the Company have been satisfied, or that it is willing to waive any unsatisfied condition.

While the parties may pursue both a grant of specific performance and monetary damages until such time as the other party pays a termination fee (as applicable under the Merger Agreement), none of them will be permitted or entitled to receive both a grant of specific performance and monetary damages.

Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of Parent, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to the Parent termination fee of US$1,055,897.22 (the “Parent Termination Fee”) and the Company Termination Fee, respectively, and reimbursement of certain expenses accrued in the event that Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, as the case may be.

QUESTIONS AND ANSWERS ABOUT THE GENERAL MEETING AND THE MERGER

The following questions and answers briefly address some questions you may have regarding the general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On July 11, 2022, we entered into the Merger Agreement with Parent and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board on behalf of the Company in favor of the proposals to authorize and approve the Merger Agreement, the Plan of Merger, the transactions contemplated under the Merger Agreement, including the Merger, and the third amended and restated memorandum and articles of association of the Surviving Company attached as Annexure 2 to the Plan of Merger, at a general meeting or at any adjournment of such general meeting.

Q:	When and where will the general meeting be held?

A:	The general meeting will take place on _______, 2022, at _______ a.m. (Beijing Time) at the Company’s office at 22F, Block B, Xinhua Technology Building, No. 8 Tuofangying South Road Jiuxianqiao, Chaoyang District, Beijing, 100016, People’s Republic of China.

Q:	What am I being asked to vote on?

A:	You will be asked to consider and vote on the following proposals: (a) to authorize and approve the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger, (b) to authorize and approve the third amended and restated memorandum of association of the Surviving Company and the third amended and restated articles of association of the Surviving Company in their respective forms attached as Annexure 2 to the Plan of Merger which will take effect at the effective time of the Merger, (c) to authorize each of the members of the Special Committee to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger, and (d) if necessary, to approve the chairman of the general meeting to adjourn the general meeting in order to allow the Company to solicit additional proxies, in the event that there are insufficient proxies received to pass the resolutions to be proposed at the general meeting.

Q:	What is the Merger?

A:	The Merger is a going-private transaction pursuant to which Merger Sub will merge with and into the Company. Once the Merger Agreement is authorized and approved by the shareholders of the Company and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company after the Merger. If the Merger is completed, the Company will be a privately held company beneficially owned by the Buyer Group, and as a result of the Merger, the Shares will no longer be listed on the NASDAQ, and the Company will cease to be a publicly traded company.

Q:	What will I receive in the Merger?

A:	If you own Shares and the Merger is completed, you will be entitled to receive US$1.55 in cash for each Share (other than the Rollover Shares) you own as of the Effective Time (unless you validly exercise and have not effectively withdrawn or lost your dissenter rights under the CICA, in which event you will be entitled to the fair value of each Share pursuant to the CICA).

Please see “Special Factors – Material U.S. Federal Income Tax Consequences,” “Special Factors – Material PRC Income Tax Consequences” and “Special Factors – Material Cayman Islands Tax Consequences” beginning on page 63 for a more detailed description of the tax consequences of the Merger. You should consult with your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state, local, non-U.S. and other taxes.

Q:	How will the Company’s warrants be treated in the Merger?

A:	If the Merger is completed, at the Effective Time, each Public Warrant that is issued and outstanding immediately prior to the Effective Time shall become a warrant of the Surviving Company pursuant to the terms of the Warrant Agreement.

Each Private Warrant that is issued and outstanding immediately prior to the Effective Time shall become a warrant of the Surviving Company pursuant to the terms of the Warrant Agreement.

Each ordinary share purchase warrant, each entitling the holder thereof to purchase one Share of the Company at an exercise price of US$4.10 per whole share (each a “Follow-on Offering Warrant”), that is issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall be cancelled for no consideration pursuant to Section 3(d)(i) of the Follow-on Offering Warrant.

Q:	How will the Company’s equity awards be treated in the Merger?

A:	If the Merger is completed, at or immediately prior to the Effective Time, the Company will terminate its 2019 Equity Incentive Plan and any relevant award agreements entered into under such plan.

Q:	After the Merger is completed, how will I receive the Merger consideration for my Shares?

A:	If you are a registered holder of Shares, promptly after the Effective Time (in any event within five business days after the Effective Time), a paying agent appointed by Parent will mail you (a) a letter of transmittal specifying how the delivery of the merger consideration to you will be effected and (b) instructions for effecting the surrender of share certificates in exchange for the applicable merger consideration. You will receive cash for your Shares from the paying agent after you comply with these instructions. Upon surrender of your share certificates or a declaration of loss or non-receipt, you will receive an amount equal to the number of your Shares multiplied by US$1.55 in cash, without interest and net of any applicable withholding tax, in exchange for the cancellation of your Shares. The merger consideration may be subject to U.S. federal income tax backup withholding if the paying agent has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:	What vote of our shareholders is required to authorize and approve the Merger Agreement and the Plan of Merger?

A:	In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, must be authorized and approved by a special resolution (as defined in the CICA) by the affirmative vote of shareholders representing at least two-thirds of the voting power of the issued and outstanding Shares present and voting in person or by proxy as a single class at the general meeting of the shareholders or an adjournment thereof in accordance with the CICA and the current effective memorandum and articles of association of the Company.

At the close of business in the Cayman Islands on _______, 2022, the Share record date for the general meeting, we expect that there will be _______ Shares issued and outstanding and entitled to vote at the general meeting. Pursuant to the Support Agreements and Voting Proxies, the Rollover Shareholders who are parties to the Support Agreements and Voting Proxies have agreed to vote all of the Shares beneficially owned by them in favor of the authorization and approval of the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger. As of the date of this proxy statement, the Rollover Shareholders beneficially own approximately 72.8% of the total issued and outstanding Shares of the Company entitled to vote.

Q:	What vote of our shareholders is required to approve the proposal to adjourn and postpone the general meeting, if necessary, to solicit additional proxies?

A:	In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, must be authorized and approved by a special resolution (as defined in the CICA) by the affirmative vote of shareholders representing at least two-thirds of the voting power of the issued and outstanding Shares present and voting in person or by proxy as a single class at the general meeting of the shareholders or an adjournment thereof in accordance with the CICA and the current effective memorandum and articles of association of the Company.

If there are insufficient votes at the time of the general meeting to authorize and approve the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger, you will also be asked to vote on the proposal to adjourn the general meeting to allow us to solicit additional proxies.

The proposal to adjourn and postpone the general meeting, if necessary, to solicit additional proxies must be authorized and approved by a resolution approved by a special resolution (as defined in the CICA) by the affirmative vote of shareholders representing at least two-thirds of the voting power of the issued and outstanding Shares present and voting in person or by proxy as a single class at the general meeting of the shareholders or an adjournment thereof in accordance with the CICA and the current effective memorandum and articles of association of the Company.

Q:	How does the Board recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the Special Committee and on behalf of the Company, our Board recommends that you vote:

●	FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger;

●	FOR the proposal to authorize and approve the third amended and restated memorandum of association of the Surviving Company and the third amended and restated articles of association of the Surviving Company in their respective forms attached as Annexure 2 to the Plan of Merger which will take effect at the effective time of the Merger;

●	FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger; and

●	FOR the proposal to instruct the chairman of the general meeting to adjourn the general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the resolutions to be proposed at the general meeting.

Q:	Who is entitled to vote at the general meeting?

A:	The Share record date is _______, 2022. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share record date or their proxy holders are entitled to vote at the general meeting or any adjournment thereof.

Q:	What constitutes a quorum for the general meeting?

A:	The presence, in person or by proxy, of two or more shareholders holding Shares that are entitled to vote on the Share record date will constitute a quorum for the general meeting.

Q:	What effects will the Merger have on the Company?

A:	As a result of the Merger, the Company will cease to be a publicly-traded company and will be beneficially owned by the Buyer Group. Your Shares in the Company will be cancelled, and you will no longer have any interest in our future earnings or growth. Following consummation of the Merger, the registration of our Shares and Warrants and our reporting obligations with respect to our Shares and Warrants under the Exchange Act, will be terminated upon application to the SEC. In addition, upon completion of the Merger, our Shares and Warrants will no longer be listed or traded on any stock exchange, including the NASDAQ.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible and currently expect the Merger to close in the second half of 2022. In order to complete the Merger, we must obtain the Shareholder Approval of the Merger at the general meeting and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.

Q:	What happens if the Merger is not completed?

A:	If our shareholders do not authorize and approve the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger, or if the Merger is not completed for any other reason, our shareholders will not receive any payment for their Shares pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company. The Shares and Warrants will continue to be listed and traded on the NASDAQ, provided that the Company continues to meet the NASDAQ’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, our shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares.

Under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company a termination fee, in each case, as described under the caption “The Merger Agreement and Plan of Merger – Termination Fee” beginning on page 84.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name as of the Share record date, you have four voting options:

●	By Internet, which we encourage if you have Internet access, at the address shown on your proxy card;

●	By email, by emailing your signed proxy card to _______;

●	By mail, by completing, signing and returning the enclosed proxy card; or

●	By fax, by faxing your signed proxy card to _______.

You should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible but in any event at least 48 hours before the time of the general meeting so that your Shares will be represented and may be voted at the general meeting.

Alternatively, you can attend the general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Shares represented by your proxy will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger, FOR the proposal to authorize and approve the third amended and restated memorandum of association of the Surviving Company and the third amended and restated articles of association of the Surviving Company in their respective forms attached as Annexure 2 to the Plan of Merger which will take effect at the effective time of the Merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger, and FOR the proposal to adjourn the general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the resolution during the general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	If my Shares are held in a brokerage or other nominee account, will my broker vote my Shares on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement and the Plan of Merger?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee that holds Shares on your behalf, your vote will not be counted.

Q:	May I change my vote?

A:	Yes, you may change your vote in one of three ways:

●	first, you may revoke a proxy by written notice of revocation given to the chairman of the general meeting before the general meeting commences. Any written notice revoking a proxy should be sent to c/o 22F, Block B, Xinhua Technology Building, No. 8 Tuofangying South Road Jiuxianqiao, Chaoyang District, Beijing, 100016, People’s Republic of China;

●	second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the general meeting; or

●	third, you may attend the general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares. If you are a holder of record and your Shares are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:	If I am a holder of certificated Shares, should I send in my share certificates now?

A: No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. Please do not send in your certificates now.

All holders of uncertificated Shares will automatically receive their cash consideration shortly after the Merger is completed without any further action required on the part of such holders. If your Shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates in exchange for the merger consideration.

Q:	What happens if I sell my Shares before the general meeting?

A:	The share record date for determining shareholders entitled to vote at the general meeting is earlier than the date of the general meeting and the date that the Merger is expected to be consummated. If you transfer your Shares after the share record date but before the general meeting, you will retain your right to vote at the general meeting unless you have given, and not revoked, a valid proxy to the person to whom you transfer your Shares, but will transfer the right to receive the merger consideration in cash without interest to such person, so long as such person is registered as the owner of such Shares when the Merger is consummated. In such case, your vote is still very important and you are encouraged to vote.

Q:	Am I entitled to appraisal rights?

A:	Shareholders who dissent from the Merger will have the right to seek appraisal and receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote on the Merger is taken at the general meeting, a written objection to the Merger and they subsequently comply with all procedures and requirements of CICA for the exercise of appraisal rights. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if you do not exercise appraisal rights with respect to their Shares.

Q:	Will any proxy solicitors be used in connection with the general meeting?

A:	No. The Company does not plan to engage a proxy solicitor to assist in the solicitation of proxies.

Q:	Do any of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders?

A:	Yes. Some of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders, including:

●	the beneficial ownership of equity interests in Parent by the Chairman;

●	the beneficial ownership of equity interest in Parent to be received immediately prior to the Effective Time by Mr. Jia Lu, a director of the Company;

●	the potential enhancement or decline of share value of Parent’s shares directly or indirectly held by the Chairman and Mr. Jia Lu as a result of the Merger and future performance of the Surviving Company;

●	the cash-out of Shares beneficially held by non-executive directors of the Company as a result of the Merger;

●	continued indemnification, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company; and

●	the monthly compensation of RMB5,000 (equivalent to US$740) of members of the Special Committee in exchange for their services in such capacity (the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger).

Please see “Special Factors – Interests of Certain Persons in the Merger” beginning on page 55 for a more detailed discussion of how some of our Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally.

Q:	How will our directors and executive officers vote on the proposal to authorize and approve the Merger Agreement and the Plan of Merger?

A:	Pursuant to the Support Agreements and Voting Proxies, each of the Rollover Shareholders who are parties to the Support Agreements and Voting Proxies has agreed to vote all of the Shares beneficially owned by such person in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger. As of the Share record date, we expect that Rollover Shareholders will beneficially own approximately 72.8% of the total issued and outstanding Shares of the Company entitled to vote.

Q:	Who can help answer my questions?

A:	If you have any questions or need assistance in voting your Shares, you can contact Investor Relations, Glory Star New Media Group Holdings Limited, at yeyida@gsmg.co.

SPECIAL FACTORS

Background of the Merger

All dates and times referenced in this Background of the Merger refer to China Standard Time.

The Board and senior management of the Company have been reviewing periodically the Company’s long-term strategic plan with the goal of maximizing shareholder value. As part of this ongoing process, the Board and senior management of the Company have also periodically reviewed strategic alternatives that may be available to the Company.

On or around January 17, 2022, the Chairman began to consider the possibility of a potential going-private transaction with respect to the Company and discussed his preliminary thoughts on such potential transaction with China International Capital Corporation Hong Kong Securities Limited (“CICC”), which later served as the financial advisor to the Buyer Group.

On March 13, 2022, the Chairman submitted a preliminary non-binding proposal letter, proposing a “going private” transaction to acquire all of the Shares that are not already owned by him and his affiliates for US$1.27 per Share, or the proposed transaction, subject to certain conditions. Under the proposal letter, the Chairman would fund the proposed transaction with a combination of debt and/or equity capital. Equity financing is expected to be provided in the form of rollover equity in the Company and cash contributions from the Chairman and third party sponsors. Debt financing is expected to be provided by loans from third party financial institutions.

On March 14, 2022, the Chairman and HSL jointly filed an amendment to their Schedule 13D with the SEC with respect to the submission of the preliminary non-binding proposal letter.

On March 14, 2022, the Company issued a press release regarding its receipt of the proposal. The press release also stated that the Board intended to form a special committee of independent directors to consider this proposal. On the same day, the Company furnished to the SEC its press release as an exhibit to a current report on Form 6-K.

On March 21, 2022, the Board of the Company formed the Special Committee of disinterested directors to evaluate and review the proposal. The Special Committee was composed of the following independent directors of the Company: Mr. Ke Chen and Mr. Ming Shu Leung, with Mr. Ke Chen serving as chairman of the Special Committee. The Special Committee was granted, by way of unanimous written resolutions by the Board on April 1, 2022, the power and authority to (i) establish, approve, modify, monitor and direct the process and procedures related to the review and evaluation of the proposed Transaction and any alternative transaction, including the authority to determine not to proceed with any such process, procedures, review or evaluation, (ii) respond to any communications, inquiries or proposals regarding the proposed transaction or any alternative transaction, (iii) review, evaluate, investigate, pursue and negotiate the terms and conditions of the proposed transaction or any alternative transaction, (iv) solicit expressions of interest or other proposals for alternative transactions to the extent the Special Committee deems appropriate, (v) recommend to the Board and the Company whether the proposed transaction or any alternative transaction is advisable and is fair to, and in the best interests of, the Company and its stockholders (or any subset of the stockholders of the Company that the Special Committee determines to be appropriate), (vi) recommend rejection or approval of the proposed transaction or any alternative transaction to the Board, (vii) effect or recommend to the Board the consummation of the Proposed Transaction or any alternative transaction, (viii) review, analyze, evaluate and monitor all proceedings and activities of the Company related to the proposed transaction or any alternative transaction, (ix) take such actions as the Special Committee may deem to be necessary or appropriate in connection with anti-takeover provisions, including, without limitation, actions with respect to the adoption, amendment or redemption of a shareholder rights plan, (x) investigate the Company and any prospective acquirers, the Proposed Transaction or alternative transaction and matters related thereto as it deems appropriate, (xi) review and comment upon any and all documents and other instruments used in connection with the proposed transaction or any alternative transaction, including any and all materials to be filed with the SEC and other governmental and non-governmental persons and entities, (xii) authorize the issuance of press releases and other public statements, including filings with the SEC and other governmental and non-governmental persons and entities as the Special Committee considers appropriate regarding the proposed transaction or any alternative transaction or consideration thereof, and (xiii) take such other actions as the Special Committee may deem to be necessary or appropriate for the Special Committee to discharge its duties.

On March 22, 2022, the Company issued a press release regarding the establishment of the Special Committee, and furnished the press release as an exhibit to a current report on Form 6-K.

On March 25, 2022, after considering proposals from multiple prospective U.S. legal advisors, the Special Committee determined to retain Hogan Lovells as its U.S. legal advisor to assist the Special Committee in evaluating and negotiating the proposed transaction or any alternative transaction. The Special Committee’s decision was based on, among other factors, Hogan Lovells’s qualifications, extensive experience with mergers and acquisitions transactions, including representation of special committees in going private transactions, and its significant history of working with China-based companies.

The Special Committee considered the selection of the investment banks as financial advisor to the Special Committee from aspects including experience with similar transactions, reputation, knowledge of the relevant industry, fee proposals, and relevant qualifications of team members and potential conflicts of interests thereof. On March 27, 2022, the Special Committee decided to engage Benchmark as its financial advisor.

On March 29, 2022, the Company issued a press release regarding the Special Committee’s appointment of Hogan Lovells as its U.S. legal advisor and the appointment of Benchmark as its financial advisor, and furnished the press release as an exhibit to a current report on Form 6-K.

On April 1, 2022, the Special Committee held its first telephonic meeting. During the meeting, Hogan Lovells gave a detailed explanation of the Special Committee’s fiduciary duties as directors of the Company in the proposed transaction, noting, among other things, that each member of the Special Committee owes fiduciary duties to the Company, including to act bona fide in the best interests of the Company as a whole and not to allow his personal interests to conflict with his duties to the Company. Hogan Lovells further noted that the Special Committee should be mindful in establishing a rigorous and fair process throughout the going-private process that is designed to maximize shareholder value.

During the meeting, the Special Committee also discussed draft communications and confidentiality guidelines prepared by Hogan Lovells for directors, officers and employees of the Company to follow in light of and in connection with the proposed transaction and any alternative transaction, including guidelines on what information can and should be provided to the Buyer Group and to third parties involved in or potentially interested in pursuing an alternative transaction, and the circumstances and conditions under which such information should be provided. The guidelines were adopted by the Special Committee and subsequently delivered to the management of the Company after the meeting.

On April 1, 2022, Hogan Lovells sent a confidentiality agreement to Latham & Watkins LLP (“Latham”), U.S. legal advisor to the Buyer Group.

During the ensuing days, Hogan Lovells and Latham negotiated and finalized the terms of the confidentiality agreement.

On April 4, 2022, representatives of Benchmark reached out to the Company to commence its financial analysis with respect to the Company, and sent the Company a preliminary information request list, which included, among other things, a request for the financial projections of the Company.

On April 6, 2022, Mr. Ming Shu Leung tendered his resignation from the Board to focus on other business obligations and does not involve any disagreements with the Company, effective immediately. On April 7, 2022, the Board appointed Mr. Zhihong Tan to serve as director of the Company to fill the vacancy created by the resignation of Mr. Ming Shu Leung. Mr. Tan was appointed primarily due to his extensive experience in financial management. He has held supervisory and management positions in Hunan Renjian Enterprise Group, Hunan Foreign-funded Enterprise Materials Company, and Hunan Tianlai Village Culture and Entertainment Company, respectively. The Board appointed Mr. Tan as the chairman of the Audit Committee of the Board, a member of the Nomination Committee, and a member of the Compensation Committee of the Board. The Board determined that Mr. Tan satisfies the “independent” requirement for independent directors pursuant to the listing standards of the Nasdaq Stock Market, and appointed Mr. Tan as a member to the Special Committee. On April 8, 2022, the Company issued a press release regarding changes of directors and furnished the press release as an exhibit to a current report on Form 6-K.

On April 12, 2022, the Special Committee decided to engage Mourant Ozannes (Cayman) LLP as its Cayman Islands legal advisor, after considering a number of Cayman Islands law firms.

At various times in March 2022 and April 2022, the Chairman held preliminary discussions with certain existing shareholders of the Company to explore the possibility of their support for the going-private transaction. On April 22, 2022, HSL entered into a Support Agreement with each of Jia Lu, ESL, Shah Opportunity, Ronghui Zhang, WSL, Wei Zhang, Hui Lin, Hanying Li, LSL, Song Gao, Peiyuan Qiu, Zhengjun Zhang, Nan Lu, Jianhua Wang and Ailin Xin. Pursuant to the Support Agreements, the relevant Rollover Shareholders who are parties to the Support Agreements have agreed, among other things, to (i) vote their Rollover Shares in favor of the Merger and (ii) to contribute all of their respective Rollover Shares to a new company to be incorporated for the purpose of effecting the Merger in exchange for shares of such new company.

On April 22, 2022, the Chairman, HSL, Mr. Jia Lu and ESL filed an amendment to their Schedule 13Ds and the other Rollover Shareholders filed an initial Schedule 13D with the SEC with respect to the execution of the Support Agreements.

Starting from early April 2022, the Chairman and CICC engaged in preliminary discussions with the Sponsors to explore the possibility of their funding support for the going-private transaction.

On June 6, 2022, Latham sent an initial draft of the merger agreement to Hogan Lovells.

On June 7, 2022, the Chairman sent an initial draft of the Interim Investors Agreement to the Gortune Filing Persons, Zhongsheng Dingxin, iKing Way and Shanghai Linsi.

On June 10, 2022, the Chairman sent initial drafts of the form of Equity Commitment Letter and Limited Guarantee to the Gortune Filing Persons, Zhongsheng Dingxin, iKing Way and Shanghai Linsi.

On June 9, 2022, Hogan Lovells held a telephonic meeting with the Chairman and Latham. During the meeting, the Chairman confirmed that he would neither sell his shares in the Company nor participate in any alternative transaction. The Chairman also indicated that the Buyer Group intended to fund the proposed transaction through a combination of rollover securities and equity financing.

On June 13, 2022, the Company made available to the Special Committee feedbacks from a number of individual shareholders who are minority shareholders of the Company, claiming that the offer price of US$1.27 is too low.

On June 13, 2022, the Special Committee held a telephonic meeting with Hogan Lovells and Benchmark. During the meeting, Benchmark provided the Special Committee with an update on the progress of its financial analysis of the Company. Benchmark further introduced the principal valuation methodologies to be utilized in its financial analyses which Benchmark would deem to be appropriate for this type of transaction, including a selected public company analysis (an analysis of the valuation of publicly-traded companies that Benchmark would deem to be relevant), a precedent transaction analysis (an analysis of recent take-private transactions that Benchmark would deem to be relevant), and a discounted cash flow analysis (an analysis of discounted cash flows of the Company based on its financial forecasts). Hogan Lovells then provided the Special Committee with an overview of the discussion during the call among Hogan Lovells, the Chairman and Latham on June 9, 2022. The Special Committee further discussed how to best assess whether the proposed transaction was likely the best alternative available, including whether it was necessary to perform a market check. After taking into consideration all available facts, including that (i) the Buyer Group led by the Chairman owned shares in the Company representing approximately 72.8% of the outstanding voting power and the Buyer Group’s ability to veto any other transaction at a shareholders meeting, (ii) the Buyer Group’s clear indication that it was committed to the current proposal and not any potential proposal from a third party, (iii) no other party had expressed an interest in a transaction with the Company since the announcement of the proposed transaction and (iv) that the Special Committee may change its recommendation of the current proposal to pursue alternative transactions in accordance with the terms of the merger agreement, the Special Committee then came to the view that although it would not pursue an active market check at this stage of the privatization process, it would remain open to any competing bids received or alternative transactions available. The Special Committee also instructed Hogan Lovells to follow up with the Buyer Group regarding its detailed financing plan.

At the same meeting, Hogan Lovells provided the Special Committee with an overview of principal issues contained in the first draft of the merger agreement that Hogan Lovells received from Latham on June 6, 2022, which included, among other things, (i) the Buyer Group’s plan to finance the proposed transaction through a combination of rollover financing from the rollover shareholders and equity financing from third party sponsors, (ii) the absence of a “majority of the minority vote” requirement, (iii) the closing condition for the benefit of the Buyer Group that shareholders representing no more than 5% of the outstanding shares had exercised dissenters’ rights, and (iv) certain trigger events for the termination of the merger agreement and the payment of termination fees. After robust discussion, the Special Committee agreed on a proposed response to the key issues in the merger agreement, including, among other things, requesting the “majority of the minority vote”, rejecting the closing condition relating to the exercise of dissenters’ rights, requesting the ability for the Company to terminate the agreement if it received a superior proposal following execution of a definitive agreement or an intervening event occurs, etc., and further instructed its advisors to communicate with the Buyer Group regarding a price increase.

On June 14, 2022, Hogan Lovells sent the revised draft merger agreement to Latham.

On June 17, 2022, Han Kun Law Offices, legal advisor to the Gortune Filing Persons sent revised drafts of the Interim Investors Agreement, the form of Equity Commitment Letter and the form of the Limited Guarantee to Latham.

On June 22, 2022, Latham sent Hogan Lovells the revised draft of the merger agreement, proposing among other things, an increased offer price of US$1.46 per Share and the deletion of the “majority of the minority vote” requirement.

On June 22, Latham sent the first draft of the Voting Proxy to Shah Capital Filing Persons and on June 23, 2022, the Chairman sent the first draft of the Voting Proxies to the other Rollover Shareholders.

On June 23, 2022, Latham sent the first drafts of the equity commitment letter and limited guarantee to be issued by the Sponsors to Hogan Lovells.

During the ensuing days, the Special Committee discussed the merger agreement, equity commitment letter and limited guarantee with Hogan Lovells. The Special Committee noted that the Buyer Group had agreed to the Company’s ability to terminate the agreement if it received a superior proposal following execution of a definitive agreement or an intervening event occurs, requested a revised closing condition for the benefit of the Buyer Group that shareholders representing no more than 10% of the outstanding shares had exercised dissenters’ rights, and insisted on deletion of the “majority of the minority vote” requirement. After deliberations, the Special Committee decided to, among other things, request the “majority of the minority vote” requirement, reject the closing condition relating to the exercise of dissenters’ rights, and urge the Buyer Group to consider a further price increase. Following such discussions and on June 25, 2022, Hogan Lovells sent the revised drafts of the merger agreement, equity commitment letter and limited guarantee to Latham.

On June 27, 2022, Latham sent the revised drafts of the merger agreement, equity commitment letter and limited guarantee to Hogan Lovells, with an increased offer price of US$1.50 per Share and the deletion of the “majority of the minority vote” requirement.

On June 30, 2022, the Special Committee held a telephonic meeting with Hogan Lovells and Benchmark. During the meeting, the Special Committee discussed the increased offer price of US$1.50 per Share, as well as the equity financing plan of the Buyer Group. The Special Committee believed that there should be room for further improvement of the offer price based on the financial analysis of Benchmark and all relevant factors in relation to the business operations and prospects of the Company. The Special Committee further noted that the Buyer Group had agreed to most of the terms proposed by the Special Committee and the only remaining key item was the “majority of the minority vote” requirement. The Committee then instructed its advisors to communicate with the Buyer Group regarding a further price increase and the request that the “majority of the minority vote” would be required.

During the course of the next few days, Hogan Lovells and Latham, through an exchange of multiple drafts and telephonic meetings, continued to negotiate the terms of the merger agreement (including the offer price), equity commitment letter, limited guarantee and related documentation.

The Buyer Group reconsidered the request by the Special Committee to increase the offer price and decided to increase the offer price from US$1.50 to US$1.55 per Share. On June 30, 2022, Latham sent to Hogan Lovells a revised draft of the merger agreement reflecting the Buyer Group’s revised positions on the outstanding issues of the merger agreement including, among other things, a revised and increased offer price of US$1.55 per Share from its original offer price of US$1.27 in the Proposal.

The Special Committee noted that in such latest draft of the merger agreement, the Buyer Group continued to reject the “majority of the minority vote” requirement. The Special Committee then further discussed with Hogan Lovells. After taking into consideration all relevant factors, including that (i) under the CICA the “majority of the minority vote” condition was not a mandatory requirement in order to carry out the fiduciary duties of the Special Committee members, (ii) since the announcement of the proposed transaction, the Special Committee had not received any indication of a third party’s interest in acquiring the Company, and (iii) the Buyer Group increased the proposed offer price by approximately 22% from its original proposal, the Special Committee decided not to insist on a “majority of the minority vote” condition.

On July 11, 2022, the Special Committee held a telephonic meeting with Hogan Lovells and Benchmark. Hogan Lovells reviewed the fiduciary duties applicable to the Special Committee in connection with the proposed transaction and the key terms in the Merger Agreement and the related transaction documents. Benchmark then presented its financial analysis to the Special Committee and provided its oral opinion, which was subsequently confirmed in writing and is attached hereto as Annex C, to the effect that, as of July 11, 2022, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the opinion, the US$1.55 per Share cash merger consideration (without interest thereon and less any required withholding taxes) to be received by the holders of Shares (other than holders of Excluded Shares), pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of Shares other than in its capacity as a holder of Shares). Please see “Special Factors – Opinion of the Special Committee’s Financial Advisor” beginning on page 42 for additional information regarding the financial analysis performed by Benchmark and the opinion rendered by Benchmark to the Special Committee. The full text of the written opinion of Benchmark to the Special Committee, dated July 11, 2022, is attached as Annex C to this proxy statement. After considering the presentations of Hogan Lovells and Benchmark, including Benchmark’ fairness opinion, and taking into account the other factors described below under the heading titled “Special Factors–Reasons for the Merger and Recommendation of the Special Committee and the Board”, the Special Committee then unanimously (i) determined that that it is fair (both substantively and procedurally) to and in the best interests of the Company and the unaffiliated security holders, and declared it advisable, to enter into the Merger Agreement, (ii) recommended that the Board authorize and approve the execution, delivery and performance of the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger, and (iii) recommended that the Board direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the transactions contemplated thereby, including the Merger, be submitted to a vote at a general meeting of the shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the transactions contemplated thereby, including the Merger.

Following the meeting of the Special Committee, the Board convened a meeting with Hogan Lovells and Benchmark. After fully disclosing their interests in the proposed transaction (which interests are described under the heading titled “Special Factors –Interests of Certain Persons in the Merger”), the Chairman and Mr. Jia Lu left the meeting and did not participate in or vote upon any matters discussed during the meeting. The Special Committee then provided to the Board an overview of the proposed transaction and presented its recommendation to the Board. After considering the proposed terms of the Merger Agreement, the other transaction agreements and the unanimous determination and recommendation of the Special Committee, the Board, on behalf of the Company, (i) determined that it is fair (both substantively and procedurally) to and in the best interests of the Company and the unaffiliated security holders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger, and (iii) resolved to recommend that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the transactions contemplated thereby, including the Merger. See “Special Factors – Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 29 for a full description of the resolutions of the Board at this meeting.

Later in the evening on July 11, 2022, the Company, Parent and Merger Sub executed the Merger Agreement. Other transaction documents, including the Limited Guarantees, the Equity Commitment Letters, the Interim Investors Agreement and the Voting Proxies were also executed on July 11, 2022. The Company then issued a press release announcing the execution of the Merger Agreement and the ancillary documents, and furnished the press release as an exhibit to its current report on Form 6-K.

On July 12, 2022, the Rollover Shareholders filed with the SEC amendments to their Schedule 13Ds announcing the execution of the Merger Agreement, Interim Investors Agreement, Equity Commitment Letters, Limited Guarantees and Voting Proxies.

Reasons for the Merger and Recommendation of the Special Committee and the Board

The Special Committee and the Board believe that, as a privately-held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long term financial performance without the pressures caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance.

Additionally, as an SEC-reporting company, the Company’s management and accounting staff, which comprises a handful of individuals, must devote significant time to SEC reporting and compliance. The Company is also required to disclose a considerable amount of business information to the public, some of which would otherwise be considered proprietary and competitively sensitive and would not be disclosed by a non-reporting company. As a result, the Company’s actual or potential competitors, customers, suppliers, lenders and vendors all have access to this information which potentially may help them compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be.

Our Board, acting upon the unanimous recommendation of the Special Committee, which the Special Committee acted with the advice and assistance of our management (other than the Chairman and Mr. Jia Lu, owing to their interests in the proposed transaction) and its financial and legal advisors, and on behalf of the Company, evaluated the Merger, including the terms and conditions of the Merger Agreement.

At a meeting on July 11, 2022, the Special Committee unanimously recommended that the Company’s Board adopt resolutions that:

●

determined that it was fair (both substantively and procedurally) to and in the best interests of the Company and the unaffiliated security holders, and declared it advisable, to enter into the Merger Agreement;

●	authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger; and

●	resolved to direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the transactions contemplated thereby, including the Merger, be submitted to a vote at a general meeting of the shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the transactions contemplated thereby, including the Merger.

On July 11, 2022, the Board (other than the Chairman and Mr. Jia Lu, members of the Buyer Group, who did not participate in or vote upon any matters discussed during the Board meeting, owing to their respective interests in the proposed transaction) approved and adopted the resolutions recommended by the Special Committee.

In the course of reaching their respective determinations, the Special Committee and the Board considered the following substantive factors and potential benefits of the Merger, each of which the Special Committee and the Board believed supported their respective decisions, but which are not listed in any relative order of importance:

●	the current and historical market prices of the Shares, including the fact that per Share merger consideration of US$1.55 representing a premium of 76% over the Company’s closing price of US$0.88 per Share on March 11, 2022, the last trading day prior to March 14, 2022, the date that it announced that it had received a going-private proposal, and a premium of 46% to the volume-weighted average closing price of the Company’s Shares during the 30 trading days prior to March 14, 2022;

●	the possibility that it could take a considerable period of time before the trading price of the Shares would reach and sustain a per Share price equal to or greater than the per Share merger consideration of US$1.55, as adjusted for present value, particularly in light of (i) the trading price of the Company’s Shares prior to announcing the receipt of the going-private proposal, and (ii) the Board’s recognition of the challenges involved in increasing shareholder value as an independent publicly traded company; (iii) the adverse impact of the COVID-19 outbreak and uncertainty regarding the potential further impact of COVID-19 and of measures implemented by the Chinese government to control its spread, including travel restrictions, quarantines, and temporary shutdowns of businesses, on the global and China economy as well as the Company’s business, financial condition and results of operation; and (iv) the possibility that PRC-based U.S.-listed public companies would be subject to additional costs and burden of regulatory compliance by reason of the enactment in the U.S. of the Holding Foreign Companies Accountable Act as well as any other similar newly enacted law or regulation (including rules of the SEC implementing such Act);

●	the all-cash merger consideration, which will allow the unaffiliated security holders to immediately realize liquidity for their investment and provide them with a specific amount of cash consideration for their Shares;

●	the negotiations with respect to the merger consideration and the Special Committee’s determination that, following extensive negotiations with the Buyer Group and the multiple increases in the merger consideration by the Buyer Group, US$1.55 per Share was the highest price that the Buyer Group would agree to pay, with the Special Committee basing its belief on a number of factors, including the duration, tenor and process of negotiations and the experience of the Special Committee’s advisors;

●	the fact that the Rollover Shareholders, who collectively own approximately 72.8% of the total outstanding Shares of the Company, have agreed, (i) to participate in the proposed transaction, (ii) to vote for the proposed transaction and vote against any Competing Proposal, (iii) not to sell their respective Shares in the Company and (iv) to contribute all of their respective Rollover Shares to a new company to be incorporated for the purpose of effecting the Merger in exchange for shares of such new company;

●	the financial analysis reviewed and discussed with the Special Committee by representatives of Benchmark, as well as the oral opinion of Benchmark to the Special Committee on July 11, 2022 (which was subsequently confirmed by delivery of a written opinion of Benchmark dated the same date) with respect to the fairness, from a financial point of view, of the US$1.55 per Share cash merger consideration to be received by the holders of Company’s Shares, respectively (other than holders of Excluded Shares), pursuant to the Merger Agreement, to such holders as of July 11, 2022, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Benchmark in preparing their opinion. Please see “Special Factors – Opinion of the Special Committee’s Financial Advisor” beginning on page 42 for additional information; The Special Committee notes that the opinion delivered by Benchmark addresses the fairness, from a financial point of view, of the US$1.55 per share merger consideration to be received by holders of the Shares (other than the Excluded Shares) to such holders, including the Company’s director and officer security holders (other than the Chairman and Mr. Jia Lu). These director and officer security holders who may receive consideration as a result of the Merger (other than the Chairman and Mr. Jia Lu) are treated in the same way as the unaffiliated security holders in connection with the Merger, and will receive the same amount of per Share merger consideration as the unaffiliated security holders. The Special Committee does not believe the inclusion of these director and officer security holders (other than the Chairman and Mr. Jia Lu) in the opinion affects its ability to rely on the opinion of Benchmark as one of the factors, based on which the Special Committee determines that the Merger is fair to the unaffiliated security holders. However, the Special Committee has not made any determination, nor does it intend to express any view, as to the fairness of the Merger to any security holder who is an affiliate of the Company, such as the director and officer security holders identified in the preceding sentence (including, the Rollover Shareholders). The Special Committee and the Board expressly adopted these analyses and opinions of Benchmark as their own, among other factors considered, in reaching their respective determination as to the fairness of the transactions contemplated by the Merger Agreement, including the Merger;

●	potential adverse effects on the Company’s business, financial condition and results of operations caused by recent economic conditions in the PRC, which have resulted in reduced liquidity, greater volatility, widening of credit spreads, lack of price transparency in credit markets, a reduction in available financing and reduced market confidence;

●	the increased costs of regulatory compliance for public companies;

●	the trends in the Company’s industry, including competition;

●	the recognition that, as a privately-held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long term financial performance without the pressures caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance;

●	the recognition that, as an SEC-reporting company, the Company’s management and accounting staff, which comprises a handful of individuals, must devote significant time to SEC reporting and compliance;

●	the recognition that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would otherwise be considered proprietary and competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help our actual or potential competitors, customers, lenders and vendors compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be;

●	the belief of the Special Committee that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, are reasonable;

●	the likelihood that the Merger would be completed based on, among other things (not in any relative order of importance):

●	the absence of a financing condition in the Merger Agreement;

●	the likelihood and anticipated timing of completing the Merger in light of the scope of the conditions to completion; and

●	the fact the Merger Agreement provides that, in the event of a failure of the Merger to be completed under certain circumstances, Parent will pay the Company the Parent Termination Fee and the guarantee of such payment obligation by the Sponsors;

●	the Special Committee’s belief that it was unlikely that any transaction with a third party could be completed at this time in light of the Rollover Shareholders’ express intent not to sell or offer to sell their Shares to any third party;

●	the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of two independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the Special Committee’s authority.

In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to the unaffiliated security holders and to permit the Special Committee and the Board to represent effectively the interests of such unaffiliated security holders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

●	in considering the Merger, the Special Committee, which consists of two independent directors, acted solely to represent the interests of the unaffiliated security holders, and the Special Committee had independent control of the negotiations with the Buyer Group and its legal advisor on behalf of such unaffiliated security holders;

●	all of the directors serving on the Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group. In addition, none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the Merger that is different from that of the unaffiliated security holders other than (i) the directors’ receipt of board compensation in the ordinary course, (ii) Special Committee members’ compensation in connection with its evaluation of the Merger (which is not contingent upon the completion of the Merger or the Special Committee’s or Board’s recommendation of the Merger), and (iii) the director’s indemnification and liability insurance rights under the Merger Agreement;

●	following its formation, the Special Committee’s independent control of the sale process with the advice and assistance of Benchmark as its financial advisor and Hogan Lovells, as its legal advisors, each reporting solely to the Special Committee;

●	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group and the transactions contemplated thereby from the date the Special Committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by the Board for authorization and approval unless the Special Committee had recommended such action to the Board;

●	there are no limitations placed on the Special Committee’s authority, including the authority to reject the terms of any strategic transaction, including the Merger;

●	the Special Committee met frequently via teleconference to consider and review the terms of the Merger Agreement and the Merger;

●	the recognition by the Special Committee and the Board that it had no obligation to recommend the authorization and approval of the proposal from the Buyer Group or any other transaction;

●	the recognition by the Special Committee and the Board that, under the terms of the Merger Agreement, it has the ability to consider any proposal regarding a competing transaction that is reasonably likely to lead to a “superior proposal” (as defined in the Merger Agreement and further explained under the caption “The Merger Agreement and Plan of Merger – No Solicitation” beginning on page 78) until the date the Company’s shareholders vote upon and authorize and approve the Merger Agreement;

●	the ability of the Company to terminate the Merger Agreement in connection with a “superior proposal” or an “intervening event” (as defined in the Merger Agreement and further explained under the caption “The Merger Agreement and Plan of Merger – No Solicitation” beginning on page 78) subject to compliance with the terms and conditions of the Merger Agreement; and

●	the availability of appraisal rights to the shareholders, other than the Rollover Shareholders, who comply with all of the required procedures under the CICA for exercising dissenters’ and appraisal rights, which allow such holders to seek appraisal of the fair value of their Shares as determined by independent appraisers.

The Special Committee and the Board also considered a variety of potentially negative factors discussed below concerning the Merger Agreement and the Merger, which are not listed in any relative order of importance:

●	the fact that authorization and approval of the Merger Agreement are not subject to the authorization and approval of holders of a majority of the Company’s outstanding Shares unaffiliated with the Buyer Group;

●	the fact that the Company’s shareholders, other than the Rollover Shareholders, will have no ongoing equity participation in the Company following the Merger, and that they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;

●	the restrictions on the conduct of the Company’s business prior to the completion of the Merger. See “The Merger Agreement and Plan of Merger – Conduct of Business Pending the Merger” beginning on page 74 for additional information;

●	the risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

●	the Company will be required to, under certain circumstances, pay Parent a termination fee of US$527,948.62 in connection with the termination of the Merger Agreement;

●	the fact that Parent and Merger Sub are newly formed companies with essentially no assets, and that the Company’s legal remedy in the event of breach of the Merger Agreement by Parent or Merger Sub is limited to receipt of the Parent Termination Fee under certain circumstances, and that the Company may not be entitled to a termination fee at all if, among other things, the Company’s shareholders do not approve the Merger Agreement at the general meeting. See “The Merger Agreement and Plan of Merger – Termination of the Merger Agreement” beginning on page 82 and “The Merger Agreement and Plan of Merger – Termination Fee” beginning on page 84 for additional information;

●	the Merger Agreement precludes the Company from actively soliciting alternative transaction proposals;

●	the fact that the Chairman and Mr. Jia Lu may have interests in the transaction that are different from, or in addition to, those of the unaffiliated security holders, as well as the other interests of the Company’s directors and officers in the Merger. Please see “Special Factors – Interests of Certain Persons in the Merger” beginning on page 55 for additional information;

●	the rights of Parent under the Merger Agreement not to consummate the Merger and/or to terminate the Merger Agreement if certain events that are not within the Company’s control take place, including, among other events, the occurrence of any material adverse effect;

●	that while the Special Committee expects to complete the Merger, there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied and, as a result, it is possible that the Merger may not be completed even if Company shareholders approve it;

●	the possibility that the Merger might not be completed and the negative impact of a public announcement of the Merger on the Company’s sales and operating results and the Company’s ability to attract and retain key management, marketing and technical personnel; and

●	the taxability of an all-cash transaction to the unaffiliated security holders.

The Special Committee and the Board noted that, as a result, the authorization and approval of the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger, are not subject to approval by a majority of unaffiliated security holders. Nevertheless, the Special Committee and the Board believe the Merger is procedurally fair to unaffiliated security holders because, among other things and in addition to all the procedural safeguards described above, (i) the majority-of-the-minority voting requirement is not customary in going-private transactions involving Cayman Islands companies, and (ii) various safeguards and protective steps have been adopted to ensure the procedural fairness of the transactions, including without limitation (a) the Board’s formation of the Special Committee and granting to the Special Committee of the authority to review, evaluate, and negotiate (and to ultimately either authorize or reject) the terms of the Merger Agreement, (b) the Special Committee’s retention of, and receipt of advice from, unaffiliated, competent and experienced legal counsel and financial advisor, and (c) the right of the Company to evaluate bona fide, unsolicited alternative acquisition proposals that may arise between the date of the Merger Agreement and the Effective Time of the Merger.

In the course of reaching its conclusion regarding the fairness of the Merger to the unaffiliated security holders and its decision to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, the Special Committee considered financial analyses presented by Benchmark as an indication of the going concern value of the Company. These analyses included the following three methodologies, with no particular weight given to any and which are not listed in any relative order of importance: a selected public company analysis (an analysis of the valuation of publicly-traded companies that Benchmark deemed to be relevant), a precedent transaction analysis (an analysis of recent mergers and acquisitions transactions that Benchmark deemed to be relevant), and a discounted cash flow analysis (an analysis of discounted cash flows of the Company based on its financial forecasts). All of the material analyses as presented to the Special Committee on July 11, 2022 are summarized below under the caption “Special Factors – Opinion of the Special Committee’s Financial Advisor” beginning on page 42. The Special Committee expressly adopted these analyses and the opinion of Benchmark, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the Merger Agreement, including the Merger.

Neither the Special Committee nor the Board considered the liquidation value of Company’s assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value on the following grounds: (i) the realization of value in a liquidation would involve selling many distinct operating entities and such a process would likely be complex and time consuming, as buyers for each asset would need to be found, agreements negotiated and various regulatory approvals would be required, which might delay or impede such a process, (ii) a liquidation of some (but not all) assets would risk leaving unattractive, orphaned assets that would be difficult to monetize, (iii) the tax implications in a liquidation are difficult to quantify, and could be significant relative to a sale of the Company as a going concern, (iv) neither the Special Committee nor the Board were aware of any precedents of U.S.-listed PRC companies liquidating their entire business and returning the proceeds to shareholders and (v) liquidation value analysis does not take into account any value that may be attributed to the Company’s ability to build and attract new business.

Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company’s going concern value. The Board and management of the Company have been dedicated to maximizing shareholder value. Taking into account the historical trading prices of Shares and the current condition of the U.S. stock market, each of the Special Committee and the Board believes that the per Share merger consideration offered by the Buyer Group appropriately reflects the intrinsic present value of Shares, while allowing sufficient potential for future growth to attract the Buyer Group to enter into the Merger Agreement and complete the Merger. Each of the Special Committee and the Board also considered the purchase prices paid in previous purchases as described under the caption “Transactions in the Shares” beginning on page 90. Neither the Special Committee nor the Board considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The Special committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern. The Company’s net book value per Share as of June 30, 2022 was US$2.38, based on the 68,124,402 issued and outstanding Shares as of June 30, 2022. Net book value does not take into account the future prospects of the Company, market conditions, trends in the industry related to advertisement and content production services or the business risks inherent in competing with other companies in that industry. The Company is not aware of any firm offers made by any unaffiliated person, other than the filing persons, during the past two years for (i) the merger or consolidation of the Company with or into another company, or vice-versa; (ii) the sale or other transfer of all or any substantial part of the assets of the Company; or (iii) a purchase of the Company’s securities that would enable the holder to exercise control of the Company.

In reaching its determination that the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, are fair to and in the best interests of the Company and the unaffiliated security holders and its decision to authorize and approve the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, and recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, by the Company’s shareholders, the Board, on behalf of the Company, considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and under “Special Factors – Background of the Merger,” and adopted such recommendations and analysis. During its consideration of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, the Board was also aware that some of the Company’s directors and shareholders, including the Chairman and Mr. Jia Lu, have interests with respect to the Merger that are, or may be, different from, or in addition to those of the unaffiliated security holders generally, as described under the section entitled “Special Factors —Interests of Certain Persons in the Merger” beginning on page 55.

For the foregoing reasons, each of the Company and the Board believes that the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, are substantively and procedurally fair to and in the best interests of the Company and the unaffiliated security holders.

Position of the Buyer Group as to the Fairness of the Merger

Under SEC rules governing going-private transactions, each member of the Buyer Group is required to express its belief as to the fairness of the Merger to the unaffiliated security holders. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger. Members of the Buyer Group which are shareholders of the Company have interests in the Merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of their continuing interests in the Surviving Company after the completion of the Merger. These interests are described under “Special Factors - Interests of Certain Persons in the Merger - Interests of the Buyer Group” beginning on page 55.

The Buyer Group believes that the interests of the unaffiliated security holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to them, and not to the unaffiliated security holders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were substantively or procedurally fair to the unaffiliated security holders. The Buyer Group did not participate in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the Merger to the unaffiliated security holders. Furthermore, the Buyer Group did not itself undertake a formal evaluation of the fairness of the Merger. No financial advisor provided the Buyer Group with any analysis or opinion with respect to the fairness of the per Share merger consideration to the unaffiliated security holders.

Based on their knowledge and analysis of available information regarding the Company, and the factors considered by, and findings of, the Special Committee and the Board discussed under the section entitled “Special Factors - Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 29, the Buyer Group believes that the Merger is substantively fair to unaffiliated security holders based on the following factors, which are not listed in any relative order of importance:

●	the per Share merger consideration of US$1.55 represents a 76% premium to the closing price of US$0.88 per Share as quoted by the NASDAQ on March 11, 2022, the last trading day before the going-private proposal was made to the Board on March 13, 2022, and a premium of 46% to the volume weighted average closing price of the Shares during the last 30 trading days through March 13, 2022;

●	the lowest closing price of the Company’s Shares during the 52-week period prior to July 11, 2022, the date that the Company announced the execution of the Merger Agreement, was US$0.65;

●	notwithstanding that the fairness opinion of Benchmark was delivered to the Special Committee only and none of the Buyer Group members or any of their affiliates was entitled to rely or relied on such opinion, the fact that the Special Committee received an opinion from Benchmark to the effect that, as of the date of the opinion and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Benchmark set forth in its written opinion, the merger consideration was fair, from a financial point of view, to unaffiliated security holders;

●	the consideration to be paid to the Company’s unaffiliated security holders in the Merger is all cash, allowing the Company’s unaffiliated security holders to immediately realize a certain and fair value for all of their Shares;

●	the Special Committee was established and given authority to, among other things, review, evaluate and negotiate the terms of the Merger and to recommend to the Board what action should be taken by the Company, including not to engage in the Merger;

●	the members of the Special Committee are not officers or employees of the Company, are not affiliated with any member of the Buyer Group and do not have any interests in the Merger different from, or in addition to, those of the unaffiliated security holders, other than their receipt of Board compensation in the ordinary course and Special Committee compensation of RMB5,000 (equivalent to US$740) per month per member (which are not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation and/or authorization and approval of the Merger) and their indemnification and liability insurance rights under the Merger Agreement;

●	the Special Committee retained and was advised by its legal and financial advisors who are experienced in advising committees such as the Special Committee in similar transactions;

●	the Special Committee had the opportunity to meet to consider and review the terms of the Merger Agreement and the transactions contemplated thereby;

●	the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on one hand, and the Buyer Group and its advisors, on the other hand;

●	the Special Committee and the Board had no obligation to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, or any other transaction, and under the delegation of authority by the Board to the Special Committee, the Merger Agreement, the Plan of Merger and the transactions contemplated thereby require approval from the Special Committee;

●	none of the Buyer Group members participated in or sought to influence the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

●	the Special Committee and the Board was fully informed about the extent to which the interests of certain shareholders of the Company who are also members of the Buyer Group in the Merger differed from those of the unaffiliated security holders;

●	the Merger was unanimously approved by the Special Committee;

●	the Special Committee and, acting upon the unanimous recommendation of the Special Committee, the Board determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to and in the best interests of the unaffiliated security holders;

●	under the terms of the Merger Agreement, in certain circumstances prior to obtaining the requisite shareholder approval of the Merger, the Company is permitted to provide information to and participate in discussions or negotiations with persons making acquisition proposals;

●	the ability of the Company to terminate the Merger Agreement (in accordance with the terms of the Merger Agreement) in order to enter into an acquisition agreement relating to a superior proposal (as defined in the Merger Agreement and further explained under “The Merger Agreement and Plan of Merger—No Solicitation” beginning on page 78);

●	the Board’s ability, under certain circumstances in accordance with the Merger Agreement, to change, withhold, withdraw, qualify or modify the recommendation of the Board that the Company’s shareholders vote to authorize and approve the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger;

●	the Merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the Merger will be consummated and the merger consideration will be paid to the unaffiliated security holders;

●	the Company has the ability, under certain circumstances, to specifically enforce the terms of the Merger Agreement;

●	the Merger Agreement requires Parent to pay the Parent Termination Fee and that the Sponsors guarantee such payment obligation, if the Merger Agreement is terminated under certain circumstances;

●	the potential adverse effects on the Company’s business, financial condition and results of operations caused by the recent economic slowdown in the PRC and globally and challenges in the macroeconomic environment;

●	the increased competition in China’s mobile and online digital advertising, media and entertainment industries;

●	the possibility that PRC-based U.S.-listed public companies would be subject to additional costs and burden of regulatory compliance by reason of any newly enacted law or regulation similar in substance to the Holding Foreign Companies Accountable Act; and

●	under the laws of the Cayman Islands, shareholders have the right to dissent from the Merger and to receive payment of the fair value of their Shares, which if not agreed will be determined by the Grand Court of the Cayman Islands.

The Buyer Group did not consider the Company’s net book value as an important factor in determining the fairness of the merger consideration to the unaffiliated security holders. The Buyer Group believes that net book value, as an accounting concept based on historical costs, is not a material indicator of the Company’s value as a going concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in that industry, but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the merger consideration to the unaffiliated security holders.

The Buyer Group did not establish, and did not consider, a going concern value for the Shares as a public company to determine the fairness of the per Share merger consideration to the Company’s unaffiliated security holders because, following the Merger, the Company will have a significantly different capital structure. However, to the extent the pre-Merger going concern value was reflected in the preannouncement price of the Company’s Shares, the per Share merger consideration of US$1.55 per Share represented a premium to the going concern value of the Company.

The Buyer Group did not consider the Company’s liquidation value as it does not believe liquidation value to be relevant in the determination as to the fairness of the merger consideration to the unaffiliated security holders, mainly because it considers the Company to be a viable going concern where value is derived from cash flows generated from its continuing operations and the Company will continue to operate its business following the Merger. Moreover, the Buyer Group believes that the value of the Company’s assets that might be realized in the case of a liquidation would be significantly less than its going concern value.

The foregoing is a summary of the information and factors considered by the Buyer Group in connection with its evaluation of the fairness of the merger consideration to the unaffiliated security holders. The Buyer Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the merger consideration to the unaffiliated security holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

Certain Financial Projections

The Company’s management does not, as a matter of course, make available to the public financial projections. However, in connection with Benchmark’s financial analysis of the consideration to be paid in the Merger, the Company’s management provided financial projections for the six-month period ending December 31, 2022 through the fiscal years ending December 31, 2026 to Benchmark, as the financial advisor to the Special Committee, on April 4, 2022. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Company’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company.

In compiling the projections, the Company's management took into account historical performance, combined with estimates regarding total revenue, cost of goods sold (“COGS”), gross profit, total operating expenses, EBIT and net income. Although the projections are presented with numerical specificity, they were based on various assumptions and estimates as to future events made by the Company’s management that the Company’s management believed were reasonable at the time the projections were prepared. This information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for the Company's services, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of the Company’s management, may cause actual future results to differ materially from the results forecasted in these financial projections.

In preparing the financial projections, the Company's management necessarily made certain assumptions about future financial factors affecting its business. The main assumptions underlying the financial projections are:

•	the Company's management will be able to successfully implement its strategies to generate growth;

•	the industry trends and market conditions will not deviate significantly from current forecasts;

•	COGS and total operating expenses as a percentage of total revenue will remain relatively stable;

•	there will be no major changes in the existing political, legal, fiscal and economic conditions in China;

•	there will be no changes to the relevant government policies and regulations relating to the Company's corporate structure, business and industry;

•	there will be no material changes to the current tax policies in China; and

•	the Company will continue to implement the tax rates currently applicable to it.

In addition, the projections generally do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to completion of the Merger or any changes to the Company’s operations or strategy that may be implemented after the time the projections were prepared.

Neither the Company’s independent registered public accounting firm, nor any other independent accounts have examined, compiled, or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon, nor have they given any opinion or any other form of assurance on such information or its achievability.

The following table summarizes the financial projections prepared by the Company’s management and considered by the Special Committee and Benchmark in connection with their analysis of the proposed transaction:

	Jul-Dec 2022	2023	2024	2025	2026
Total Revenue	$107,033,685	$210,245,507	$247,294,259	$292,421,151	$335,557,210
Cost of Goods Sold (COGS)	$29,334,265	$58,183,818	$73,870,530	$88,252,085	$102,538,065
Gross Profit	$77,699,419	$152,061,689	$173,423,728	$204,169,066	$233,019,145
Total Operating Expenses	$68,025,631	$133,525,585	$152,863,689	$179,707,373	$209,807,394
EBIT	$9,546,767	$18,536,104	$20,560,039	$24,461,693	$23,211,751
Net Income	$8,136,340	$16,389,832	$16,161,464	$18,077,613	$17,140,156

Source: the Company; in US$ based on an exchange rate of 6.70 RMB/US$ on July 8, 2022

The financial projections and forecasts included in this proxy statement should not be considered in isolation or in lieu of the Company’s operating and other financial information prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). EBIT is a non-U.S. GAAP financial measure. EBIT is presented because it is utilized by Benchmark in its financial analysis of the consideration to be paid in the Merger, and, because management believes it is a useful financial indicator of the Company's performance. EBIT represents earnings before interest and taxes for a specified time period, adjusted for certain non-recurring items. Although management uses this measure to assess the performance of the Company's business compared to that of others in the industry, the use of EBIT is limited because it does not include interest and taxes that may be material in amount and is necessary to operate the Company's business. As such, this non-U.S. GAAP measure should not be relied upon as an alternative to results prepared and presented in accordance with U.S. GAAP. Such measure is not defined under U.S. GAAP and, accordingly, should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and this non-U.S. GAAP financial measure as used by the Company may not be comparable measurement to results reported or forecasted by other companies.

For the reasons discussed in this proxy statement, including the bases and assumptions discussed above on which the financial projections and forecasts were compiled, the inclusion of specific portions of the financial projections and forecasts in this proxy statement should not be regarded as an indication that the Company, the Special Committee and its advisors or the Board considers such financial projections or forecasts to be an accurate prediction of future events, and the projections and forecasts should not be relied on as such an indication. No one has made any representation to any shareholders of the Company or anyone else regarding the information included in the financial projections and forecasts discussed above. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the Special Committee and Benchmark, and are not included in this proxy statement in order to induce any shareholders to vote in favor of approval of the Merger or whether or not to seek appraisal for his, her or its Ordinary Shares.

The financial projections are forward-looking statements. For information on factors which may cause the Company’s future financial results to materially vary, please see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 92, and “Item 3. Key Information— D. Risk Factors” included in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2021, incorporated by reference into this proxy statement.

NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

Opinion of the Special Committee’s Financial Advisor

Benchmark provides investment banking and advisory services to institutions and companies, and its investment banking practice provides valuation services in connection with financings, and mergers and acquisitions for both public and private companies. The Special Committee selected Benchmark to provide the opinion based on various considerations that included experience with similar transactions, reputation, knowledge of the relevant industry, fee proposal, and relevant qualifications of team members. Pursuant to a letter agreement dated March 27, 2022, the Special Committee retained Benchmark as its financial advisor in connection with the Merger. On July 11, 2022, Benchmark orally rendered to the Special Committee its opinion (which was subsequently confirmed in writing by delivery on the same date of Benchmark’s written opinion addressed to the Special Committee) that the per Share merger consideration to be received by the holders of the Shares (other than holders of Excluded Shares) in the Merger pursuant to the Merger Agreement and the Plan of Merger, as of the date of such opinion and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Benchmark in preparing its opinion, is fair to such holders from a financial point of view.

Benchmark’s opinion was directed to the Special Committee (solely in its capacity as such) and only addressed the fairness, from a financial point of view, of the per Share merger consideration to be received by the holders of the Shares (other than holders of Excluded Shares) pursuant to the Merger Agreement, to such holders as of the date of such opinion and did not address any other aspect or implication of the Merger or any other agreement, arrangement, or understanding. The summary of Benchmark’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex C to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Benchmark in connection with the preparation of its opinion. However, neither Benchmark’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the Board, any shareholder or any other person as to how to act with respect to any matter relating to the Merger.

The full text of the written opinion of Benchmark, dated July 11, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. This summary of Benchmark’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Benchmark provided its opinion for the information and assistance of the Special Committee in connection with its consideration of the Merger. Benchmark’s opinion was not intended to and does not constitute a recommendation as to how any shareholder of the Company should vote or take any action with respect to the Merger or any other matter. Benchmark has consented to the inclusion in the Schedule 13E-3 and this proxy statement of its opinion in its entirety and the description thereof and the related disclosure content.

In connection with rendering the opinion described above and performing its related financial analyses, Benchmark reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

●	the execution version of the Merger Agreement;

●	certain publicly available business and financial information relating to the Company that Benchmark deemed to be relevant;

●	certain information relating to the historical, current and future operations, financial condition and prospects of the Company, made available to Benchmark by the Company, including preliminary financial statements for the six months ended June 30, 2022, and a financial model with projected financial statements for the years 2022-2026;

●	discussions with certain members of the management of the Company and certain of its advisors and representatives regarding the business, operations, financial condition and prospects of the Company, the Merger and related matters;

●	a certificate addressed to Benchmark from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) on the Company provided to, or discussed with, Benchmark by or on behalf of the Company;

●	the current and historical market prices, trading characteristics and financial performance of the publicly traded securities of certain companies that Benchmark deemed to be relevant;

●	the publicly available financial terms of certain transactions that Benchmark deemed to be relevant; and

●	such other information, economic and market criteria and data, financial studies, analyses and investigations and such other factors as Benchmark deemed relevant.

For purposes of rendering the fairness opinion described above, Benchmark relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting, and other information provided to, discussed with or reviewed by Benchmark, without assuming any responsibility for independent verification thereof. In that regard, Benchmark assumed that the forecasts provided were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company’s management. Benchmark also assumed that the transactions contemplated by the Merger Agreement will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition, the effect of which would be in any way meaningful to its analysis.

Benchmark’s opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Benchmark expressed no opinion or view as to any terms or other aspects of the Merger, including, without limitation, the form or structure of the Merger or any ongoing obligations of the parties pursuant to the Merger Agreement. Benchmark’s opinion addresses only the fairness, from a financial point of view, of the per Share merger consideration to be received by the holders of the Shares (other than holders of Excluded Shares), to such holders as of July 11, 2022. This opinion was necessarily based on economic, monetary, market, and other conditions as in effect on, and the information made available to Benchmark as of, the date of the opinion and Benchmark assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. The issuance of Benchmark’s opinion was approved by its internal fairness opinion review committee.

In exchange for Benchmark’s services in rendering its opinion to the Special Committee, the Company has agreed to pay to Benchmark a fee of US$330,000, no portion of which is contingent upon either the conclusions expressed in the opinion or the consummation of the Merger. The Company has also agreed to indemnify Benchmark against certain potential liabilities in connection with Benchmark’s services in rendering its opinion and to reimburse Benchmark for certain of its expenses incurred in connection with its engagement with the Company. Other than Benchmark’s services in rendering its opinion to the Special Committee, neither Benchmark nor any of its affiliates has in the past two years provided or is currently providing any investment banking, financial advisory and/or other financial or consulting services to the Company, Parent and their respective affiliates, for which Benchmark and its affiliates may receive compensation.

Financial Analyses

The following is a summary of the material financial analyses delivered by Benchmark to the Special Committee in connection with rendering the fairness opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Benchmark, nor does the order of analyses described represent the relative importance or weight given to those analyses. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Benchmark, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Benchmark. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Benchmark. Except as otherwise noted, the following information, to the extent that it is based on market data, is based on market data as it existed on or before the date of the opinion letter and is not necessarily indicative of current market conditions.

Benchmark primarily used three customary approaches in conducting its analyses of the equity valuation of the Company per Share and arriving at its opinion, including a comparison to selected public companies, a comparison to precedent transactions, and a discounted cash flow analysis. In its analysis, Benchmark used an RMB/US$ exchange rate of 6.70 to convert certain of the historical and projected financials of the Company, which were provided to Benchmark by the Company in RMB, the Company’s local currency.

Selected Public Companies Analysis

Benchmark reviewed publicly available financial and stock market information for four companies that are based in China or Hong Kong, publicly listed in the United States, and focused on e-commerce, online entertainment and media content with annual revenues not exceeding US$1 billion of the Company. Benchmark reviewed, among other things, enterprise values of the selected companies, calculated as equity values based on closing stock prices on July 8, 2022, plus debt, plus preferred stock, plus minority interest, and less cash and cash equivalents, as a multiple of revenues over the last twelve months. The selected publicly traded companies, which Benchmark deemed comparable to the Company but none of which is identical to the Company, and their respective multiples are as follows:

($ in millions) Company Name	Enterprise Value	Market Value	Revenue (LTM)	EBITDA (LTM)	EV/Rev (LTM)
Borqs Technologies, Inc.	$31.6	$30.4	$29.6	$(25.3)	1.07	x
Qutoutiao, Inc	$289.8	$29.5	$672.9	$(187.7)	0.43	x
Scienjoy Holding Corporation	$103.6	$140.4	$279.4	$28.3	0.37	x
ZZLL Information Technology, Inc.	$8.1	$7.1	$78.5	$0.2	0.10	x

Average	$108.3	$51.8	$265.1	$(46.1)	0.49	x
Median	$67.6	$30.0	$178.9	$(12.6)	0.40	x
Maximum	$289.8	$140.4	$672.9	$28.3	1.07	x
Minimum	$8.1	$7.1	$29.6	$(187.7)	0.10	x

Source: FactSet; CapitalIQ; as of July 8, 2022

LTM – Last Twelve Months

Benchmark applied the selected public companies’ average and median enterprise value to revenue multiples to the Company’s revenues over the last twelve months to estimate an enterprise value for the Company, which was adjusted for cash, debt and minority interest to estimate an equity value for the Company, resulting in an estimated equity value per Share of US$1.39 to US$1.58:

	Median Multiple		Average Multiple
Selected Public Companies’ EV/Revenue	0.40	x	0.49	x
GSMG Revenue (LTM)	$139,994,947		$139,994,947
Enterprise Value	$56,108,424		$69,097,471

Plus
Net Cash/(Debt+Minority Interest)	$38,814,957		$38,814,957
Equity Value	$94,923,380		$107,912,427
Shares Outstanding	68,124,402		68,124,402
Equity Value per Share	$1.39		$1.58
Source: FactSet; CapitalIQ; the Company

Precedent Transactions Analysis

Benchmark reviewed, to the extent publicly available, financial information relating to nine precedent take-private transactions completed over the last two years involving Chinese companies that were listed in the United States and had annual revenue less than US$1 billion. The precedent transactions, which Benchmark deemed comparable to the Merger but none of which is identical to the Merger, and their respective takeover premiums are as follows:

($ in millions) Target	Completion Date	Transaction Value	Revenue (LTM)	Takeover Premium (1-day)	Takeover Premium (52-wk Low)
51job, Inc.	5/6/2022	$1,964.8	$578.9	16.1%	30.4%
Acorn International, Inc.	1/29/2021	$13.1	$37.5	44.2%	160.7%
China Biologic Products Holdings, Inc.	4/20/2021	$1,538.0	$421.8	34.5%	83.8%
China Customer Relations Centers, Inc.	7/6/2021	$34.4	$197.9	37.7%	73.2%
China Distance Education Holdings Ltd.	3/18/2021	$165.9	$209.6	12.4%	50.9%
Fuling Global, Inc.	11/20/2020	$11.1	$151.1	15.2%	66.1%
Newater Technology, Inc.	7/13/2021	$38.8	$37.6	72.1%	159.5%
Ossen Innovation Co., Ltd.	9/9/2021	$56.3	$128.7	11.4%	190.7%
Ruhnn Holding Ltd.	4/20/2021	$193.0	$177.0	15.3%	49.3%
Average		$446.2	$215.5	28.7%	96.1%
Median		$56.3	$177.0	16.1%	73.2%
Maximum		$1,964.8	$578.9	72.1%	190.7%
Minimum		$11.1	$37.5	11.4%	30.4%

Source: FactSet; CapitalIQ

Benchmark reviewed the takeover premiuims paid in the precedent transactions, measured as the offer price per share companred to the closing stock price one day before the announcement of the transaction, and applied the selected transactions’ average and median takeover premiums to the Company’s closing stock price on July 8, 2022 (which was US$0.88 per Share and equal to the Company’s closing stock price one day before the Company’s announcement, on March 14, 2022, of the receipt of the initial take-private offer) and, for informational purposes only, to the stock’s 52-week low price. This resulted in an estimated equity value per Share of US$1.02 to US$1.13:

	Take Private Offer Premium
	(1-day, avg)	(1-day, median)	(52-wk low, avg)	(52-wk low, median)
Precedent Transactions’ Offer Premium	28.7%	16.1%	96.1%	73.2%
GSMG Current Stock Price*	$0.88	$0.88
GSMG Stock Price 52-wk Low*			$0.57	$0.57
Equity Value per Share	$1.13	$1.02	$1.12	$0.99
Source: FactSet; CapitalIQ As of July 8, 2022

Discounted Cash Flow Analysis

Benchmark performed a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during the last six months of 2022 and calendar years 2023 through 2026. The analysis included the following key assumptions, among others:

●	Total revenue of approximately US$107.0 million in the last six months of 2022, US$210.2 million in 2023 and reaching US$335.6 million in 2026;

●	Net income of approximately US$8.1 million in the last six months of 2022, US$16.4 million in 2023 and reaching US$17.1 million in 2026;

●	Capital expenditures totaling approximately US$85.3 million over the forecast period; and

●	Discount rate (weighted-average cost of capital) ranging from 17.0% to 21.0%.

Benchmark calculated terminal values for the Company by applying terminal multiples of 0.40x to 0.49x the Company’s 2026 revenues. The cash flows and terminal values were then discounted to present value using discount rates ranging from 17.0% to 21.0%. This resulted in a range of enterprise value for the Company of US$101.5 million to US$126.4 million, and a corresponding range of equity value per Share of US$1.49 to US$1.86.

DCF Analysis - Terminal Value EV/Revenue 0.40x

Discount Rate	Enterprise Value	+Net Cash/ (Debt+Min Interest)	Equity Value	EquityValue/ Share
17.0%	$72,250,630	$38,814,957	$111,065,587	$1.63
18.0%	$69,684,328	$38,814,957	$108,499,284	$1.59
19.0%	$67,233,246	$38,814,957	$106,048,202	$1.56
20.0%	$64,891,275	$38,814,957	$103,706,232	$1.52
21.0%	$62,652,680	$38,814,957	$101,467,637	$1.49

DCF Analysis - Terminal Value EV/Revenue 0.49x

Discount Rate	Enterprise Value	+Net Cash/ (Debt+Min Interest)	Equity Value	EquityValue/ Share
17.0%	$87,607,779	$38,814,957	$126,422,736	$1.86
18.0%	$84,463,475	$38,814,957	$123,278,432	$1.81
19.0%	$81,460,753	$38,814,957	$120,275,709	$1.77
20.0%	$78,592,094	$38,814,957	$117,407,050	$1.72
21.0%	$75,850,439	$38,814,957	$114,665,395	$1.68

Buyer Group’s Purpose of and Reasons for the Merger

Under the SEC rules governing going private transactions, each member of the Buyer Group is deemed to be engaged in a going private transaction and, therefore, required to express his, her or its reasons for the Merger to the unaffiliated security holders. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

For the Buyer Group, the purpose of the Merger is to enable the Buyer Group to acquire, directly or indirectly, 100% control of the Company in a transaction in which the Company’s unaffiliated security holders will be cashed out in exchange for the per Share merger consideration, such that the Buyer Group will benefit from the rewards and bear the risks of sole ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, the Merger will allow members of the Buyer Group which are currently shareholders of the Company to maintain a significant portion of their investment in the Company through their ownership in Parent, as further described in this proxy statement under the section entitled ”Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group” beginning on page 55.

The Buyer Group believes that the operating environment has changed in a significant manner since the Company’s initial business combination. There is greater domestic competition in the businesses in which the Company operates. These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. Following the Merger, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance.

As a privately held company, the Company will be relieved of many of the other expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002. The need for the management of the Company to be responsive to unaffiliated security holders’ concerns and to engage in an ongoing dialogue with unaffiliated security holders can distract management’s time and attention from the effective operation and improvement of the business.

In light of the Buyer Group’s evaluation of the competitive landscape and the challenges faced by the Company as described above, including the pressure on the Company’s operating and financial performance as a result of the recent economic slowdown in China, each member of the Buyer Group decided to undertake the Merger at this time as it wants to take advantage of the benefits of the Company being a privately held company as described above. In the course of considering the going private transaction, the Buyer Group did not consider alternative transaction structures. The Buyer Group believed the Merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company.

Effect of the Merger on the Company

Private Ownership

Shares and Warrants of the Company are currently listed on the NASDAQ under the symbols “GSMG” and “GSMGW.” Prior to the completion of the Merger, the Company will cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary or advisable on its part under applicable law, including, the rules and policies of NASDAQ, to enable the delisting by the Surviving Company of the Shares and Warrants from NASDAQ and the deregistration of the Shares and Warrants under the Exchange Act and under the Securities Act, in each case, as promptly as practicable after the Effective Date. It is expected that, immediately following the completion of the Merger, the Company will cease to be a publicly traded company and will instead become a privately-held company beneficially owned by the Buyer Group. In addition, ninety days after the filing of Form 15 or such longer period as may be determined by the SEC, the Shares and Warrants will be deregistered under the Exchange Act and the Securities Act. At such time, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including Sarbanes-Oxley Act, applicable to public companies. After the completion of the Merger, the Company’s shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.

Memorandum and Articles of Association of the Surviving Company; Directors and Management of the Surviving Company

If the Merger is completed, the current memorandum and articles of association of the Company will be replaced in its entirety by the memorandum and articles of association in the form attached as Annex B to the Plan of Merger (which is substantially the form of the memorandum and articles of association of Merger Sub, as in effect prior to the completion of the Merger, except that at the Effective Time, the memorandum and articles of association shall refer to the name of the surviving company as “Glory Star New Media Group Holdings Limited”. In addition, the director(s) of Merger Sub immediately prior to the effective time (identified below in “Annex E – Directors and Executive Officers of each Filing Person”) will become the director(s) of the surviving company and the officers of the Company immediately prior to the effective time will become the officers of the surviving company.

Primary Benefits and Detriments of the Merger

The primary benefits of the Merger to the unaffiliated security holders include, without limitation, the following:

●	the receipt by such security holders of US$1.55 per Share in cash, representing a premium of 76% over the Company’s closing price of US$0.88 per Share on March 11, 2022, the last trading day prior to March 14, 2022, the date that it announced that it had received a going-private proposal, and a premium of 46% to the volume-weighted average closing price of the Company’s Shares during the 30 trading days prior to March 14, 2022;

●	the avoidance of the risk associated with any possible decrease in the Company’s future revenues, free cash flow, growth and value, following the merger.

The primary detriments of the Merger to the unaffiliated security holders include, without limitation, the following:

●	such security holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

●	in general, for a U.S. Holder (as defined under “Special Factors – Material U.S. Federal Income Tax Consequences”), the receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. As a result, a U.S. Holder (as defined under “Special Factors – Material U.S. Federal Income Tax Consequences”) of the Shares who receives cash in exchange for all of such U.S. Holder’s Shares in the Merger generally will be required to recognize gain or loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s aggregate adjusted tax basis in such Shares.

The primary benefits of the Merger to the Company’s directors and executive officers (other than the Chairman and Mr. Jia Lu) include, without limitation, the following:

●	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company provided under the Merger Agreement; and

●	the monthly compensation of RMB5,000 (equivalent to US$740) of members of the Special Committee in exchange for their services in such capacity (the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the board’s recommendation of the Merger).

The primary detriments of the Merger to the Company’s directors and executive officers (other than the Chairman and Mr. Jia Lu) include, without limitation, the following:

●	certain directors and officers, to the extent and in their capacity as shareholders of the Company, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

●	in general, the receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

The primary benefits of the Merger to the Buyer Group include the following:

●	If the Company successfully executes its business strategies, the value of their equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent;

●	The Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces public shareholders and investment analyst pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of its equity value;

●	The Company will have more freedom to focus on long-term strategic planning in a highly competitive business;

●	The Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations;

●	The Company will be able to deploy new services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts; and

●	The Buyer Group will be the direct beneficiaries of a reduction of the costs in the amount of approximately US$0.8 million per year and administrative burden associated with operating the Company as a U.S. publicly traded company, including the costs associated with regulatory filings and compliance requirements.

The primary detriments of the Merger to the Buyer Group include the following:

●	All of the risk of any possible decrease in our revenues, free cash flow or value following the Merger will be borne by the Buyer Group;

●	The business risks facing the Company will be borne by the Buyer Group;

●	Risks associated with any legal or regulatory proceedings against the Company will be borne by the Buyer Group;

●	An equity investment in the Surviving Company by Parent following the completion of the Merger will involve substantial risk resulting from the limited liquidity of such an investment;

●	Following the completion of the Merger, there will be no trading market for the equity securities of the Surviving Company, including the use of the publicly traded equity as currency in acquisitions or to incentivize key employees, will no longer be available.

Effect of the Merger on the Company’s Net Book Value and Net Earnings

Following consummation of the Merger, Parent will own 100% of the issued shares of the Company and will have a corresponding interest in our net book value and net earnings.

Our net income attributable to our shareholders as of and for the twelve months ended December 31, 2021 was approximately US$35,287,000 and our net book value as of and for the year ended December 31, 2021 was approximately US$159,464,000.

The Table below sets out the direct or indirect interest in the Company’s net earnings and net book value for the Buyer Group before and immediately after the Merger, based on the historical net book value and net earnings of the Company as of and for the year ended December 31, 2021.

	Ownership Prior to the Merger(1)				Ownership After the Merger(2)
	Earnings		Net Book Value		Earnings		Net Book Value
Name	$’000%		$’000%		$’000%		$’000%
Rollover Shareholders	25,689	72.8	116,090	72.8	25,689	72.8	116,090	72.8

Gortune Filing Persons	-	-	-	-	3,352	9.5	15,149	9.5

Zhongsheng Dingxin Filing Persons	-	-	-	-	2,929	8.3	13,236	8.3

iKing Way Filing Persons	-	-	-	-	388	1.1	1,754	1.1

Shanghai Linsi Filing Persons	-	-	-	-	2,929	8.3	13,236	8.3

(1)	Ownership percentages are based on 68,124,402 Shares issued and outstanding as of the date of this proxy statement.

(2)	Ownership percentages are subject to adjustment pursuant to the terms and conditions of the Merger Agreement, the Support Agreements and Voting Proxies and are on a fully diluted basis.

Plans for the Company after the Merger

After the Effective Time, Parent anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent.

Other than as described in this proxy statement and transactions already under consideration by the Company, there are no present plans or proposals that relate to or would result in any of the following:

●	an extraordinary corporate transaction involving the Company’s corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations;

●	sale or transfer of a material amount of assets; or

●	any other material changes in the Company’s business.

However, the Buyer Group will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another stock exchange. The Buyer Group expressly reserves the right to make any changes it deems appropriate to the operation of the Surviving Company in light of such evaluation and review as well as any future developments.

Alternatives to the Merger

The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on March 21, 2022, in response to the receipt of the going-private proposal letter from the Chairman on March 13, 2022. In light of (i) the Buyer Group’s intention to work together exclusively in pursuit of any acquisition of the Company and its combined beneficial ownership of approximately 72.8% of the total issued and outstanding Shares (as of the date of this proxy statement), (ii) no attempt was made to contact third parties who might otherwise consider an acquisition of the Company, and (iii) since the Company’s receipt of the proposal letter from the Chairman, the Company has not received any actionable offer from any third party for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company, the Special Committee determined that there was no viable alternative to the proposed sale of the Company to the Buyer Group.

The Special Committee also took into account that, prior to the receipt of shareholder approval, the Company, subject to compliance with the terms and conditions of the Merger Agreement, can terminate the Merger Agreement in order to enter into an acquisition agreement with respect to a Superior Proposal, subject to the payment of a termination fee to the extent provided in the Merger Agreement. In this regard, the Special Committee recognized that it has flexibility under the Merger Agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a Superior Proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a Superior Proposal, recommend such proposal to the Company’s shareholders).

In addition, the Special Committee also considered the alternative for the Company to remain as a public company. However, the Special Committee did not believe such options to be equally or more favorable in enhancing shareholder value, after considering factors such as the forecasts of future financial performance prepared by management, the increased costs of regulatory compliance for public companies, the challenges to the Company’s efforts to increase shareholder value as an independent publicly-traded company, and the requirement, as an SEC-reporting company, to disclose a considerable amount of business information to the public which will limit the Company’s ability to compete in the market. The Special Committee has concluded that it is more beneficial to the unaffiliated security holders to enter into the Merger Agreement and pursue the consummation of the transactions contemplated by the Merger Agreement, including the Merger, and become a private company rather than to remain a public company.

Effects on the Company if the Merger is not Completed

If the Merger Agreement and the Plan of Merger are not authorized and approved by the Company’s shareholders or if the Merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their Shares in connection with the Merger. Instead, the Company will remain a publicly traded company, the Shares and Warrants will continue to be listed and traded on the NASDAQ, provided that the Company continues to meet the NASDAQ’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares. Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares, including the risk that the market price of the Shares may decline to the extent that the current market price reflects a market assumption that the Merger will be completed.

Under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company a termination fee each case, as described under the caption “The Merger Agreement and Plan of Merger—Termination Fee” beginning on page 69.

If the Merger is not completed, from time to time, the Board will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not authorized and approved by the Company’s shareholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing of the Merger

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Merger and the related transactions is approximately US$31.4 million (assuming no exercise of dissenter rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group did not consider the value of the Rollover Shares, which will be contributed to Parent in exchange for newly issued shares of Parent at or immediately prior to the Effective Time, which Rollover Shares shall subsequently be cancelled for no consideration in accordance with the Merger Agreement immediately prior to the Effective Time. This amount includes (i) the cash to be paid to the Company’s unaffiliated security holders, and (ii) the related costs and expenses, in connection with the Merger and related transactions. The Merger and the related transactions are expected to be funded by equity capital available to Parent including equity financing contemplated by the Equity Commitment Letters by and among the Parent and each of the Sponsors.

Limited Guarantee

Concurrently with the execution and delivery of the Merger Agreement, each of the Sponsors entered into a Limited Guarantee with the Company, pursuant to which each Sponsor guaranteed, severally but not jointly, to the Company, on the terms and subject to the conditions set forth therein, the due and punctual payment, performance and discharge of its respective obligation to pay the Company a portion of the Parent Termination Fee if and when required pursuant to the terms of the Merger Agreement (collectively, the “Guaranteed Obligation”).

The Limited Guarantees will terminate upon the earliest to occur of (a) the Effective Time, (b) the payment in full of the Guaranteed Obligation, (c) the termination of the Merger Agreement in accordance with its terms under circumstances in which Parent would not be obligated to pay the Parent Termination Fee in accordance with the Merger Agreement. Notwithstanding the immediately preceding parenthetical, all obligations of the Sponsors thereunder shall expire automatically ninety days following the termination of the Merger Agreement for any reason without any further obligations of the Sponsors thereunder, unless a claim for payment of the Guaranteed Obligation is made prior to the end of such ninety-day period.

Interim Investors Agreement

Concurrently with the execution of the Merger Agreement, HSL, Parent, Merger Sub and the Sponsors entered into the Interim Investors Agreement, which governs, among other matters, the actions of and the relationship among such members of the Buyer Group with respect to the Merger Agreement, the Equity Commitment Letters and the Limited Guarantees, and the transactions contemplated thereby until the termination of the Merger Agreement or consummation of the Merger.

The Interim Investors Agreement provides for, among other things and, subject to certain limitations or exceptions therein, (i) the mechanism for making decisions relating to the Merger Agreement pending consummation of the Merger, (ii) the mechanism for making decisions relating to the equity financing pending consummation of the Merger, and the right of Parent to enforce (including by specific performance) the provisions of each Equity Commitment Letter, (iii) the entry into, concurrently with the Effective Time, a shareholders’ agreement of Parent or other definitive agreements and (iv) certain fees and expenses sharing arrangements among certain members of the Buyer Group.

Support Agreements

On April 22, 2022, HSL entered into a Support Agreement with each of Jia Lu, ESL, Shah Opportunity, Ronghui Zhang, WSL, Wei Zhang, Hui Lin, Hanying Li, LSL, Song Gao, Peiyuan Qiu, Zhengjun Zhang, Nan Lu, Jianhua Wang and Ailin Xin. Each Support Agreement may be terminated by HSL unilaterally at any time.

Pursuant to the Support Agreements, the Rollover Shareholders who are parties to the Support Agreements have agreed, among other things, to vote all their Shares (including Shares acquired after the date of the Support Agreements) in favor of the Merger. The relevant Rollover Shareholders have also agreed (i) not to discuss with any other person about any potential privatization of the Company or any other similar transaction, or enter into or reach any agreement or arrangement with any other person in relation thereto and (ii) to cease, and to cause its affiliates and representatives to cease, any discussion or negotiation with any other person in connection with the acquisition of all or any portion of the shares or assets of the Company. In addition, the relevant Rollover Shareholders agreed to contribute all of their respective Shares to a new company to be incorporated for the purpose of effecting the Merger in exchange for shares of such new company.

Voting Proxies

Concurrently with the execution of the Merger Agreement, each of Jia Lu, ESL, Shah Opportunity, Ronghui Zhang, WSL, Wei Zhang, Hui Lin, RSL, Hanying Li, LSL, Renny Consulting, Song Gao, Peiyuan Qiu, Smart Best, Zhengjun Zhang, Nan Lu, Jianhua Wang, Ailin Xin and Ring & King entered into a Voting Proxy with Parent pursuant to which such Rollover Shareholders irrevocably and unconditionally granted a voting proxy and power of attorney to Parent solely in respect of the exercise of the voting rights attached to the Shares held by them to vote in favor of the Merger and the approval and authorization of the Merger Agreement, and to vote against any competing transaction or any other action, transaction, proposal or agreement that may or is intended to prevent, hinder or in any material aspect interfere with or postpone, the Merger or adversely affect the performance by the relevant Rollover Shareholder of its obligations under its Support Agreement.

Remedies

The Company, Parent and Merger Sub are entitled to seek specific performance of the terms and provisions of the Merger Agreement, including to seek an injunction to prevent breaches of the Merger Agreement by the other parties. However, the Company has the right to obtain an injunction, specific performance or other equitable relief to enforce Parent’s and Merger Sub’s obligations to consummate the Merger only if (i) all of the conditions to closing for the obligations of Parent and Merger Sub to consummate the Merger have been satisfied or duly waived and (ii) the Company has irrevocably confirmed by notice to Parent that all conditions to closing for the obligations of the Company have been satisfied, or that it is willing to waive any unsatisfied condition.

Interests of Certain Persons in the Merger

In considering the recommendation of the Special Committee and our Board with respect to the Merger, you should be aware that each of the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of our shareholders generally. The Board and Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger, and recommend that our shareholders vote in favor of authorizing and approving the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger.

Interests of the Buyer Group

As a result of the Merger, Parent will own 100% of the equity interest in the Surviving Company and the Buyer Group will own, directly or indirectly, 100% of the equity interest in Parent immediately following the completion of the Merger. On April 22, 2022, each of Jia Lu, ESL, Shah Opportunity, Ronghui Zhang, WSL, Wei Zhang, Hui Lin, Hanying Li, LSL, Song Gao, Peiyuan Qiu, Zhengjun Zhang, Nan Lu, Jianhua Wang and Ailin Xin entered into a Support Agreement with HSL. Pursuant to the Support Agreements, the relevant Rollover Shareholders who are parties thereto have agreed to (i) vote all of the Shares held directly or indirectly by them in favor of the approval and authorization of the Merger Agreement, the Plan of Merger and the Transactions; and (ii) receive no consideration for cancellation of their Rollover Shares in accordance with the Merger Agreement, and (iii) subscribe for or otherwise receive newly issued shares of Parent at or immediately prior to the Effective Time. Immediately following the completion of the Merger, the HSL Filing Persons, the ESL Filing Persons, the Shah Capital Filing Persons, the WSL Filing Persons, Wei Zhang, the RSL Filing Persons, the LSL Filing Persons, Song Gao, the Smart Best Filing Persons, Zhengjun Zhang, Nan Lu, Jianhua Wang, the Ring & King Filing Persons, the Gortune Filing Persons, the Zhongsheng Dingxin Filing Persons, the iKing Way Filing Persons and the Shanghai Linsi Filing Persons will beneficially own approximately 28.9%, 9.6%, 11.1%, 6.2%, 1.1%, 4.9%, 1.4%, 0.7%, 3.5%, 2.0%, 1.5%, 1.5%, 0.4%, 9.5%, 8.3%, 1.1% and 8.3% of the equity interest in Parent, respectively.

Shares Held by Officers and Directors

The table below sets forth for each of our directors and officers:

●	the number of issued and outstanding Shares beneficially held by such person as of the date of this proxy statement;

●	the maximum amount of cash payment to be received by such person, calculated as the product of (i) the number of issued and outstanding Shares beneficially held by such person as of the date of this proxy statement (other than any Rollover Shares) and (ii) US$1.55 per Share.

Name	Shares	Maximum Cash Consideration Upon Completion of the Merger
Bing Zhang(1)	19,712,863	Nil
Jia Lu(1)	6,554,281	Nil
Ke Chen	2,000	$3,100
Zhihong Tan	2,000	$3,100
Yong Li	2,000	$3,100
All directors and executive officers as a group	26,273,144	$9,300

(1)	Mr. Bing Zhang and Mr. Jia Lu will rollover all the Shares beneficially held by each of them in exchange for a right to receive the shares of Parent at the Effective Time.

After the completion of the Merger, the maximum amount of cash payments our directors and executive officers (other than Mr. Bing Zhang and Mr. Jia Lu being members of the Buyer Group) may receive in respect of their Shares is US$9,300.

Indemnification and Insurance

Pursuant to the Merger Agreement, it has been agreed, among other provisions, that:

●	From and after the Effective Time, the Surviving Company will comply with all of its obligations under the memorandum and articles of association to indemnify and hold harmless the present and former officers and directors thereof against all kinds of liabilities incurred in connection with any action arising out of or relating to the services performed by such officers or directors at request of the Company.

●	The memorandum and articles of association of the Surviving Company will contain provisions no less favorable with respect to exculpation and indemnification that are set forth in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company, unless such modification is required by law.

●	Prior to the Effective Time, to the extent practicable, the Company will, and, if the Company is unable to, Parent will cause the Surviving Company, as of the Effective Time to, obtain and maintain in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring at or prior to the Effective Time, with terms at least as favorable as the coverage provided under the Company’s existing policy, provided that neither Parent or the surviving company will be required to expend for such policy an annual premium in excess of 300% of the current annual premium paid by the Company.

The Special Committee

On March 21, 2022, the Board established a Special Committee to consider the proposal from the Chairman and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The Special Committee is composed of independent directors Mr. Ke Chen and Mr. Zhihong Tan. Both directors are free from any affiliation with the Buyer Group, and none of such directors is or was ever an employee of the Company or any of its subsidiaries or has any financial interest in the Merger that is different from that of the unaffiliated security holders other than (i) the director’s receipt of board compensation in the ordinary course, (ii) Special Committee members’ compensation in connection with its evaluation of the Merger (which is not contingent upon the completion of the Merger or the Special Committee’s or Board’s recommendation of the Merger), and (iii) the director’s indemnification and liability insurance rights under the Merger Agreement. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.

The Company has compensated the members of the Special Committee in exchange for their service in such capacity a monthly amount of RMB5,000 (equivalent to US$740) per member, the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger.

Position with the Surviving Company

After completion of the Merger, the Chairman expects to continue to serve as chairman of the board of directors of the Surviving Company and chief executive officer and interim chief financial officer of the Surviving Company. It is anticipated that the other executive officers (other than the chief financial officer) of the Company will hold positions with the surviving company that are substantially similar to their current positions.

Related Party Transactions

As of December 31, 2020, and 2021, amounts due to related parties consisted of the following:

	December 31,
Name of Related Party	2020	2021
	(in thousands of U.S. Dollars)
Mr.Wang Jian (1)	230	-
TKK Symphony Sponsor 1	500	500
Prepayment - related party, total	$730	$500

(1)	Legal representative, Director, and General Manager of Glary Prosperity

The balances of US$730,000 and US$500,000 as of December 31, 2020 and 2021, respectively, were borrowed from related parties for the Company’s working capital needs. The balances are short-term in nature, non-interest bearing, unsecured and repayable on demand. On February 16, 2022, the US$500,000 due to TKK Symphony Sponsor 1 has been repaid in full.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the Merger are estimated at the date of this proxy statement and set forth in the table below. Such fees are subject to change pending completion of the Merger.

Description	Amount
(US$ in ’000)

Legal fees and expenses	$

Financial advisory fees and expenses	$

Special Committee fees	$

Miscellaneous (including printing, filing fees, and mailing costs)	$

Total	$

These expenses will not reduce the merger consideration to be received by the Company shareholders. If the Merger is completed, the party incurring any costs and expenses in connection with the Merger and the Merger Agreement will pay those costs and expenses.

Voting by the Rollover Shareholders at the General Meeting

Pursuant to the Support Agreements and Voting Proxies, the Rollover Shareholders who are parties to the Support Agreements and Voting Proxies have agreed to vote all of the Shares they beneficially own in favor of the approval of the Merger Agreement, the Plan of Merger, the transactions contemplated by the Merger Agreement, including the Merger, at the general meeting of the Company. As of the Share record date, we expect that the Rollover Shareholders collectively will beneficially own, in the aggregate, approximately 49,567,102 outstanding Shares, which represents approximately 72.8% of the total outstanding Shares entitled to vote.

Litigation Related to the Merger

The Company is not aware of any lawsuit that challenges the Merger, the Merger Agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger

The Merger is expected to be accounted for, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the Merger other than (i) the approvals, filings or notices required under the federal securities laws, and (ii) the filing of the Plan of Merger (and supporting documentation as specified in the CICA) in the Cayman Islands.

Appraisal Rights

Please see “Appraisal Rights” beginning on page 85.

Material U.S. Federal Income Tax Consequences

The following is a discussion of U.S. federal income tax consequences to U.S. Holders (as defined below) that exchange Shares for cash pursuant to the Merger Agreement. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final and temporary U.S. Treasury Regulations promulgated thereunder, the income tax treaty between the United States and the PRC (the “Treaty”), administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”), and the IRS or a court in the event of an IRS dispute may challenge any of the conclusions set forth below. Any discussion of U.S. federal tax issues in this proxy statement is not intended or written to be relied upon, and cannot be relied upon by investors, for the purpose of avoiding penalties that may be imposed under the Code.

This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the Merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including (i) holders that are banks, financial institutions, or insurance companies, regulated investment companies, mutual funds, or real estate investment trusts, brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method, or tax-exempt organizations, (ii) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (iii) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services, (iv) holders that have a “functional currency” other than the U.S. dollar, (v) retirement plans, individual retirement accounts, or other tax-deferred accounts, (vi) U.S. expatriates, (vii) holders that are subject to alternative minimum tax, (viii) holders that actually or constructively own 10% or more of our voting stock, (ix) S corporations, (x) partnerships or other entities classified as partnerships for U.S. federal income tax purposes, or (xi) holders that dissent from the Merger. This discussion assumes that Shares are held as “capital assets” (generally, property held for investment) under the Code.

As used herein, a “U.S. Holder” is any beneficial owner of Shares that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A U.S. Holder that is a partner of a partnership holding Shares is urged to consult its own tax advisor.

ALL HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Consequences of Participation in the Merger or an Exercise of Dissenter Rights

The receipt of cash, either as consideration in the Merger or as a result of a U.S. Holder exercising its Dissenter Rights (as described under the section entitled “Appraisal Rights”), will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under “Passive Foreign Investment Company” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is greater than one year at the Effective Time.

Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event that we are deemed to be a PRC “resident enterprise” under the PRC tax law and gain from the disposition of Shares is regarded as gain sourced from the PRC and is subject to tax in the PRC (see “—Material PRC Income Tax Consequences”) or you are subject to PRC income tax pursuant to Bulletin 7 as described below under the “—Material PRC Income Tax Consequences,” you may be eligible to elect to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC (the “Treaty”). If we are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the Merger Agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from non-U.S. sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of the Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

We believe that we were not a passive foreign investment company or “PFIC” for our taxable year ended December 31, 2021 or any previous taxable years, and we do not expect to be a PFIC in the current taxable year. However, our PFIC status is tested each year and is dependent on the composition of our assets and income and the value of our assets from time to time. Because we currently hold, and expect to continue to hold, a substantial amount of cash and other passive assets, and because the value of our assets is to be determined in large part by reference to the market price of our Shares, which is likely to fluctuate over time, there can be no assurance that we will not be a PFIC for 2022.

In general, we will be a PFIC for any taxable year in which (i) at least 75% of our gross income is passive income or (ii) at least 50% of the value of our assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). If we own, directly or indirectly, at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income. The determination of whether we are a PFIC is made annually. Our actual PFIC status for the current taxable year will not be determinable until the close of the current taxable year. As described below, the U.S. federal income tax treatment of a U.S. Holder’s disposition of Shares pursuant to the Merger or exercise of Appraisal Rights will depend on whether we have been a PFIC in any taxable year in which the U.S. Holder held Shares.

Disposition of Shares Pursuant to the Merger or Exercise of Appraisal Rights

The receipt of cash, either as consideration in the Merger or as a result of a U.S. Holder exercising its Appraisal Rights, in exchange for Shares will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder will be taxed in the same manner as with respect to any other sale or taxable disposition of Shares, including a sale on a securities exchange. A U.S. Holder that receives cash, either as consideration in the Merger or as a result of the U.S. Holder exercising its Appraisal Rights, will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

If we are a PFIC and the U.S. Holder has not made a valid mark-to-market election, as discussed below, or we were a PFIC in a prior taxable year during which a U.S. Holder held Shares and the U.S. Holder did not make a deemed sale election when we ceased to be a PFIC, any gain recognized by a U.S. Holder on the disposition of Shares pursuant to the Merger or the exercise of Appraisal Rights would be allocated ratably over such U.S. Holder’s holding period for the Shares. The amount allocated to the taxable year of the disposition and to any year before we became a PFIC would be treated as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that year and the interest charge applicable to underpayments of tax would be imposed on the resulting tax attributable to each such year. The tax liability for amounts allocated to years prior to the year of disposition cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Shares cannot be treated as capital gains, even if a U.S. Holders holds the Shares as capital assets.

If a U.S. Holder has made a valid mark-to-market election with respect to its Shares, any gain the U.S. Holder recognizes would be treated as ordinary income and any loss would be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded in other than de minimis quantities on at least 15 days during each calendar quarter on a qualified exchange or other market, as defined in applicable U.S. Treasury Regulations. Our Shares are traded on the NASDAQ, which should be a qualified exchange for purposes of the applicable U.S. Treasury Regulations. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs that we own, a U.S. Holder would have continued to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as equity interest in a PFIC for U.S. federal income tax purposes even if it had made a valid mark-to-market election. A timely mark-to-market election is made by filing IRS Form 8621 with an original or amended U.S. federal income tax return for the first taxable year in which a non-U.S. corporation is a PFIC and a U.S. Holder holds an equity interest in the PFIC by the due date of the return (including extensions). A U.S. Holder who directly holds our Shares, should consult its tax advisors as to the availability of a mark-to-market election and the application of the mark-to-market election to a disposition of shares pursuant to the Merger or an exercise of Appraisal Rights.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares, a U.S. Holder would be required to file IRS Form 8621 (or any other form specified by the U.S. Department of the Treasury) with respect to the disposition of Shares, generally with the U.S. Holder’s federal income tax return for the year of Merger. The PFIC rules are complex, and each U.S. Holder should consult its own tax advisor regarding the applicable consequences of the Merger to it if we are a PFIC or have been a PFIC during any prior year in which a U.S. Holder held Shares.

Subject to certain limitations, a U.S. person may make a “qualified electing fund” election (“QEF Election”), which serves as a further alternative to the foregoing rules, with respect to such person’s investment in a PFIC in which such person owns shares (directly or indirectly) of the PFIC. Because we did not and do not intend to provide U.S. Holders with the information needed to make such an election, the QEF election has not been and will not be available to U.S. Holders.

If we are not a PFIC for the current taxable year and have not been a PFIC in any previous taxable year in a U.S. Holder’s holding period for its Shares, any gain or loss recognized will be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is greater than one year at the Effective Time. Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code.

Any gain or loss recognized by a U.S. Holder generally should be treated as U.S. source gain or loss for U.S. foreign tax credit limitation purposes. As discussed below under “Material PRC Income Tax Consequences” beginning on page 63, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a PRC “resident enterprise” under the EIT Law. However, in the event that we are deemed to be a PRC resident enterprise and gain from the disposition of the Shares is subject to tax in the PRC, a U.S Holder may be eligible to treat such gain as PRC-source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income, or the “Treaty”). If a U.S. Holder is not eligible for the benefits of the Treaty, then such U.S. Holder may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the Merger Agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of our Shares, including the availability of the foreign tax credit under their particular circumstances.

Controlled Foreign Corporation

The U.S. tax reform act of December 2017 (the “2017 Act”) may have changed the consequences to U.S. shareholders that own, or are considered to own as a result of certain stock ownership attribution rules, 10% or more of the voting power or value of the stock of a non-U.S. corporation (a “10% U.S. Shareholder”) under the U.S. Federal income tax law applicable to owners of U.S. controlled foreign corporations (“CFCs”). Prior to the 2017 Act, we did not believe we, or any of our non-U.S. subsidiaries, were CFCs, based on our 10% U.S. Shareholders (if any) together owning less than 50% of our ordinary shares. The 2017 Act repealed Internal Revenue Code Section 958(b)(4), which, unless clarified in future regulations or other guidance, may result in our classification (or the classification of certain of our non-U.S. subsidiaries) as CFCs. This classification could cause significant and adverse U.S. tax consequences for our existing 10% U.S. Shareholders (if any). Therefore, 10% U.S. Shareholders (if any) are strongly urged to consult with their tax advisors regarding the tax consequences of the Merger in light of the 2017 Act revisions to the U.S. Federal income tax law applicable to owners of CFCs.

Information Reporting and Backup Withholding

A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the Merger. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Certain U.S. Holders may be required to report information with respect to their investment in our Shares not held through a custodial account with a U.S. financial institution to the IRS. U.S. Holders should consult their tax advisors regarding their reporting obligation with respect to the disposition of their Shares.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) such holder’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of such holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between US$125,000 and US$250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include gains from the sale or other disposition of capital assets. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of Shares.

Consequences to the Company

No gain or loss is expected to be recognized by the Company.

Material PRC Income Tax Consequences

Under the PRC Enterprise Income Tax Law (the “EIT Law”), which took effect on January 1, 2008, and was amended on December 29, 2018, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of PRC Enterprise Income Tax Law, effective as of January 1, 2008, and as amended on April 23, 2019, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009, and as amended on December 29, 2017. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China. Under the EIT Law and its implementation regulations, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, provided that the “non-resident enterprise” does not have a de facto management body in the PRC and also (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposes a capital asset in China is subject to PRC individual income tax at the rate of 20%. Relief from these taxes may be sought under applicable Income Tax Treaties with China.

As there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of consideration for Shares would otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents.

In addition, under the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises (“Bulletin 7”) issued by the State Administration of Taxation, which became effective on February 3, 2015 and the Bulletin on the Source of Deduction of Income Tax for Non-resident Enterprises (“Bulletin 37”) issued by the State Administration of Taxation of PRC, which became effective on December 1, 2017, if a non-resident enterprise transfers PRC taxable assets indirectly by disposing of equity interests in an overseas holding company directly or indirectly holding such PRC taxable assets without any reasonable commercial purpose, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer, unless (i) the non-resident enterprise derives income from the indirect transfer of PRC taxable assets by acquiring and selling shares of an overseas listed company which holds such PRC taxable assets on a public market or (ii) where there is an indirect transfer of PRC taxable assets, but if the non-resident enterprise had directly held and disposed of such PRC taxable assets, the income from the transfer would have been exempted from PRC enterprise income tax under an applicable tax treaty or arrangement. According to Bulletin 7, where a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, a list of factors set out by Bulletin 7 should be taken into consideration to assess whether the transfer arrangement would be deemed as having a reasonable commercial purpose. Where non-resident enterprises indirectly transfer PRC resident enterprises’ equity and avoid obligations to pay enterprise income tax through arrangement without a reasonable commercial purpose, PRC taxation authorities have the power to redefine and deem the transaction as a direct transfer of PRC resident enterprises’ equity and impose a 10% income tax on the gain from such offshore share transfer. Pursuant to Bulletin 37, where the party responsible to withhold such income tax did not or was unable to withhold, and non-resident enterprises receiving such income failed to declare and pay the taxes that should have been withheld to the relevant tax authority, both the transferor and the transferee may be subject to penalties under PRC tax laws. Bulletin 37 or Bulletin 7 may be determined by the PRC tax authorities to be applicable to the Merger where non-PRC resident corporate shareholders were involved, if the Merger is determined by the PRC tax authorities to lack reasonable commercial purpose. The Company does not believe that the Merger is without reasonable commercial purpose for purposes of Bulletin 37 and Bulletin 7, and, as a result, the Company (as transferee and withholding agent) will not withhold any PRC tax (under Bulletin 7 and Bulletin 37) from the Merger consideration to be paid to holders of Shares. However, if PRC tax authorities were to invoke Bulletin 37 or Bulletin 7 and impose tax on the receipt of consideration for Shares, then any gain recognized on the receipt of consideration for such Shares pursuant to the Merger by the Company’s non-PRC-resident shareholders could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for Shares under the terms of the Merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Registrar of Companies of the Cayman Islands to register the Plan of Merger and (iii) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

MARKET PRICE OF THE SHARES, DIVIDENDS AND OTHER MATTERS

Market Price of the Shares

The following table provides the high and low sales prices for the Shares on the NASDAQ under the symbol “GSMG” for the periods indicated:

	Sales Price Per Share (in US$)
	High	Low
Quarterly:
2020
First quarter	4.5	1.5
Second quarter	5.2	2.3
Third quarter	4.7	2.3
Fourth quarter	4.4	2.5
2021
First quarter	4.8	2.5
Second quarter	4.9	2.4
Third quarter	3.2	1.3
Fourth quarter	2.1	1.2
2022
First quarter	1.3	0.9
Second quarter	1.1	0.6
Third quarter (through September 12, 2022)	1.4	0.8

On March 11, 2022, the last trading day immediately prior to the Company’s announcement on March 14, 2022 that it had received a “going-private” proposal, the reported closing price of our Shares on the NASDAQ was US$0.88 per Share. The merger consideration of US$1.55 per Share, represents a premium of 76% over the closing price of US$0.88 per Share on March 11, 2022, and a 46% premium over the Company’s 30 trading day volume-weighted average closing price as quoted by the NASDAQ on March 11, 2022. On September 12, 2022, the most recent practicable date before the date of this proxy statement, the high and low reported sales prices of our Shares were US$1.40 and US$1.36, respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

The Company has never paid any dividends on its Shares. The Company does not expect to declare or pay any dividends prior to the Merger or in the foreseeable future.

Under the terms of the Merger Agreement, the Company is not permitted to pay any dividends pending consummation of the Merger.

In the event the Merger Agreement is terminated for any reason and the Merger is not consummated, the payment of future dividends will be subject to the discretion of the Board. Even if the Board decides to pay dividends, the form, frequency and amount will depend upon the Company’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. Cash dividends on the Shares, if any, will be paid in U.S. dollars.

The Company is Cayman Islands holding company and substantially all of the Company’s operations are conducted through its PRC subsidiaries, and its variable interest entities. The Company relies principally on dividends paid to it by its PRC subsidiaries for its cash requirements, including the funds necessary to pay dividends and other cash distributions to its shareholders, service any debt the Company may incur and pay its operating expenses. In China, the payment of dividends is subject to certain limitations. PRC regulations currently permit payment of dividends only out of retained earnings as determined in accordance with PRC accounting standards and regulations. In addition, foreign-invested enterprises in China are required to allocate at least 10% of its after-tax profits based on PRC accounting standards to its statutory general reserves each year until the accumulative amount of the reserves reaches 50% of its registered capital. The Company’s operating subsidiaries, as foreign-invested enterprises, are required to set aside funds for employee bonuses and welfare funds from its after-tax profits each year at percentages determined at its sole discretion. These reserves are not distributable as cash dividends.

THE GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Board for use at the general meeting described below.

Date, Time and Place of the General Meeting

The general meeting will be held on _______, 2022, at _______ a.m. (Beijing Time) at the Company’s office at 22F, Block B, Xinhua Technology Building, No. 8 Tuofangying South Road Jiuxianqiao, Chaoyang District, Beijing, 100016, People’s Republic of China.

Proposals to be Considered at the General Meeting

At the meeting, you will be asked to consider and vote upon:

THAT the agreement and plan of merger, dated as of July 11, 2022 (the “Merger Agreement”), among the Company, Cheers Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), and GSMG Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Merger Sub”) (such Merger Agreement being in the form attached to the proxy statement accompanying this notice of general meeting and which will be produced and made available for inspection at the general meeting), and the plan of merger (the “Plan of Merger”) (such plan of merger being substantially in the form attached to the Merger Agreement and which will be produced and made available for inspection at the general meeting), and any and all transactions contemplated by the Merger Agreement, including the merger contemplated by the Plan of Merger (the “Merger”), be authorized and approved;

THAT the third amended and restated memorandum of association of the Surviving Company and the third amended and restated articles of association of the Surviving Company in their respective forms attached as Annexure 2 to the Plan of Merger which will take effect at the effective time of the Merger, be authorized and approved;

THAT each of the members of the Special Committee (as defined below) be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger; and

THAT the chairman of the general meeting be instructed to adjourn the general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the general meeting to pass the resolutions to be proposed at the general meeting.

Under the terms of the Merger Agreement, if the Merger is completed, at the effective time of the merger (the “Effective Time”), each Share, issued and outstanding immediately prior to the Effective Time, other than (a) Shares beneficially owned by the Rollover Shareholders (the “Rollover Shares”), (b) Shares owned by Parent, Merger Sub, the Company (as treasury, if any) or any of their respective subsidiaries immediately prior to the Effective Time, (Shares described under (a) and (b) above are collectively referred to as the “Excluded Shares”), (c) Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders of the Company who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger, or dissenter rights, in accordance with Section 238 of the CICA (collectively, the “Dissenting Shares”), will be cancelled in exchange for the right to receive US$1.55 in cash per Share without interest and net of any applicable withholding taxes. The Rollover Shares will be contributed to Parent in exchange for newly issued shares of Parent at or immediately prior to the Effective Time, which Rollover Shares shall subsequently be cancelled for no consideration in accordance with the Merger Agreement immediately prior to the Effective Time. The Excluded Shares other than Rollover Shares will be cancelled for no consideration immediately prior to the Effective Time. The Dissenting Shares will be cancelled at the Effective Time and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with the CICA.

Our Board’s Recommendation

The Board, acting upon the unanimous recommendation of the Special Committee and on behalf of the Company:

●	determined that it is fair (both substantively and procedurally) to and in the best interests of the Company and the unaffiliated security holders, and declared it advisable, to enter into the Merger Agreement;

●	approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger; and

●	resolved to recommend that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the consummation of the transactions contemplated thereby, including the Merger.

Quorum

The presence, in person or by proxy, of two or more shareholders holding Shares that are entitled to vote on the Share record date will constitute a quorum for the general meeting.

Record Date; Shares Entitled to Vote

You are entitled to attend and vote at the general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on _______, 2022. Each outstanding Share on the Share record date entitles the holder to one vote for each Share on each matter submitted to the shareholders for authorization and approval at the general meeting and any adjournment thereof. We expect that, as of the Share record date, there will be _______ Shares entitled to be voted at the general meeting. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card is _______, 2022 at _______ a.m. (Beijing Time). Please see “—Shareholders Entitled to Vote; Voting Materials” below for additional information. If the Merger is not completed, the Company would continue to be a public company in the U.S. and the Shares and Warrants would continue to be listed on NASDAQ.

Vote Required

In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, must be authorized and approved by a special resolution (as defined in the CICA) by the affirmative vote of shareholders representing at least two-thirds of the voting power of the issued and outstanding Shares present and voting in person or by proxy as a single class at the general meeting of the shareholders or an adjournment thereof in accordance with the CICA and the current effective memorandum and articles of association of the Company.

As of the date of this proxy statement, the Rollover Shareholders beneficially own approximately 72.8% of the total issued and outstanding Shares of the Company. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 91 for additional information. Pursuant to the terms of the Support Agreements and Voting Proxies, the Rollover Shareholders who are parties to the Support Agreements and Voting Proxies have agreed to vote all their Shares (including Shares acquired after the date of the Support Agreements) in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, at the general meeting of shareholders of the Company.

Shareholders Entitled to Vote; Voting Materials

Only holders of Shares entered in the register of members of the Company at the close of business on _______, 2022 (Cayman Islands Time), the Share record date, will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share record date or their proxy holders are entitled to vote and may participate in the general meeting or any adjournment thereof. Shareholders who have acquired Shares after the close of business on the Share record date may not attend the general meeting unless they receive a proxy from the person or entity who held the Shares at the close of business on _______, 2022 (Cayman Islands Time). Each holder has one vote for each Share held as of the close of business on _______, 2022 (Cayman Islands Time). Shareholders wanting to vote by proxy should indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than _______ a.m. on _______, 2022 (Beijing Time). Shareholders can also attend the general meeting and vote in person.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the Share record date who are unable to attend the general meeting may appoint another person (including another shareholder, a third party or the chairman of the meeting) as their proxy to attend the meeting and to vote their Shares on their behalf, by completing and returning the proxy card in accordance with the instructions printed thereon. Where the chairman is appointed as proxy holder, with regard to the items listed on the agenda and without any explicit instructions to the contrary, the chairman as proxy holder will vote in favor of the resolutions proposed at the general meeting according to the recommendation of the Board and, if new proposals (other than those on the agenda) are put forth before the general meeting, the chairman as proxy holder will vote in accordance with the position of the Board.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, the chairman of the meeting intends to vote the Shares represented by that proxy card FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger, FOR the proposal to authorize and approve the third amended and restated memorandum of association of the Surviving Company and the third amended and restated articles of association of the Surviving Company in their respective forms attached as Annexure 2 to the Plan of Merger which will take effect at the effective time of the Merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger, and FOR the proposal to instruct the chairman of the general meeting to adjourn the general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the resolutions to be proposed at the general meeting unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. Shareholders who fail to cast their vote in person or by proxy will not have their votes counted.

Revocability of Proxies

Registered holders of the Company’s Shares may revoke their proxies in one of three ways:

●	first, a registered shareholder may revoke a proxy by written notice of revocation given to the chairman of the general meeting before the general meeting commences. Any written notice revoking a proxy should be sent to c/o 22F, Block B, Xinhua Technology Building, No. 8 Tuofangying South Road Jiuxianqiao, Chaoyang District, Beijing, 100016, People’s Republic of China;

●	second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the general meeting; or

●	third, a registered shareholder may attend the general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the general meeting.

If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder’s Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who dissent from the Merger will have the right to seek appraisal and payment of the fair value of their Shares if the Merger is completed, on the condition that they deliver to the Company, before the vote is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive according to the Merger Agreement if you do not exercise appraisal rights with respect to your Shares.

We encourage you to review carefully the section of this proxy statement entitled “Appraisal Rights” as well as Annex D to this proxy statement and to consult your Cayman Islands legal counsel if you consider exercising your appraisal rights.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact Investor Relations, Glory Star New Media Group Holdings Limited, at yeyida@gsmg.co.

Solicitation of Proxies

The Company does not plan to engage a proxy solicitor to assist in the solicitation of proxies. Instead, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT AND PLAN OF MERGER

This section of the proxy statement describes the material terms of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. You should read the Merger Agreement in its entirety because it, and not this proxy statement, is the legal document that governs the merger. This description of the Merger Agreement has been included to provide you with information regarding its terms.

Structure and Completion of the Merger

The Merger Agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement, with the Company as the Surviving Company of the Merger. If the Merger is consummated, the Company will cease to be a publicly traded company. The closing of the Merger will occur on the tenth business day after all of the conditions to the Merger have been satisfied or waived. On the closing date of the Merger, Merger Sub and the Company will execute and file the Plan of Merger and other related documents with the Registrar of Companies of the Cayman Islands as required by the CICA. The Merger will become effective on the date specified in the Plan of Merger.

We expect that the Merger will be consummated in the second half of 2022, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived; however, we intend to complete the Merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

At the Effective Time, the Company will adopt the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, as the memorandum and articles of association of the Surviving Company, until thereafter amended as provided by law and such memorandum and articles of association, except that, at the Effective Time, (a) all references in the memorandum and articles of association to the name of the Surviving Company shall be amended to “Glory Star New Media Group Holdings Limited”, (b) all references therein to the authorized share capital of the Surviving Company shall be amended to refer to the correct authorized capital of the Surviving Company as approved in the Plan of Merger, if necessary, and (c) the memorandum and articles of association of the Surviving Company will contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as of the date of the Merger Agreement.

The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company upon the Effective Time, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company upon the Effective Time, in each case, unless otherwise determined by Parent prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

Merger Consideration

At the Effective Time, each Share, issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares (including the Rollover Shares) and Dissenting Shares, will be cancelled in exchange for the right to receive US$1.55 in cash per Share without interest and net of any applicable withholding taxes. The Rollover Shares will be contributed to Parent in exchange for newly issued shares of Parent at or immediately prior to the Effective Time, which Rollover Shares shall subsequently be cancelled for no consideration in accordance with the Merger Agreement immediately prior to the Effective Time. The Excluded Shares other than Rollover Shares will be cancelled for no consideration immediately prior to the Effective Time. The Dissenting Shares will be cancelled at the Effective Time and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with the CICA.

Treatment of Company Warrants and Company Share Awards

Each Public Warrant that is issued and outstanding immediately prior to the Effective Time shall become a warrant of the Surviving Company pursuant to the terms of the Warrant Agreement.

Each Private Warrant that is issued and outstanding immediately prior to the Effective Time shall become a warrant of the Surviving Company pursuant to the terms of the Warrant Agreement.

Each Follow-on Offering Warrant that is issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall be cancelled for no consideration pursuant to Section 3(d)(i) of the Follow-on Offering Warrant.

Treatment of Company Share Awards

At or immediately prior to the Effective Time, the Company shall terminate its 2019 Equity Incentive Plan and any relevant award agreements entered into under such plan.

Exchange Procedures

Prior to the Effective Time, Parent shall select and appoint a bank or trust company to act as paying agent for all payments of merger consideration. At or prior to the Effective Time, or in the case of payments of merger consideration to Dissenting Shareholders who have failed to exercise or who effectively have withdrawn or lost their dissenter rights, when ascertained pursuant to the terms of the Merger Agreement, Parent shall deposit, or cause to be deposited, with the paying agent, for the benefit of the holders of Shares (other than Excluded Shares), cash in immediately available funds in an amount sufficient to pay the merger consideration (such cash, the “Exchange Fund”).

Promptly following the Effective Time, the Surviving Company will cause the paying agent to mail (and make available for collection by hand) to each person who was, immediately prior to the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration (excluding Excluded Shares and Dissenting Shares): (i) a letter of transmittal, and (ii) instructions for use in effecting the surrender of any issued share certificates representing Shares (or affidavits and indemnities of loss in lieu of the share certificates). Each registered holder of Shares which are represented by a share certificate, subject to the surrender of such share certificate (or delivery of an affidavit and indemnity of loss in lieu of the Share Certificate) for cancellation and/or such other documents as may be required pursuant to such instructions to the paying agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, and each registered holder of non-certificated Shares represented by book entry, will be entitled to receive in exchange therefor the Per Share Merger Consideration payable in respect of such Shares (excluding Excluded Shares and Dissenting Shares). Any Share Certificates so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on the cash payable upon the cancellation of any Shares or the surrender or transfer of any share certificates.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in negotiating the terms of the Merger Agreement. In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the Merger Agreement rather than establishing matters as facts. The representations and warranties made by the Company were also qualified by its public disclosure and filings with the SEC after January 1, 2021 and prior to the date of the Merger Agreement. Information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

●	due organization, valid existence, good standing and qualification or license to carry on the Company’s business;

●	compliance with the Company’s memorandum and articles of association;

●	the Company’s capitalization, the absence of options or other rights, agreements (other than disclosed in the Merger Agreement), to which the Company or any of its subsidiaries is a party, restricting the transfer of, relating to the voting of, or requiring the sale of Shares or any other share capital of, or other equity interests in the Company and the absence of encumbrances on the Company’s ownership of the equity interests of its subsidiaries;

●	the Company’s corporate power and authority to execute, deliver, and perform its obligations under the Merger Agreement and to consummate the transactions contemplated thereby, and the enforceability of the Merger Agreement against the Company;

●	the determination by the Board (acting upon the unanimous recommendation of the Special Committee) that the execution by the Company of the Merger Agreement and the Plan of Merger and consummation of the transactions contemplated by the Merger Agreement, including the Merger, are fair to and in the best interests of the Company and the unaffiliated security holders, and the Board’s authorization and approval, and recommending to the shareholders of the Company the authorization and approval, of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger;

●	the absence of (a) any conflict with the governing documents of the Company or any of its subsidiaries, (b) required filing or obtaining of any governmental or regulatory consents and approvals by the Company or any of its subsidiaries; (c) required consent or waiver under, any modification, violation or breach of, or default under, any of the terms, conditions or provisions of any contract; (d) creation or imposition of any lien on any asset of the Company or any of its subsidiaries; (e) violation of any applicable laws or judicial orders by the Company, any of its subsidiaries, or any of their respective properties, assets or operations, in each case as a result of the execution, delivery and performance of the Merger Agreement by the Company, except, with respect to clauses (b), (c), (d) and (e), for such that would not have a Material Adverse Effect (as defined below in this section of the proxy statement);

●	the Company’s SEC filings since January 1, 2020 and the financial statements included or incorporated by reference in such SEC filings; the absence of SEC review and unresolved SEC comments, inquiry and information request;

●	compliance with the applicable provisions of the United States Sarbanes-Oxley Act of 2002;

●	the Company’s disclosure controls and procedures and internal control over financial reporting;

●	the absence of Material Adverse Effect since December 31, 2021;

●	the absence of material undisclosed liabilities;

●	the absence of any legal proceedings and governmental orders against the Company or any of its subsidiaries, which would have a Material Adverse Effect;

●	employee benefit and compensation plans;

●	labor and employment matters;

●	taxes;

●	material contracts and the absence of any default under, or breach or violation of, any material contract;

●	environmental matters;

●	intellectual property;

●	compliance with applicable laws and licenses, except for any non-compliance that would not have a Material Adverse Effect, and no bribery or other improper payment to government officials since January 1, 2020;

●	properties;

●	no untrue or misleading information in the proxy statement;

●	the receipt of a fairness opinion from The Benchmark Company, LLC, as financial advisor to the Special Committee;

●	insurance;

●	interested party transactions;

●	the absence of any broker’s or finder’s fees, other than with respect to the financial advisor to the Special Committee;

●	the absence of any other representations and warranties by the Company to the Parent or Merger Sub, other than the representations and warranties made by the Company in the Merger Agreement.

Many of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, properties, liabilities, financial condition, business or results of operations of the Company and its subsidiaries taken as a whole, or prevent or materially delay the consummation of the Transactions on or prior to April 11, 2023 (the “Outside Date”); provided, however, that any change, effect, development, circumstance, condition, state of facts, event or occurrence to the extent resulting or arising from the following shall not be deemed to constitute a Material Adverse Effect or shall be taken into account when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(a) conditions (or changes therein) that are the result of factors generally affecting any industry or industries in which the Company operates,

(b) general economic, political and/or regulatory conditions (or changes therein), including any changes effecting financial, credit or capital market conditions, including changes in interest or exchange rates,

(c) any change in generally accepted accounting principles in the United States or interpretation thereof,

(d) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, or other change in any applicable law of or by any governmental entity,

(e) any actions taken, or the failure to take any action, as required by the terms of the Merger Agreement or at the written request or with the written consent of Parent or Merger Sub,

(f) the negotiation, execution or announcement of the Merger Agreement and the Transactions, including any litigation arising therefrom and any adverse change in relationship with any customer, employee, supplier, financing source or joint venture partner,

(g) changes in the price or trading volume of the Shares (it being understood that this clause (g) shall not include the facts or occurrences giving rise or contributing to such changes in the price or trading volume of the Shares),

(h) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (it being understood that this clause (h) shall not include the facts or occurrences giving rise or contributing to such failure to meet any projections, estimates or expectations),

(i)  any change, effect, development, circumstance, condition, state of facts, event or occurrence arising out of epidemic-induced public health crises, changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, earthquakes, tornados, hurricanes, or other weather conditions or natural calamities or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of the Merger Agreement, and

(j) any deterioration in the credit rating of the Company or its subsidiaries (it being understood that this clause (j) shall not include the facts or occurrences giving rise or contributing to such deterioration or any consequences resulting from such deterioration in credit rating), provided that if any change, effect, development, circumstance, condition, state of facts, event or occurrence described in clauses (a), (b), (c), (d), and (i) has had a materially disproportionate adverse impact on the Company relative to other companies of comparable size to the Company operating in the industry or industries in which the Company operates, then the incremental impact of such change, effect, development, circumstance, condition, state of facts, event or occurrence shall be taken into account for the purpose of determining whether a Material Adverse Effect has occurred.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

●	their due organization, valid existence, good standing and qualification or license to carry on their respective business;

●	their memorandum and articles of association being in full force and effect;

●	the capitalization of Merger Sub and Parent’s ownership of Merger Sub;

●	their corporate power and authority to execute, deliver and perform their obligations under the Merger Agreement and to consummate the transactions contemplated thereby, and the enforceability of the Merger Agreement against them;

●	the delivery of the Equity Commitment Letters and enforceability of such financing documents;

●	sufficiency of funds to pay the merger consideration and any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith and the absence of any contractual conditions other than those contained in the Equity Commitment Letters;

●	the Limited Guarantees being in full force and effect and the absence of any breach or default thereunder;

●	the absence of undisclosed agreements, arrangements or understandings between Parent, Merger Sub, the Rollover Shareholders, the Sponsors, or any of their respective affiliates (excluding the Company and its subsidiaries), on the one hand, and any directors, officers, employees or shareholders of the Company or any subsidiary of the Company in their capacities as such, on the other hand, in each case relating to the Transactions; and

●	the absence of any other representations and warranties by Parent or Merger Sub to the Company, other than the representations and warranties made by Parent and Merger Sub in the Merger Agreement.

Conduct of Business Prior to Closing

Except as expressly contemplated by the Merger Agreement, as required by applicable laws, or as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of the Merger Agreement until the Effective Time or the earlier termination of the Merger Agreement, the Company (x) will and will cause its subsidiaries to, conduct its business in all material respects in the ordinary course of business and use commercially reasonable efforts to preserve its business organization intact, and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors and those persons with whom the Company or any of its subsidiaries has business relationships that are material to the Company and its subsidiaries, taken as a whole, (y) shall and shall cause its subsidiaries to, use commercially reasonable efforts to keep available the services of their current officers and key employees, and (z) shall not, and shall cause its subsidiaries not to:

●	amend its memorandum and articles of association or equivalent organizational documents;

●	(A) split, combine, subdivide or reclassify any Shares or shares of capital stock (as applicable) of the Company or any of its subsidiaries; (B) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to Shares or shares of capital stock (as applicable) of the Company or any of its subsidiaries or other equity securities or ownership interests in the Company or any of its subsidiaries, except for the declaration and payment of dividends or other distributions by any of the Company’s directly or indirectly wholly owned subsidiaries to the Company or to another wholly owned subsidiary of the Company; and (C) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any company equity interests;

●	except for (A) issuances by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary thereof or (B) the transfer or other disposition of securities solely between or among the Company and its wholly owned subsidiaries, issue, sell, pledge, dispose, encumber or grant any Shares or any of the Company’s subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any Shares or any of the Company’s subsidiaries’ capital stock or other equity interests;

●	acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets, or otherwise), directly or indirectly, any assets, property (other than personal property at a total cost of less than US$500,000 in the aggregate), securities, interests or businesses;

●	sell, pledge, lease, assign, license or otherwise transfer, abandon, permit to lapse, dispose of or encumber or create or incur any Lien (other than a permitted lien) on any assets (including any Company IP rights), securities, properties, interests or businesses, or voluntarily exercise any purchase or sale rights or rights of first offer, except with respect to such assets, securities, properties, interests or businesses with a value of less than US$500,000 in the aggregate;

●	incur, create, assume, refinance or replace any indebtedness for borrowed money or issue or amend or modify the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other person (other than a wholly owned subsidiary of the Company), except indebtedness incurred under the Company’s or its subsidiaries’ existing credit facilities as in effect on the date hereof;

●	make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, in each case other than by the Company or a wholly owned subsidiary thereof to the Company or a wholly owned subsidiary thereof;

●	enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any material contract (or any contract that, if existing as of the date of the Merger Agreement, would be a material contract), other than (A) any termination or renewal in accordance with the terms of any existing material contract that occur automatically without any action by the Company or any of its subsidiaries, (B) as may be reasonably necessary to comply with the terms of the Merger Agreement, or (C) actions permitted under the Merger Agreement;

●	settle or compromise any legal action, suit or arbitration proceeding, in each case made or pending against the Company or any of its subsidiaries, including any such matter relating to taxes or the ownership of the Shares, other than settlements (A) requiring the Company or its subsidiaries to pay monetary damages not exceeding US$500,000, (B) covered by existing insurance, and (C) not involving the admission of any wrongdoing by the Company or any of its subsidiaries;

●	(A) establish, adopt, enter into, materially amend or terminate the 2019 Equity Incentive Plan of the Company or collective bargaining agreement, or any plan, program, policy, or arrangement that would be a company benefit plan if in effect on the date of the Merger Agreement, (B) materially increase the compensation, severance, perquisites or fringe benefits payable or to become payable to any current or former director, officer, employee or independent contractor of the Company or any of its subsidiaries, other than in the ordinary course of business consistent with past practice, (C) pay any bonus or severance pay to any current or former director, officer, employee or independent contractor of the Company or any of its subsidiaries other than in the ordinary course of business or in accordance with the terms of the 2019 Equity Incentive Plan of the Company, (D) grant any stock options, stock appreciation rights, restricted shares, restricted stock units or equity-based compensatory awards, (E) accelerate the payment, right to payment or vesting of any compensation or benefits, or (F) take any action to fund or in any other way secure the payment of compensation or benefits under the 2019 Equity Incentive Plan of the Company; except, in the case of each of clauses (A) through (F), as required by applicable law or the 2019 Equity Incentive Plan of the Company;

●	make any material change to its methods of accounting in effect at December 31, 2021, except as required by a change in U.S. GAAP (or any interpretation thereof) or in applicable law, or make any change, other than in the ordinary course of business, with respect to accounting policies, unless required by U.S. GAAP or the SEC;

●	enter into any new line of business that is material to the Company and its subsidiaries taken as a whole;

●	make or change any material tax election, materially amend any tax return (except as required by applicable law), enter into any material closing agreement with respect to taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any material controversy with respect to taxes or materially change any method of tax accounting;

●	adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization of the Company or any of its subsidiaries;

●	amend or modify the compensation terms or any other obligations of the Company contained in the engagement letters entered into with Benchmark, in a manner materially adverse to the Company, any of its Subsidiaries or Parent or engage other financial advisers in connection with the Transactions;

●	make or incur any capital expenditures (or any obligations or liabilities in respect thereof) or other investments except for ordinary course capital expenditures not to exceed US$500,000 in the aggregate;

●	transfer or license from any person any rights to any intellectual property, or transfer or license to any person any rights to any Company IP rights (other than non-exclusive end-user licenses in connection with the sale of company products in the ordinary course of business consistent with past practice), or transfer or provide a copy of any Company source code to any person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company) (other than providing access to Company source code to current employees and consultants of the Company or its subsidiaries involved in the development of the Company products on a need to know basis, in the ordinary course of business consistent with past practice);

●	abandon, fail to maintain or allow to lapse, including by failure to pay the required fees in any jurisdiction, or disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any Company IP rights or develop, create or invent any intellectual property jointly with any third party;

●	fail to keep in force insurance policies that provide insurance coverage with respect to the assets, operations and activities of the Company or any of its subsidiaries as are currently in effect;

●	take any action that is intended or would reasonably be expected to, result in any of the conditions to complete the Merger set forth in the Merger Agreement not being satisfied;

●	fail to make in a timely manner any filings with the SEC required under the applicable securities laws and the rules and regulations promulgated thereunder; or

●	agree, resolve or authorize or commit to do any of the foregoing.

Nothing contained in the Merger Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of its subsidiaries prior to the Effective Time. Prior to the Effective Time, each of the Company and its subsidiaries shall exercise, consistent with the terms and conditions of the Merger Agreement, complete control and supervision over its and its respective subsidiaries’ operations.

Shareholder Meeting

As soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and this proxy statement, but in any event no later than ten (10) days after such confirmation, the Company will (i) establish a record date for determining shareholders of the Company entitled to vote at the shareholder meeting (the “Record Date”) and shall not change such Record Date or establish a different Record Date for the shareholder meeting without the prior written consent of Parent, unless required to do so by applicable laws; and in the event that the date of the shareholder meeting as originally called is for any reason adjourned or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing or as required by applicable laws or stock exchange requirements, the Company shall, if possible, implement such adjournment or other delay in such a way that the Company does not need to establish a new Record Date for the shareholder meeting, as so adjourned or delayed, and (ii) mail or cause to be mailed this proxy statement to the holders of Shares (and concurrently furnish this proxy statement under form 6-K) as of the Record Date, for the purpose of voting upon the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby.

As soon as reasonably practicable but in any event no later than forty (40) days after the date of mailing this proxy statement, the Company shall hold the shareholder meeting. Subject to certain agreed exceptions, the Company’s board of directors will recommend to holders of the Shares that they authorize and approve the Merger Agreement, the Plan of Merger and the transactions contemplated thereby, and will include such recommendation in this proxy statement and the Company will use its reasonable best efforts to solicit from its shareholders proxies in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated thereby and shall take all other action necessary or advisable to secure the Shareholder Approval.

After consultation in good faith with Parent, the Company may recommend the adjournment of the shareholder meeting to its shareholders (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to the holders of Shares within a reasonable amount of time in advance of the shareholder meeting, (ii) as otherwise required by applicable laws or (iii) if as of the time for which the shareholder meeting is scheduled as set forth in this proxy statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the shareholder meeting. If the shareholder meeting is adjourned, the Company will convene and hold the shareholder meeting as soon as reasonably practicable thereafter, subject to the immediately preceding sentence; provided that the Company shall not recommend to its shareholders the adjournment of the shareholder meeting to a date that is less than five (5) business days prior to the Outside Date.

No Solicitation of Transactions; Change of Recommendation

The Company shall and shall cause each of its subsidiaries and their respective representatives acting in such capacity (i) to immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party, its representatives and its financing sources conducted prior to the date of the Merger Agreement with respect to any Competing Proposal (as defined below) or inquiry, proposal or offer that would reasonably be expected to lead to a Competing Proposal, and shall use its reasonable best efforts to cause any such third party, its representatives and its financing sources in possession of non-public information heretofore furnished to such person by or on behalf of the Company and its subsidiaries to return to the Company or destroy such non-public information (ii) not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its subsidiaries is a party with respect to any Competing Proposal, and (iii) from the date of the Merger Agreement until the Effective Time or, if earlier, the termination of the Merger Agreement, not, directly or indirectly, (A) solicit, initiate, induce, knowingly encourage or knowingly take any action designed to facilitate or otherwise assist with any inquiries regarding or the making of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Competing Proposal (including by way of furnishing non-public information with respect to, or affording access to the business, properties, assets, books, records, or any personnel of, the Company or any of its subsidiaries), (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person non-public information in connection with or for the purpose of encouraging or facilitating, a Competing Proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a Competing Proposal, (C) approve, endorse or recommend any Competing Proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a Competing Proposal or authorize or execute or enter into any letter of intent, option agreement, agreement in principle or other contract contemplating or otherwise relating to a Competing Proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a Competing Proposal, or (D) propose or agree to do any of the foregoing.

Notwithstanding the foregoing, if, at any time on or after the date of the Merger Agreement and prior to obtaining the shareholder approval, the Company or any of its representatives receives an unsolicited, bona fide written Competing Proposal from any person or group of persons, which Competing Proposal was made or renewed on or after the date of the Merger Agreement and did not arise or result from a breach of the Merger Agreement, (i) the Company and its representatives may contact such person or group of persons solely to request clarification of the terms and conditions thereof, and (ii) if the Company’s Board (acting upon recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with an independent financial advisor of international repute and outside legal counsel, that such Competing Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal (as defined below), then the Company and its representatives may (A) furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to the Company and its subsidiaries to the person or group of persons who has made such Competing Proposal, provided that the Company shall provide to Parent any non-public information concerning the Company or any of its subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its representatives, prior to or substantially concurrently with providing such information to such third party, and (B) engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Competing Proposal.

Generally, neither the Board (acting upon recommendation of the Special Committee) nor the Special Committee shall (i) fail to recommend to its shareholders that the shareholder approval be given or fail to include the Company Board recommendation in this proxy statement, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in each case, in a manner adverse to Parent, the Board recommendation, or take any other action or make any other public statement in connection with the shareholder meeting inconsistent with the Board recommendation, (iii) make any recommendation or public statement in favor of a Competing Proposal that is a tender offer or exchange offer other than (A) a recommendation against such offer or (B) a temporary “stop, look and listen” communication by the Board pursuant to Rule 14d-9(f) of the Exchange Act or a statement that the Board has received and is evaluating a Competing Proposal, (iv) fail to publicly recommend against any Competing Proposal, or fail to publicly reaffirm the Board recommendation, in each case within ten (10) business days following a Competing Proposal that has been publicly announced (or such fewer number of days as remains prior to the shareholder meeting, as it may be adjourned), or (v) adopt, approve or recommend, publicly propose to approve or recommend, a Competing Proposal, or publicly propose to enter into or cause or authorize the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement or other agreement with respect to a Competing Proposal (other than an acceptable confidentiality agreement entered into in compliance with foregoing paragraph) (any of the foregoing actions, an “Adverse Recommendation Change”).

However, under certain circumstances prior to the time the shareholder approval is obtained, the Board (acting upon recommendation of the Special Committee) or the Special Committee may make an Adverse Recommendation Change with respect to a Competing Proposal that was not solicited in breach of the Merger Agreement, if prior to taking such action, the Board (acting upon recommendation of the Special Committee) or the Special Committee has determined in good faith, after consultation with an independent financial advisor and outside legal counsel, (x) that failure to make an Adverse Recommendation Change would or would be reasonably expected to violate the directors’ fiduciary duties under applicable laws, and (y) that such Competing Proposal constitutes a Superior Proposal, after giving effect to all of the adjustments which may be offered by Parent pursuant to the following provisos; provided, that, prior to making that Adverse Recommendation Change, the Company shall have notified Parent of its intention to do so and given Parent an opportunity to propose revisions to the terms of the Merger Agreement so as to cause such Superior Proposal to no longer constitute a Superior Proposal.

The Company shall notify Parent promptly after its receipt of any written inquiries, proposals or offers with respect to a Competing Proposal, or any written request for non-public information relating to the Company or any of its subsidiaries in each case by any person that informs the Company or any of its subsidiaries that it is considering making, or has made, a Competing Proposal, or any material change to any terms of a Competing Proposal previously disclosed to Parent.

“Competing Proposal” means any proposal or offer from any person (other than Parent and Merger Sub) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of the Company and its subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of 20% or more of the outstanding Shares, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the outstanding Shares, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries which, in the case of a merger, consolidation, share exchange or business combination, would result in any person acquiring assets, individually or in the aggregate, constituting 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Shares involved is 20% or more; in each case, other than the transactions contemplated by the Merger Agreement and Plan of Merger.

“Superior Proposal” means any bona fide written Competing Proposal that the Board (acting upon the recommendation of the Special Committee) has determined in good faith, after consultation with its independent financial advisors of international repute and outside legal counsel, and taking into account all legal, regulatory, financial, timing and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), is more favorable to the Company and its shareholders (other than the Rollover Shareholders) than the transactions contemplated by the Merger Agreement and Plan of Merger (taking into account, as the case may be, any revisions to the terms of the Merger Agreement proposed by Parent in response to such proposal or otherwise) and is otherwise reasonably capable of being completed on the terms proposed; provided, that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Competing Proposal shall be deemed to be references to “50%;” provided, further, that any such offer shall not be deemed to be a “Superior Proposal” if (A) the offer is conditional upon any due diligence review or investigation of the Company or any of its subsidiaries, (B) any financing required to consummate the transaction contemplated by such proposal is not then fully committed to the person making such proposal and non-contingent, (C) the consummation of the transaction contemplated by such proposal is conditional upon the obtaining and/or funding of such financing, or (D) the transaction contemplated by such proposal is not reasonably capable of being completed on the terms proposed without unreasonable delay.

Indemnification; Directors’ and Officers’ Insurance

Parent shall, and shall cause the Surviving Company and each of the Company’s subsidiaries to, for a period of six (6) years after the Effective Time, honor and fulfill in all respects the obligations of such Person to the fullest extent permissible under applicable laws, the organizational and governing documents of the Company and corresponding organizational or governing documents of such subsidiary, in each case, as in effect on the date hereof and under any indemnification or other similar agreements in effect on the date of the Merger Agreement, to the individuals entitled to indemnification, exculpation and/or advancement of expenses under such organizational and governing documents, other organizational or governing documents or indemnification agreements (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as present or former directors or officers of the Company or its subsidiaries occurring at or prior to the Effective Time, including in connection with the consideration, negotiation and approval of the Merger Agreement.

For a period of six (6) years after the Effective Time, the organizational and governing documents of the Surviving Company and each of the Company’s subsidiaries will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the organizational and governing documents of the Company and the organizational and governing documents of each of the Company’s subsidiaries in effect on the date of the Merger Agreement (as the case may be). The indemnification agreements with Covered Persons that survive the Merger will continue in full force and effect in accordance with their terms.

For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to claims arising from or related to facts or events which occurred at or before the Effective Time. Parent will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date of the Merger Agreement by the Company for such insurance (such 300% amount, the “Base Premium”). In lieu of the foregoing insurance, the Company may elect to purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time, with the annual premium not exceeding the Base Premium.

Agreement to Use Reasonable Best Efforts

Subject to the terms and conditions of the Merger Agreement, each of the parties thereto will use its reasonable best efforts to (i) take, or cause to be taken, all appropriate actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated thereby as promptly as practicable, (ii) obtain, or cause their affiliates to obtain, from any governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective subsidiaries, or to avoid any action or proceeding by any governmental entity, in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, and (iii) as promptly as reasonably practicable after the date of the Merger Agreement, make, or cause their affiliates to make, all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to the Merger Agreement, the transactions contemplated thereby; provided, the parties will cooperate with each other in determining whether any action by or in respect of, or filing with, any governmental entity is required, in connection with the consummation of the transactions contemplated thereby and seeking any such actions, consents, approvals or waivers or making any such filings. The Company and Parent will furnish, and cause their affiliates to furnish, to each other all information required for any application or other filing under the rules and regulations of any applicable law in connection with the transactions contemplated.

Certain Additional Covenants

The Merger Agreement contains additional agreements relating to, among other things:

●	the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

●	access by Parent, its officers, employees and its representatives to the books, records, officers, employees, agents, offices and other assets, contracts, facilities and properties of the Company or any of its subsidiaries and other information between the date of the Merger Agreement and the earlier of the Effective Time and the termination of the Merger Agreement (subject to all applicable legal or contractual obligations and restrictions);

●	delisting and deregistration of the Shares;

●	consultation with respect to public announcements relating to the Merger Agreement and the transactions contemplated by the Merger Agreement;

●	notification of certain events;

●	elimination or minimization of the effects of certain takeover statutes;

●	resignation of the directors of the Company and its subsidiaries pursuant to Parent’s request; or

●	participation in the defense and settlement of any shareholder litigation relating to the Merger Agreement or the transactions contemplated thereby.

Conditions to the Merger

The obligations of each party to effect the Merger are subject to the satisfaction or waiver (if permitted by law) of the following conditions:

●	the Shareholder Approval shall have been obtained in accordance with the CICA and the organizational and governing documents of the Company; and

●	no governmental entity of competent jurisdiction (in a jurisdiction material to the business of the Company or Parent) shall have enacted, issued, promulgated, enforced or entered any law or order that is in effect and enjoins, makes illegal or otherwise prohibits the consummation of the transactions contemplated by the Merger Agreement and Plan of Merger.

The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver of the following conditions:

●	the representations and warranties of the Company set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the closing date as though made as of the closing date; subject to certain qualifications, and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to the foregoing effect;

●	the Company shall have performed or complied in all material respects with all agreements or obligations required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect; and

●	since the date of the Merger Agreement, no Material Adverse Effect shall have occurred that is continuing.

The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver of the following conditions:

●	the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the closing date as though made as of the closing date, except (i) representations and warranties that by their terms speak as of a specific date shall be true and correct only as of such date, and (ii) where any failures of any such representations and warranties to be true and correct (without giving effect to any “materiality” qualifier set forth therein) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger by Parent or Merger Sub or the performance by Parent or Merger Sub of their respective material obligations under the Merger Agreement; and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a duly authorized representative of Parent and Merger Sub to the foregoing effect; and

●	Parent and Merger Sub shall have performed or complied in all material respects with all agreements and obligations required to be performed or complied with by them under the Merger Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a duly authorized representative of Parent and Merger Sub to such effect.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger and the other transactions contemplated by the Merger Agreement and Plan of Merger may be abandoned, at any time prior to the Effective Time, as follows:

●	by mutual written consent of the Company (acting upon the recommendation of the Special Committee) and Parent;

●	by either the Company (acting upon the recommendation of the Special Committee) or Parent, if there has been a breach or failure to perform by the other party or parties to the Merger Agreement of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach or failure would result in the corresponding closing conditions not being satisfied, and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) thirty (30) calendar days after the receipt of written notice thereof by the defaulting party from the non-defaulting party, or (y) three (3) business days before the Outside Date; provided, that the Merger Agreement may not be so terminated by any party if such party is in material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement in any manner that shall have been the primary cause of the failure of a condition to the consummation of the Merger to be satisfied;

●	by either Parent or the Company, if the Effective Time shall not have occurred by 11:59 pm, New York City time on the Outside Date; provided, that the right to so terminate the Merger Agreement shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement in any manner shall have been the primary cause of the Effective Time not occurring on or prior to the Outside Date;

●	by Parent at any time prior to the receipt of the Shareholder Approval, if the Board shall have effected an Adverse Recommendation Change;

●	by the Company at any time prior to the receipt of the Shareholder Approval, if (i) the Board (acting upon the recommendation of the Special Committee) shall have effected an Adverse Recommendation Change in light of a Superior Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Transactions”, Change of Recommendation) and authorized the Company to enter into an alternative acquisition agreement effecting such Superior Proposal and (ii) the Company concurrently with, or immediately after, the termination of the Merger Agreement enters into such alternative acquisition agreement; provided, that the Company shall not be entitled to so terminate the Merger Agreement unless (A) the Company has complied in all material respects with the requirements set forth in the Merger Agreement with respect to such Superior Proposal and alternative acquisition agreement and (B) the Company pays in full the Company Termination Fee immediately after the termination;

●	by either the Company or Parent if a governmental entity of competent jurisdiction shall have issued a final, non-appealable order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or other transactions contemplated by the Merger Agreement and Plan of Merger; provided, the party seeking to so terminate the Merger Agreement shall have used reasonable best efforts to prevent the entry of and to remove such order in accordance with the Merger Agreement, and that the right to so terminate the Merger Agreement shall not be available to any party whose failure to comply with any provision of the Merger Agreement has been the primary cause of such order;

●	by either the Company or Parent, if the Shareholder Approval shall not have been obtained after the final adjournment of the shareholder meeting at which a vote on such approval was taken; provided that, Parent may not so terminate the Merger Agreement if such failure to obtain the Shareholder Approval is a result of a breach by Parent of its obligation to vote its shares, or cause to be voted its beneficially owned shares, in favor of the Merger or a breach of any Support Agreement or Voting Proxy by any Rollover Shareholder; or

●	by the Company if (i) all of the conditions to closing for the obligations of Parent and Merger Sub to consummate the Merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing that at such time could be taken), (ii) the Company has irrevocably confirmed by written notice to Parent that all conditions to closing for the obligations of the Company have been satisfied, or that it is willing to waive any unsatisfied condition, and that the Company is ready, willing and able to complete the Merger, and (iii) Parent shall have failed to effect the closing within twenty-five (25) business days following its receipt of the written notice from the Company.

Termination Fee

The Company is required to pay Parent the Company Termination Fee if

●	(A) a Competing Proposal (as defined in the section entitled “The Merger Agreement - No Solicitation of Transactions; Change of Recommendation”) with respect to the Company shall have been publicly made, proposed or disclosed and not withdrawn after the date of the Merger Agreement and prior to the shareholder meeting (or prior to the termination of the Merger Agreement if there has been no such shareholder meeting), (B) at a time when the condition in the preceding subclause (A) is satisfied, the Merger Agreement is terminated (x) by the Company or Parent due to the failure to obtain the Shareholder Approval in the shareholder meeting or (y) by the Company due to the failure of the Merger to be consummated by the Outside Date, and (C) within twelve (12) months of the date of such termination, the Company enters into a definitive agreement with respect to, or consummates the transactions contemplated by, a Competing Proposal (provided, that for purposes of this clause (C), the references to “20%” in the definition of Competing Proposal shall be deemed to be references to 50%);

●	the Merger Agreement is terminated by Parent due to a breach or failure to perform by the Company of any representation, warranty, covenant or agreement set forth therein or an Adverse Recommendation Change effected by the Company; or

●	the Merger Agreement is terminated by the Company due to the fact that (i) the Board (acting upon the recommendation of the Special Committee) shall have effected an Adverse Recommendation Change in light of a Superior Proposal and authorized the Company to enter into an alternative acquisition agreement effecting such Superior Proposal and (ii) the Company concurrently with, or immediately after, the termination of the Merger Agreement enters into such alternative acquisition agreement.

Parent is required to pay the Company the Parent Termination Fee if

●	the Merger Agreement is terminated by the Company due to (A) a breach or failure to perform by the Parent of any representation, warranty, covenant or agreement set forth therein, or (B) the failure of Parent to effect the closing within twenty-five (25) business days following its receipt of the written notice from the Company that it is willing to waive any unsatisfied condition to its obligation to effect the Merger, and that the Company is ready, willing and able to complete the Merger, if all other closing conditions have been satisfied or duly waived.

Remedies and Limitations on Liability

The Company, Parent and Merger Sub are entitled to seek specific performance of the terms and provisions of the Merger Agreement, including to seek an injunction to prevent breaches of the Merger Agreement by the other parties. However, the Company has the right to obtain an injunction, specific performance or other equitable relief to enforce Parent’s and Merger Sub’s obligations to consummate the Merger only if (i) all of the conditions to closing for the obligations of Parent and Merger Sub to consummate the Merger have been satisfied or duly waived and (ii) the Company has irrevocably confirmed by notice to Parent that all conditions to closing for the obligations of the Company have been satisfied, or that it is willing to waive any unsatisfied condition.

Subject to the above, the Equity Commitment Letters and the Limited Guarantees:

●	in the event that Parent or Merger Sub fails to effect the Merger for any reason or no reason or they otherwise breach the Merger Agreement or otherwise fail to perform the obligations under the Merger Agreement, the Company’s right to terminate the Merger Agreement and receive the Parent Termination Fee will be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company or any of its subsidiaries, the direct or indirect shareholders of the Company or any of its subsidiaries, or any of their respective affiliates, representatives, members, managers, or partners of the foregoing (collectively, the “Company Group”) against (i) Parent, Merger Sub, and the Sponsors, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling Persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, shareholders, or assignees of Parent, Merger Sub or any Sponsor, (iii) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent, Merger Sub or any Sponsor, or (iv) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, shareholders, assignees of any of the foregoing (collectively, the “Parent Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform the obligations under the Merger Agreement or other failure of the Merger to be consummated. Neither Parent nor any other member of the Parent Group shall have any liability for monetary damages in connection with the Merger Agreement or any of the transactions contemplated under the Merger Agreement other than the payment of the Parent Termination Fee pursuant to the terms of the Merger Agreement; and

●	Parent’s right to terminate the Merger Agreement and receive the Company Termination Fee will be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Parent Group against any member of the Company Group for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform the obligations under the Merger Agreement or other failure of the Merger to be consummated. Neither the Company nor any other member of the Company Group shall have any liability for monetary damages in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement other than the payment by the Company of the Company Termination Fee.

Amendment

Subject to applicable laws and except as otherwise provided in the Merger Agreement, the Merger Agreement may be amended, modified and supplemented, whether before or after receipt of the Shareholder Approval, as applicable, by written agreement of the parties to the Merger Agreement by action taken (i) with respect to Parent and Merger Sub, by or on behalf of their respective board of directors, and (ii) with respect to the Company, by the Board (acting upon recommendation of the Special Committee). However, that after the approval of the Merger by the shareholders of the Company, no amendment may be made which by law requires further approval by such shareholders without obtaining such further approval. The Merger Agreement may only be amended by an instrument in writing signed on behalf of each of the Company, Parent and Merger Sub.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Company’s shareholders access to corporate files of the Company and other parties to the merger or any of their respective affiliates or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

APPRAISAL RIGHTS

The following is a brief summary of the rights of holders of the Shares to object to the Merger and receive cash equal to the fair value of their Shares (“dissenters’ rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Act. A copy of Section 238 of the Cayman Islands Companies Act is attached as Annex D to this proxy statement. If you are contemplating the possibility of objecting to the Merger, you should carefully review the text of Annex D, particularly the procedural steps required to perfect your dissenters’ rights. These procedures are complex and you should consult your Cayman Islands legal counsel if you wish to object to the Merger. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Act, you will lose your dissenters’ rights.

Requirements for Exercising Dissenters’ Rights

A dissenting shareholder of the Company is entitled to payment of the fair value of its, his or her Shares upon dissenting from the Merger in accordance with Section 238 of the Cayman Islands Companies Act.

The valid exercise of your dissenters’ rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by such persons and to seek relief on the grounds that the Merger is void or unlawful. To exercise your dissenters’ rights, the following procedures must be followed:

●	You must give written notice of objection to the Company prior to the vote to authorize and approve the Merger at the general meeting. The notice of objection must include a statement that you propose to demand payment for your Shares if the Merger is authorized by the vote at the general meeting.

●	Within 20 days immediately following the date on which the vote of shareholders giving authorization for the Merger is made, the Company must give written notice of the authorization (“Approval Notice”) to each shareholder who has served a notice of objection.

●	Within 20 days immediately following the date on which the Approval Notice is given (the “Dissent Period”), any dissenting shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a “Notice of Dissent”) to the Company stating (i) its, his or her name and address, (ii) the number and class of the Shares with respect to which it, he or she dissents and (iii) demanding payment of the fair value of its, his or her Shares. A dissenting shareholder must dissent in respect of all the Shares which it, he or she holds.

●	Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the Surviving Company, must make a written offer (a “Fair Value Offer”) to each dissenting shareholder to purchase its, his or her Shares at a price determined by the Company to be the fair value of such Shares.

●	If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company shall, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed with the Company as to fair value, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of such Shares.

●	If a petition is timely filed and served, the Grand Court will determine at a hearing the fair value of such Shares held by those shareholders which it determines are entitled to dissenters’ rights with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value. The costs of the proceeding and the allocation of such costs upon the parties may be determined by the Grand Court.

All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record. The agent must, however, identify the record owner and expressly disclose the fact that, in exercising the notice, he or she is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or other nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever dissenters’ rights attached to such Shares.

If you do not satisfy each of these requirements, you cannot exercise dissenters’ rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposals to authorize and approve the Merger Agreement, the Plan of Merger, the transactions contemplated by the Merger Agreement, including the Merger, and the third amended and restated memorandum and articles of association of the Surviving Company attached as Annexure 2 to the Plan of Merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to 22F, Block B, Xinhua Technology Building, No. 8 Tuofangying South Road Jiuxianqiao, Chaoyang District, Beijing, 100016, People’s Republic of China., Attention: Yida Ye.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Islands Companies Act could be more than, the same as, or less than the US$1.55 in cash, without interest, for each Share of the Company that you would otherwise receive as the Per Share Merger Consideration in the Merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the Per Share Merger Consideration is equal to the fair value of each of your Shares.

The provisions of Section 238 of the Cayman Islands Companies Act are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenters’ rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenters’ rights.

FINANCIAL INFORMATION

The following sets forth certain selected historical consolidated financial information of the Company for each of the two years ended December 31, 2020 and 2021. The historical consolidated financial information as of and for the years ended December 31, 2020 and December 31, 2021 has been derived from the audited financial statements filed as part of the Company’s Annual Report on Form 20-F for the year ended December 31, 2021, beginning on page F-1, which are incorporated into this proxy statement by reference. The selected consolidated statement of operations data for the six months ended June 30, 2021 and 2022 and the consolidated balance sheet data as of June 30, 2022 have been derived from the unaudited financial statements of the Company, which are included in the Company's current report on Form 6-K dated July 22, 2022 and incorporated into this proxy statement by reference. As a result, the financial data for the six months ended June 30, 2021 and 2022, respectively, are not presented herein on the same basis as those for the years ended December 31, 2020 and 2021. The information set forth below is not necessarily indicative of future results and should be read in conjunction with the financial statements and the related notes and other financial information contained in such Annual Report on Form 20-F and such current report on Form 6-K. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such reports.

	For the Years Ended December 31,		For the Six Months Ended June 30,
	2020	2021	2021 (Unaudited)	2022 (Unaudited)
	(In U.S. dollars in thousands, except share and per share data)
Consolidated Statements of Operations and Comprehensive Income (Loss)
Revenues	$123,763	$153,012	$71,896	$69,933

Operating expenses:
Cost of revenues	(38,481)	(34,944)	(13,193)	(14,580)
Selling and marketing	(43,827)	(77,520)	(39,836)	(42,502)
General and administrative	(10,095)	(3,341)	(2,315)	(1,814)
Research and development	(691)	(920)	(339)	(532)
Total operating expenses	(93,094)	(116,725)	(55,683)	(59,428)

Income from operations	30,669	36,287	16,213	10,505

Other (expenses) income:
Interest expense, net	(282)	(513)	(240)	(60)
Change in fair value of warrant liability	19,714	809	155	2
Other income (expenses), net	531	(255)	820	144
Total other income	19,963	41	735	86

Income before income tax	50,632	36,328	16,948	10,591
Income tax benefit (expense)	(1,673)	(976)	(25)	46
Net income	48,959	35,352	16,923	10,637
Less: net (loss) income attributable to non-controlling interests	(31)	65	20	(170)
Net income attributable to Glory Star New Media Group Holdings Limited’s shareholders	$48,990	$35,287	$16,903	$10,807

Other comprehensive income (loss)
Unrealized foreign currency translation (loss) gain	6,495	2,945	1,228	(7,620)
Comprehensive income	55,454	38,297	18,151	3,017
Less: comprehensive loss attributable to non-controlling interests	(4)	119	(51)	(360)
Comprehensive income attributable to Glory Star New Media Group Holdings Limited’s shareholders	$55,458	$38,178	$18,202	$3,377

Earnings per ordinary share
Basic	$0.91	$0.54	$0.27	$0.16

Weighted average shares used in calculating earnings per ordinary share
Basic	53,844,237	65,381,186	62,774,488	68,123,330

Earnings per ordinary share
Dilutive	$0.83	$0.54	$0.27	$0.16

Weighted average shares used in calculating earnings per ordinary share
Dilutive	59,126,237	65,381,186	62,774,488	68,123,330

	As of December 31,		As of June 30,
	2020	2021	2022 (Unaudited)
Consolidated Balance Sheets	(In U.S. dollars in thousands, except share and per share data)
Assets
Current assets:
Cash and cash equivalents	$17,731	$77,302	$44,777
Short-term investments	1,732	-	-
Accounts receivable, net	81,110	63,135	79,152
Prepayment and other current assets	2,544	13,103	30,508
Total current assets	103,117	153,540	154,437
Property, plant and equipment, net	251	242	207
Intangible assets, net	15,632	16,718	15,158
Deferred tax assets	760	56	390
Unamortized produced content, net	1,300	1,874	1,672
Right-of-use assets	1,689	1,298	1,031
Prepayment and other current assets, net	20,647	21,445	20,371
Total non-current assets	$40,279	41,633	38,829
TOTAL ASSETS	$143,396	$195,173	$193,266

Liabilities and Equity
Current liabilities:
Short-term bank loans	$5,160	$4,998	$5,601
Accounts payable	7,887	12,878	6,570
Advances from customers	609	536	121
Accrued liabilities and other payables	11,291	2,251	2,110
Other taxes payable	7,894	13,104	15,451
Operating lease liabilities -current	385	291	429
Due to related parties	730	500	-
Convertible promissory note - related party	1,400	-	-
Total current liabilities	35,356	34,558	30,282
Long-term bank loan	1,374	-	-
Operating lease liabilities - non-current	1,386	1,127	730
Warrant liability	833	24	22
Total non-current liabilities	3,593	1,151	752
TOTAL LIABILITIES	$38,949	$35,709	$31,034

Equity
Preferred shares (par value of $0.0001 per share; 2,000,000 authorized; none issued and outstanding)	$-	$-	$-
Ordinary shares (par value of $0.0001 per share; 200,000,000 shares authorized as of December 31, 2020, December 31, 2021 and June 30, 2022; 57,886,352 and 68,122,402 and 68,124,402 shares issued and outstanding as of December 31, 2020, December 31, 2021 and June 30, 2022, respectively)	$6	$7	$7
Additional paid-in capital	9,159	25,629	26,131
Statutory reserve	648	1,224	1,396
Retained earnings	89,271	123,982	134,617
Accumulated other comprehensive gain	4,892	8,069	(101)
TOTAL GLORY STAR NEW MEDIA GROUP HOLDINGS LIMITED SHAREHOLDERS’ EQUITY	103,976	158,911	162,050
Non-controlling interest	471	553	182
TOTAL EQUITY	104,447	159,464	162,232
TOTAL LIABILITIES AND EQUITY	$143,396	$195,173	$193,266

Net Book Value per Share of the Shares

The Company’s net book value per Share as of June 30, 2022 was US$2.38, based on the 68,124,402 issued and outstanding Shares for the applicable period.

TRANSACTIONS IN THE SHARES

Purchases by the Company

The Company has not repurchased any Shares at any time within past two years.

Purchases by the Buyer Group

No member of the Buyer Group has purchased any Shares at any time within the past two years.

Prior Public Offerings

In August 2018, the Company completed its initial public offering under the name TKK Symphony Acquisition Corporation, in which the Company offered and sold 22,000,000 units, at US$10.00 per unit, each unit consisting of one ordinary share, one redeemable warrant to purchase one-half of one ordinary share and one right to receive one-tenth (1/10) of one ordinary share upon consummation of our initial business combination. Through the initial public offering, the Company raised US$215,600,000 in proceeds before expenses to the Company. In connection with a Share Exchange Agreement dated as of September 6, 2019, as amended, the Company changed its name from “TKK Symphony Acquisition Corporation” to “Glory Star New Media Group Holdings Ltd.”

In February 2021, the Company issued and sold (i) 3,810,976 of our ordinary shares, par value of US$0.0001 per share and (ii) warrants to purchase an aggregate of 3,810,976 ordinary shares in an underwritten public offering, at a public offering price of US$3.28 per share and associated warrant. After deducting underwriting discounts and commissions and other estimated offering expenses, the net proceeds of such public offering were approximately US$11.3 million.

In March 2021, the Company issued and sold an additional 571,646 ordinary shares, together with warrants to purchase up to 571,646 ordinary shares of the Company in connection with its public offering in February 2021, under the fully exercising of the over-allotment option. The additional ordinary shares and warrants were sold at the public offering price of US$3.28 per ordinary share and associated warrant. After deducting underwriting discounts, the additional net proceeds of such over-allotment exercise were approximately US$1.7 million.

In August 2021, the Company sold to an institutional investor 571,428 ordinary shares and warrants to purchase 571,428 ordinary shares, for an aggregate purchase price of US$2 million, at a fixed combined purchase price of US$3.50 for each ordinary share and accompanying warrant.

Transactions in Prior 60 Days

Other than the transactions discussed above under this caption titled “Purchases by the Buyer Group”, the Merger Agreement and agreements entered into in connection therewith including the Interim Investment Agreement, the Support Agreements and Voting Proxies, there have been no transactions in the Company’s Shares during the past 60 days by us, any of the Company’s officers or directors (including the Chairman and Mr. Jia Lu), Parent, Merger Sub, or any other person with respect to which disclosure is provided in Annex E or any associate or majority-owned subsidiary of the foregoing (excluding any independently managed or operated portfolio companies or platforms affiliated with the foregoing).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of the Company’s ordinary shares, as of the date of this proxy statement, by:

●	each of the Company’s directors and executive officers who beneficially own the Company’s ordinary shares;

●	all directors and executive officers as a group; and

●	each person known to us to beneficially own more than 5.0% of the Company’s ordinary shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person is based on 68,124,402 Shares outstanding as of the date of this proxy statement.

	Shares Beneficially Owned(1)
	Number	Percent
Directors and Executive Officers:
Bing Zhang(2)	19,712,863	28.9%
Jia Lu(3)	6,554,281	9.6%
Ke Chen	2,000	* %
Zhihong Tan	2,000	* %
Yong Li	2,000	* %
All directors and executive officers as a group (five individuals):	26,273,144	38.6%
Principal Shareholders:
Happy Starlight Limited(2)	18,952,863	27.8%
Enjoy Starlight Limited(3)	6,554,116	9.6%
Shah Capital Management(4)	7,557,251	11.1%
Shah Capital Opportunity Fund LP(4)	7,557,251	11.1%
Himanshu H. Shah(4)	7,557,251	11.1%

*	Beneficially owns less than 1% of outstanding Shares.

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and includes voting or investment power with respect to the common shares or the power to receive the economic benefit of common shares.

(2)	Mr. Bing Zhang is the sole shareholder and the director of Happy Starlight Limited.

(3)	Mr. Jia Lu is the sole shareholder and the director of Enjoy Starlight Limited.

(4)	Mr. Himanshu H. Shah is the president and chief investment officer of Shah Capital Management, Inc., which serves as the investment adviser to Shah Capital Opportunity Fund LP, of which Mr. Shah is also its managing member. Consequently, Mr. Shah may be deemed the beneficial owner of the shares held by Shah Capital Opportunity Fund LP and has shared voting and dispositive control over such securities.

FUTURE SHAREHOLDER PROPOSALS

If the Merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward- looking statements.

The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:

●	the satisfaction of the conditions to completion of the Merger, including the authorization and approval of the Merger Agreement by our shareholders;

●	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

●	the cash position of the Company and its subsidiaries at the Effective Time;

●	financing may not be funded at the Effective Time because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the Merger not being completed promptly or at all;

●	the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;

●	the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares;

●	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

●	diversion of our management’s attention from our ongoing business operations;

●	loss of our senior management;

●	the amount of the costs, fees, expenses and charges related to the Merger;

●	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger or any other matters; and

●	other risks detailed in our filings with the SEC, including the information set forth under the caption “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2021. Please see “Where You Can Find More Information” beginning on page 93 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to our website at http://ir.gsmg.co/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the Merger is a going-private transaction, the Company and the Buyer Group have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. Information that we later file with the SEC may update and supersede the information in this proxy statement where it is provided in a manner reasonably calculated to inform security holders. The Company’s Annual Report on Form 20-F for the year ended December 31, 2021 filed with the SEC on March 8, 2022 is incorporated herein by reference. The Company’s reports on Form 6-K furnished to the SEC on July 11, 2022 and July 22, 2022 are incorporated herein by reference. The Schedule 13Ds, as amended, filed with the SEC by the Rollover Shareholders on April 22, 2022 and July 12, 2022 are incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going-private transaction described in this proxy statement.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to Investor Relations, Glory Star New Media Group Holdings Limited, at yeyida@gsmg.co.

The opinion of Benchmark, the Special Committee’s financial advisor, is attached as Annex C to this proxy statement. In addition, Benchmark’s opinion will be made available for inspection and copying at the Company’s principal executive offices at 22F, Block B, Xinhua Technology Building, No. 8 Tuofangying South Road Jiuxianqiao, Chaoyang District, Beijing, 100016, People’s Republic of China during the Company’s regular business hours by any interested unaffiliated security holder or a representative of any interested unaffiliated security holder who has been so designated in writing.

If you have any questions or need assistance in voting your Shares, you can contact Investor Relations, Glory Star New Media Group Holdings Limited, at yeyida@gsmg.co.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED _______, 2022. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and between

CHEERS INC.

GSMG LTD.

and

GLORY STAR NEW MEDIA GROUP HOLDINGS LIMITED

dated as of

July 11, 2022

Exhibit A – Plan of Merger

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated July 11, 2022, is by and between Cheers Inc., an exempted company incorporated with limited liability under the Laws of the Cayman Islands (“Parent”), GSMG Ltd., an exempted company incorporated with limited liability under the Laws of the Cayman Islands and a wholly owned Subsidiary of Parent (“Merger Sub”), and Glory Star New Media Group Holdings Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Company”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”. All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 1.1 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise.

RECITALS

WHEREAS, the Parties wish to effect a business combination upon the terms and subject to the conditions of this Agreement, pursuant to which Merger Sub will be merged with and into the Company in accordance with Part XVI of the CICA, with the Company being the surviving company (as defined in the CICA) and becoming a wholly owned Subsidiary of Parent (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of a special committee established by the Company Board (the “Special Committee”), has (a) determined that it is in the best interests of the Company and its shareholders (other than the Rollover Shareholders (as defined below)), and declared it advisable, to enter into this Agreement and the Plan of Merger and the transactions contemplated by this Agreement and the Plan of Merger, including the Merger (collectively, the “Transactions”), (b) approved the execution, delivery and performance of this Agreement, the Plan of Merger and the consummation of the Transactions, and (c) resolved to recommend in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions to the holders of Shares (the “Company Board Recommendation”) and to include such recommendation in the Proxy Statement (as defined herein) and direct that this Agreement, the Plan of Merger and the Transactions be submitted to the holders of Shares for authorization and approval at the Shareholder Meeting;

WHEREAS, the board of directors of each of Parent and Merger Sub has (a) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions by Parent and Merger Sub, respectively, and (b) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger and to consummate the Transactions;

WHEREAS, Parent, in its capacity as the sole shareholder of Merger Sub, has authorized the Plan of Merger by way of special resolution in accordance with the CICA and the memorandum and articles of association of Merger Sub;

WHEREAS, prior to the execution and delivery of this Agreement, each of the Rollover Shareholders (other than Happy Starlight Limited and Bing Zhang) has executed and delivered a support agreement with Happy Starlight Limited (each, a “Support Agreement” and collectively, the “Support Agreements”), providing that, amongst other things and subject to the terms and conditions set forth therein, (a) the relevant Rollover Shareholders will vote, or cause to be voted, all Shares held directly or indirectly by them in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, and (b) the relevant Rollover Shareholders agree, upon the terms and subject to the conditions in the Support Agreements, to contribute their Rollover Shares to Parent in exchange for newly issued shares of Parent at or immediately prior to the Effective Time, which Rollover Shares shall subsequently be cancelled for no consideration in accordance with this Agreement immediately prior to the Effective Time;

WHEREAS, concurrently with the execution of this Agreement, each of the Sponsors has executed and delivered to the Company a limited guarantee dated the date hereof, in favor of the Company with respect to guaranteeing certain obligations of Parent under this Agreement (each, a “Limited Guarantee” and collectively, the “Limited Guarantees”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

Section 1.1 Certain Definitions. For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company, than those contained in the Confidentiality Agreement; provided, that such agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement.

“Affiliate” means, as to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such first Person. For purposes of this definition and the definition of “Subsidiary” or “Subsidiaries,” “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting equity securities, by contract or otherwise.

“Benefit Plan” means any employment, consulting, termination, severance, change in control, separation, retention, stock option, restricted stock, profits interest unit, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement for the benefit of any current or former employee, director, officer or consultant of the Company or any of its Subsidiaries.

“Business Day” means any day other than a Saturday, Sunday or another day on which the banks in New York City, the Cayman Islands, Hong Kong or the People’s Republic of China are authorized by Law or executive order to be closed.

“Company Equity Plan” means the 2019 Equity Incentive Plan of the Company.

“Company Financial Advisor” means The Benchmark Company, LLC.

“Company Governing Documents” means the Company’s Second Amended and Restated Memorandum and Articles of Association adopted by a special resolution of shareholders of the Company dated December 23, 2019 and effective on February 14, 2020.

“Company IP Rights” means (a) any and all Intellectual Property used in the conduct of the business of the Company or any of its Subsidiaries as currently conducted, and (b) any and all other Intellectual Property owned by the Company or any of its Subsidiaries.

“Company-Owned IP Rights” means Company IP Rights that are owned by the Company or any of its Subsidiaries.

“Company Products” means all products and services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company and all products and services currently under development by the Company or any of its Subsidiaries.

“Company Registered Intellectual Property” means all United States, international and foreign (a) patents and patent applications (including provisional applications), (b) registered trademarks and service marks, applications to register trademarks and service marks (including intent-to-use applications), or other registrations or applications related to trademarks and service marks, (c) registered Internet domain names, (d) registered copyrights and applications for copyright registration, and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, the Company or any of its Subsidiaries.

“Company Source Code” means, collectively, any software source code or confidential manufacturing specifications or designs, any material portion or aspect of software source code or confidential manufacturing specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or confidential manufacturing specifications or designs, of any Company-Owned IP Rights or Company Products.

“Company Warrants” means, collectively, the Public Warrants, the Private Warrants and the Follow-on Offering Warrants.

“Confidentiality Agreement” means the Confidentiality Agreement dated June 7, 2022, between the Company and Happy Starlight Limited.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the presence, use, production, generation, treatment, storage, transportation, handling, disposal, distribution, labeling, testing, processing, discharge, control, clean-up release or threatened release of Hazardous Substances, the preservation or protection of the environment (including waterways, groundwater, drinking water, air, wildlife, plants or other natural resources); public health and safety; occupational health and safety or fire safety, or (b) impose liability or responsibility with respect to any of the foregoing.

“Environmental Permits” means any material permit, license, authorization or approval relating to or required under applicable Environmental Laws.

“Equity Interest Pledge Agreement” means any equity interest pledge agreement (as amended, restated and supplemented) entered into by and among the WFOE and the shareholders of a VIE.

“Excluded Shares” means, collectively, (a) the Rollover Shares and (b) Shares held by Parent, Merger Sub, the Company or any of their respective Subsidiaries.

“Exclusive Purchase Right Agreement” means any exclusive purchase right agreement (as amended, restated and supplemented) entered into by and among a VIE, its shareholders, the Company and certain other parties thereto.

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) reasonably incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Schedule 13E-3 and the Proxy Statement, the solicitation of shareholders and shareholder approvals, shareholder litigation, the filing of any required notices under any applicable competition or investment Laws, any filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.

“Follow-on Offering Warrant” means the ordinary share purchase warrant, each entitling the holder thereof to purchase one Ordinary Share at an exercise price of $4.10 per whole share.

“Government Official” means any officer, employee or other individual acting in an official capacity for a Governmental Entity or agency or instrumentality thereof (including any state-owned or controlled enterprise).

“Happy Starlight Limited” means Happy Starlight Limited, a company incorporated in the British Virgin Islands.

“Hazardous Substances” means (i) substances that are defined or listed, in, or otherwise subject to regulation, control or remediation under applicable Law as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” “contaminants,” or any other similar term intended to define, list, or classify a substance by reason of such substance’s ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “EP toxicity” or adverse effect on human health or the environment, (ii) oil, petroleum, natural gas, natural gas liquids, synthetic gas, drilling fluids and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (iii) any explosives or any radioactive materials, (iv) asbestos in any form, (v) polychlorinated biphenyls, (vi) toxic mold, mycotoxins or microbial matter (naturally occurring or otherwise), (vii) infectious waste, and (viii) any other substance capable of causing harm to the environment or human health.

“Indebtedness” means with respect to any Person, (a) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured and whether or not contingent, (b) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (c) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (d) all obligations under capital leases, (e) all obligations in respect of bankers acceptances, letters of credit, or similar instruments, (f) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (g) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights and all rights associated therewith, throughout the world, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, Internet and World Wide Web URLs or addresses, social media names, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, all computer software, including all source code, object code, firmware, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

“Interim Investors Agreement” means the Interim Investors Agreement, dated as of the date hereof, by and among Happy Starlight Limited, the Sponsors, Parent and Merger Sub.

“Knowledge” means, as the case may be, the actual knowledge of (a) with respect to the Company, the Chief Executive Officer of the Company or (b) with respect to Parent or Merger Sub, any director or executive officer thereof.

“Law” means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, code, rule, regulation, rules of the relevant stock exchange on which the relevant parties’ securities are listed, Order, ordinance or other pronouncement or requirement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, properties, liabilities, condition (financial or otherwise), business or results of operations of the Company and its Subsidiaries, taken as a whole, or delay or prevent the consummation of the Transactions on or prior to the Outside Date; provided, however, that any Effect to the extent resulting or arising from the following shall not be deemed to constitute a Material Adverse Effect and shall not be taken into account when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) conditions (or changes therein) that are the result of factors generally affecting any industry or industries in which the Company operates, (b) general economic, political and/or regulatory conditions (or changes therein), including any changes effecting financial, credit or capital market conditions, including changes in interest or exchange rates, (c) any change in GAAP or interpretation thereof, (d) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, or other change in any applicable Law of or by any Governmental Entity, (e) any actions taken, or the failure to take any action, as required by the terms of this Agreement or at the written request or with the written consent of Parent or Merger Sub, (f) the negotiation, execution or announcement of this Agreement and the Transactions, including any litigation arising therefrom and any adverse change in relationship with any customer, employee, supplier, financing source or joint venture partner, (g) changes in the price or trading volume of the Shares (it being understood that this clause (g) shall not include the facts or occurrences giving rise or contributing to such changes in the price or trading volume of the Shares), (h) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (it being understood that this clause (h) shall not include the facts or occurrences giving rise or contributing to such failure to meet any projections, estimates or expectations), (i) Effects arising out of epidemic-induced public health crises, changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, earthquakes, tornados, hurricanes, or other weather conditions or natural calamities or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, and (j) any deterioration in the credit rating of the Company or its Subsidiaries (it being understood that this clause (j) shall not include the facts or occurrences giving rise or contributing to such deterioration or any consequences resulting from such deterioration in credit rating), provided that if any Effect described in clauses (a), (b), (c), (d), and (i) has had a materially disproportionate adverse impact on the Company relative to other companies of comparable size to the Company operating in the industry or industries in which the Company operates, then the incremental impact of such Effect shall be taken into account for the purpose of determining whether a Material Adverse Effect has occurred.

“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, consent decree, decision, ruling, subpoena, verdict, or arbitration award entered, issued, made or rendered by any arbitrator or Governmental Entity of competent jurisdiction.

“Ordinary Shares” means the ordinary shares of the Company that are designated as “Ordinary Shares” with a par value of $0.0001 per share.

“Outside Date” means April 11, 2023.

“Permitted Liens” means any (a) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet due or payable or subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves (to the extent such reserves are required pursuant to GAAP), (b) zoning regulations, permits and licenses, (c) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, (d) with respect to real property, non-monetary Liens or other minor imperfections of title, (e) rights of parties in possession, (f) ordinary course, non-exclusive licenses of Intellectual Property, (g) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (h) pledges or deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (i) Liens securing Indebtedness that are reflected in the SEC Documents filed or furnished prior to the date hereof, and (j) Liens set forth in the Equity Interest Pledge Agreements and the Exclusive Purchase Right Agreements.

“Person” means a natural person, partnership, exempted limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personally Identifiable Information” means individually-identifiable information from or about an individual, including an individual’s first and last name, home or other physical address, including street name and city or town, telephone number, including home telephone number and mobile telephone number, email address or other online contact information, such as a user identifier or screen name, photograph, financial account number or credit card number, tax identification number, social security number, driver’s license number, passport number or other government-issued identifier, employee identification number; persistent identifier, such as IP address or other unique identifier associated with a person, device or web browser, list of contacts, physical location or any other information deemed to be personally identifiable information pursuant to applicable Law.

“PRC” means the People’s Republic of China, which for the purposes of this Agreement shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Private Warrant” has the meaning ascribed to it in the Warrant Agreement.

“Public Warrant” has the meaning ascribed to it in the Warrant Agreement.

“Representatives” means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, financing sources, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent or the Company, as applicable, and their respective Subsidiaries.

“Rollover Shareholders” means Bing Zhang, Happy Starlight Limited, Jia Lu, Enjoy Starlight Limited, Shah Capital Opportunity Fund LP, Ronghui Zhang, Wealth Starlight Limited, Wei Zhang, Hui Lin, Hanying Li, Lilly Starlight Limited, Song Gao, Peiyuan Qiu, Zhengjun Zhang, Nan Lu, Jianhua Wang and Ailin Xin.

“Rollover Shares” means 49,567,102 Ordinary Shares held by the Rollover Shareholders as of the date of this Agreement and any Share that may be acquired by the Rollover Shareholders after the date hereof and before the Closing, which will be contributed to Parent and cancelled for no consideration in accordance with this Agreement immediately prior to the Effective Time.

“Shareholder Approval” means the authorization and approval of this Agreement, the Plan of Merger and the Transactions by a special resolution (as defined in the CICA) by the affirmative vote of shareholders representing at least two-thirds of the voting power of the issued and outstanding Shares present and voting in person or by proxy as a single class at the Shareholder Meeting in accordance with the CICA and the Company Governing Documents.

“Shareholder Meeting” means the meeting of the holders of Shares for the purpose of seeking the Shareholder Approval, including any adjournment thereof.

“Shares” means the Ordinary Shares.

“Sponsors” means Yuemintou Huiqiao No. 9 (Shenzhen) Investment Partnership (Limited Partnership) (粤民投慧桥玖号（深圳）投资合伙企业（有限合伙）), Zhongsheng Dingxin Investment Fund Management (Beijing) Co., Ltd. (中晟鼎新投资基金管理（北京）有限公司), iking Way Limited and Shanghai Linsi Enterprise Management Partnership (Limited Partnership) (上海麟思企业管理合伙企业（有限合伙）).

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership, exempted limited partnership, company or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled (including for the avoidance of doubt through the VIE Contracts) by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership or exempted limited partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity that administers Taxes, including income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated Tax filing or declaration filed or required to be filed with any Governmental Entity that administers Taxes with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Third-Party Intellectual Property Rights” means any Intellectual Property owned by a Person other than the Company and its Subsidiaries.

“VIEs” means, collectively, Xing Cui Can International Media (Beijing) Co., Ltd. and Horgos Glory Star Media Co., Ltd., each a limited liability company organized under the laws of the PRC.

“Voting Proxies” means the Voting Proxies, each dated as of the date hereof, by and among Parent and the Rollover Shareholder(s) parties thereto.

“Warrant Agreement” means the Warrant Agreement, dated as of August 15, 2018, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent.

“WFOE” means Glory Star New Media (Beijing) Technology Co. Ltd., a limited liability company organized under the laws of the PRC.

Section 1.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Adverse Recommendation Change	Section 6.2(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.2(c)
Arbitrator	Section 10.8(b)
Base Premium	Section 7.4(d)
CICA	Section 2.1
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Benefit Plans	Section 4.12(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Equity Interests	Section 4.2(a)
Company Group	Section 9.2(h)
Company Material Properties	Section 4.19(b)
Company Permits	Section 4.18(b)
Company Termination Fee	Section 9.2(e)
Competing Proposal	Section 6.2(g)
Contract	Section 4.15(a)
Covered Persons	Section 7.4(a)

Data Protection Laws	Section 4.17(j)
Dissenting Shareholders	Section 3.5(a)
Dissenting Shares	Section 3.5(a)
Dollars	Section 1.3(c)
Effective Time	Section 2.3
Enforceability Exceptions	Section 4.3
EP toxicity	Section 1.1
Equity Commitment Letters	Section 5.5(a)
Equity Financing	Section 5.5(a)
Exchange Act	Section 4.5
Exchange Fund	Section 3.4(a)
FCPA	Section 4.18(c)
Financial Statements	Section 4.6(b)
GAAP	Section 4.6(b)
Governmental Entity	Section 4.5
HKIAC	Section 10.8(b)
Indemnification Agreements	Section 7.4(a)
Intervening Event	Section 6.2(d)
IP Rights Agreements	Section 4.17(d)
Legal Proceeding	Section 4.11
Limited Guarantee	Recitals
Material Contract	Section 4.15(b)
Merger	Recitals
Merger Consideration	Section 3.4(a)
Merger Sub	Recitals
NASDAQ	Section 4.5
Open Source Materials	Section 4.17(j)
Parent	Parent
Parent Group	Section 9.2(h)
Parent Group Contracts	Section 5.8
Parent Termination Fee	Section 9.2(f)
Party	Preamble
Paying Agent	Section 3.4(a)
Per Share Merger Consideration	Section 3.1(a)
Plan of Merger	Section 2.3
PRC Subsidiaries	Section 4.10(a)
Protected Information	Section 4.17(i)
Proxy Statement	Section 4.5
Record Date	Section 6.4(a)
Registrar of Companies	Section 2.3
Risk Factors	Article IV
Rules	Section 10.8(b)
Sanctions	Section 4.18(c)
Sarbanes-Oxley Act	Section 4.6(a)
Schedule 13E-3	Section 6.3(a)
SEC	Section 4.5
SEC Documents	Section 4.6(a)
Securities Act	Section 4.6(a)
Share Certificates	Section 3.4(b)(i)
Special Committee	Recitals
Superior Proposal	Section 6.2(h)
Support Agreement	Recitals
Surviving Entity	Section 2.1
Takeover Statute	Section 4.25
Transaction Litigation	Section 7.7
Transactions	Recitals
Uncertificated Shares	Section 3.4(b)(i)
VIE Contracts	Section 4.10(c)

Section 1.3 Interpretation. Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars;

(d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e) the captions, table of contents and headings included herein are included for convenience of reference only and shall be disregarded in the construction or interpretation hereof.

(f) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(g) references herein to any gender shall include each other gender;

(h) if a term used herein is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb);

(i) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (i) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(j) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(k) references herein to any Contract (including this Agreement) mean such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof;

(l) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form;

(m) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(n) references herein to a number of days shall be to such number of calendar days unless Business Days are specified; whenever any action must be taken hereunder on or by a day that is not a Business Day, such action may be validly taken on or by the next day that is a Business Day;

(o) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(p) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;

(q) any item shall be considered “made available” to Parent or Merger Sub, to the extent such phrase appears in this Agreement, if such item has been provided in writing (including via electronic mail) to such Party, posted by the Company or its Representatives in the electronic data room established by the Company or, in the case of any documents filed with the SEC, filed by the Company with the SEC at least two (2) Business Days prior to the date hereof; and

(r) the Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Article II
THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Cayman Islands Companies Act (As Revised) (the “CICA”), at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon Merger Sub will cease to exist and will be struck off the register of companies in the Cayman Islands, with the Company surviving the Merger (the Company, as the surviving company (as defined in the CICA) in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that following the Merger, the Surviving Entity will be a wholly owned Subsidiary of Parent.

Section 2.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Hong Kong time, in Hong Kong at the offices of Latham & Watkins LLP, 18th Floor, One Exchange Square, 8 Connaught Place, Central, Hong Kong on a date no later than the tenth (10th) Business Day after the satisfaction or waiver of the last of the conditions set forth in Article VIII to be satisfied or if permissible, waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), or at such other date or place or time as may be agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 2.3 Effective Time. On the Closing Date, the Company, Parent and Merger Sub shall (a) cause the plan of merger with respect to the Merger (the “Plan of Merger”) substantially in form set out in Exhibit A attached hereto, to be duly executed and filed with the Registrar of Companies of the Cayman Islands (the “Registrar of Companies”) as provided by Section 233 of the CICA, and (b) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the CICA in connection with the Merger. The Merger shall become effective on the date the Plan of Merger is registered by the Registrar of Companies or on such later date as specified in the Plan of Merger, in accordance with the CICA (such date and time being referred to herein as the “Effective Time”).

Section 2.4 Effects of the Merger. At the Effective Time, the Merger shall have the effects specified in this Agreement, the Plan of Merger and the CICA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Company and Merger Sub shall immediately vest in the Surviving Entity and the Surviving Entity shall be liable for and subject, in the same manner as the Company and Merger Sub, to all mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of each of the Company and Merger Sub in accordance with the CICA and as provided in this Agreement.

Section 2.5 Directors and Officers. The Parties shall take all actions necessary so that (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Entity upon the Effective Time, and (b) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Entity upon the Effective Time, in each case, unless otherwise determined by Parent prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Entity.

Section 2.6 Governing Documents. At the Effective Time, in accordance with the terms of the Plan of Merger and without any further action on the part of the Parties, the Company’s memorandum and articles of association will be amended and restated to read in their entirety in the form of the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time and, as so amended and restated, shall be the memorandum and articles of association of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such memorandum and articles of association; provided, that at the Effective Time, (a) all references therein to the name of the Surviving Entity (including Clause 1 of the memorandum of association of the Surviving Entity) shall be amended to “Glory Star New Media Group Holdings Limited”, (b) all references therein to the authorized share capital of the Surviving Entity shall be amended to refer to the correct authorized share capital of the Surviving Entity as approved in the Plan of Merger, if necessary, and (c) the memorandum and articles of association of the Surviving Entity will contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are currently set forth in the Company Governing Documents, in accordance with Section 7.4.

Article III
TREATMENT OF SECURITIES

Section 3.1 Treatment of Shares. At the Effective Time, by virtue of the Merger and the other Transactions and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

(a) Treatment of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and the Dissenting Shares) shall be cancelled in exchange for the right to receive $1.55 in cash per Share without interest (subject to adjustment pursuant to Section 3.1(e)) (the “Per Share Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be issued and outstanding and shall be cancelled and shall cease to exist, and each holder of any such Shares (other than the Excluded Shares and the Dissenting Shares) that were issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except for the right to receive the Per Share Merger Consideration without interest in accordance with Section 3.4, and the right to receive any dividends or other distributions with a record date prior to the Effective Time which may have been declared by the Company and which remain unpaid at the Effective Time.

(b) Treatment of Excluded Shares. Each Excluded Share issued and outstanding immediately prior to the Effective Time shall be cancelled and shall cease to exist, without payment of any consideration or distribution therefor.

(c) Treatment of Dissenting Shares. Each Dissenting Share issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist at the Effective Time in accordance with Section 3.5, and shall thereafter carry no rights other than the right to receive the applicable payments pursuant to the procedure set forth in Section 3.5.

(d) Treatment of Merger Sub Securities. Each share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Surviving Entity. Such conversion shall be effected by means of the cancellation of such shares of Merger Sub, in exchange for the right to receive one such ordinary share of the Surviving Entity. Such ordinary shares of the Surviving Entity shall constitute the only issued and outstanding share capital of the Surviving Entity upon the Effective Time.

(e) Adjustment to Merger Consideration. The Per Share Merger Consideration shall be adjusted appropriately to reflect the effect of any share sub-division, share consolidation, share dividend (including any dividend or other distribution of securities convertible into Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares, effected after the date hereof and prior to the Effective Time, so as to provide the holders of Shares with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration. Nothing in this Section 3.1(e) shall be construed to permit the Company to take any action with respect to any Shares unless such change is effected in accordance with Section 6.1 of this Agreement.

Section 3.2 Merger Consideration and Fair Value. Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration is equal to or greater than the fair value of the Shares for the purposes of Section 238(8) of the CICA.

Section 3.3 Treatment of Warrants.

(a) Public Warrants. Each Public Warrant that is issued and outstanding immediately prior to the Effective Time shall become a warrant of the Surviving Entity pursuant to the terms of the Warrant Agreement.

(b) Private Warrants. Each Private Warrant that is issued and outstanding immediately prior to the Effective Time shall become a warrant of the Surviving Entity pursuant to the terms of the Warrant Agreement.

(c) Follow-on Offering Warrants. Each Follow-on Offering Warrant that is issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall be cancelled for no consideration pursuant to Section 3(d)(i) of the Follow-on Offering Warrant.

Section 3.4 Payment for Securities; Surrender of Certificates.

(a) Exchange Fund. Prior to the Effective Time, Parent shall select and appoint a bank or trust company to act as paying agent (the “Paying Agent”) for all payments required to be made pursuant to Section 3.1(a) and Section 3.5 (collectively, the “Merger Consideration”). At or prior to the Effective Time, or in the case of payments pursuant to Section 3.5, when ascertained pursuant to Section 3.5, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares (other than Excluded Shares), cash in immediately available funds in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Procedures for Surrender.

(i) Promptly following the Effective Time, the Surviving Entity shall cause the Paying Agent to mail (and make available for collection by hand) to each Person who was, immediately prior to the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 3.1(a) (excluding, for the avoidance of doubt, Excluded Shares and Dissenting Shares): (i) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands, and shall specify the manner in which the delivery of the Per Share Merger Consideration to registered holders of Shares (other than Excluded Shares and Dissenting Shares) shall be effected), and (ii) instructions for use in effecting the surrender of any issued share certificates representing Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 3.4(e)) and/or such other documents as may be required to receive the Per Share Merger Consideration. Each registered holder of Shares which are represented by a Share Certificate, subject to the surrender of such Share Certificate (or delivery of an affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 3.4(e)) for cancellation and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, and each registered holder of non-certificated Shares represented by book entry (“Uncertificated Shares”), shall be entitled to receive in exchange therefor the Per Share Merger Consideration payable in respect of such Shares (excluding, for the avoidance of doubt, Excluded Shares and Dissenting Shares). Any Share Certificates so surrendered shall forthwith be cancelled. No interest shall be paid or shall accrue on the cash payable upon the cancellation of any Shares or the surrender or transfer of any Share Certificates.

(ii) If payment of Merger Consideration is to be made in respect of a Share which is represented by a Share Certificate to a Person other than the Person in whose name the surrendered Share Certificate is registered, it shall be a condition precedent of payment that (A) the Share Certificate so surrendered shall be accompanied by a proper form of transfer duly executed by the registered holder of such Share, and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Share Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Entity that such Tax either has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to Uncertificated Shares shall only be made to the Person in whose name such Uncertificated Shares are registered.

(iii) Each Share (including each Share represented by a Share Certificate (subject to surrender of such Share Certificate as contemplated by this Section 3.4), and each Uncertificated Share) shall be deemed at any time from and after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article III and any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time. All Merger Consideration paid upon such surrender or transfer in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by or underlying such Share Certificates or Uncertificated Shares.

(c) Transfer Books; No Further Ownership Rights in Shares. From and after the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company; provided, that nothing herein shall prevent the Surviving Entity from maintaining a register of members in respect of its ordinary shares after the Effective Time and from registering transfers of such ordinary shares after the Effective Time. From and after the Effective Time, the holders of Shares issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Share Certificates or Uncertificated Shares are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; No Liability. At any time following six (6) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it or the Surviving Entity any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures, to holders of Shares (whether represented by Share Certificates or book entry), and thereafter such holders shall be entitled to look only to the Surviving Entity and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time, payable upon exchange of Shares (subject to surrender of Share Certificates, if applicable) and compliance with the procedures in Section 3.4(b). Notwithstanding the foregoing, none of the Surviving Entity, Parent or the Paying Agent shall be liable to any holder of a Share (whether represented by a Share Certificate or book entry) for any Merger Consideration or other amounts delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law. If any Share Certificate or Uncertificated Share has not been surrendered immediately prior to the date on which the Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Share Certificate or Uncertificated Share shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Share Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Share Certificates, upon the making of an affidavit of that fact by the holder thereof and, if reasonably required by the Surviving Entity, the execution of an indemnity or the posting by such holder of a bond in such reasonable and customary amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the applicable Merger Consideration payable in respect thereof pursuant to Section 3.1 hereof, including any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.

Section 3.5 Dissenter’s Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICA, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders of the Company who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger, or dissenter rights, in accordance with Section 238 of the CICA (collectively, the “Dissenting Shares” and holders of Dissenting Shares collectively being referred to as “Dissenting Shareholders”) shall be cancelled and cease to exist at the Effective Time, and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the CICA.

(b) For the avoidance of doubt, all Shares held by Dissenting Shareholders who shall have failed to exercise or who effectively shall have withdrawn or lost their dissenter rights under Section 238 of the CICA shall thereupon (i) be deemed not to be Dissenting Shares, and (ii) be cancelled and cease to exist at the Effective Time, in exchange for the right to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 3.4. Parent shall promptly deposit or cause to be deposited with the Paying Agent any additional funds necessary to pay in full the aggregate Per Share Merger Consideration so due and payable to such shareholders of the Company who have failed to exercise or who shall have effectively withdrawn or lost such dissenter rights under Section 238 of the CICA.

(c) The Company shall give Parent (i) prompt notice of any notices of objection or notices of dissent to the Merger or demands for appraisal, under Section 238 of the CICA received by the Company, attempted withdrawals of such objection, dissents or demands, and any other instruments served pursuant to the CICA and received by the Company relating to the exercise of any rights to dissent from the Merger or appraisal rights, and (ii) the opportunity to direct all negotiations and proceedings with respect to any exercise of dissenter right or demand for appraisal under the CICA. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands.

(d) In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to section 238(2) of the CICA, the Company shall serve written notice of the authorization and approval of this Agreement, the Plan of Merger and the Transactions on such shareholders pursuant to section 238(4) of the CICA within 20 days of obtaining the Shareholder Approval at the Shareholder Meeting.

Section 3.6 Company Equity Plan. At or immediately prior to the Effective Time, the Company shall terminate the Company Equity Plan and any award agreements entered into under the Company Equity Plan.

Section 3.7 Withholding. Each of Parent, Merger Sub, the Surviving Entity and the Paying Agent (and any other Person that has a withholding obligation pursuant to the carrying out of this Agreement), as the case may be, shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as it determines in its sole discretion that are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld by Parent, Merger Sub, the Surviving Entity or the Paying Agent, as the case may be, such withheld amounts shall be (i) remitted by the withholding party to the appropriate Governmental Entity and (ii) to the extent so remitted, treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The following representations and warranties by the Company are qualified in their entirety by reference to (a) the disclosures in the SEC Documents filed with or furnished to the SEC and publicly available after January 1, 2021 and prior to the date hereof but excluding statements in any “Risk Factors” section or similar cautionary, predictive or forward-looking disclosure and (b) any matters with respect to which Parent or Merger Sub has Knowledge prior to the date of this Agreement. Subject to the foregoing, the Company represents and warrants to Parent and Merger Sub that:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) Each of the Company and its Subsidiaries (i) is an entity duly incorporated or organized, as applicable, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction of its incorporation or organization and (ii) has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect. The Company is in compliance with the terms of the Company Governing Documents in all material respects.

(b) The Company has made available to Parent a true and complete list of the Company’s Subsidiaries, together with their jurisdiction of incorporation or organization, as the case may be. Each of the Company’s Subsidiaries is in compliance with the terms of its constituent organizational or governing documents in all material respects.

Section 4.2 Capitalization.

(a) The authorized share capital of the Company is $20,200 divided into 2,000,000 preferred shares of a par value of US$0.0001 each, none of which are issued and outstanding as of the date hereof, and 200,000,000 Ordinary Shares. As of the date hereof, (a) 68,124,402 Ordinary Shares are issued and outstanding and (b) 2,140,340 Ordinary Shares are reserved for future issuance pursuant to the Company Equity Plan, under which no options, restricted shares or other share-based awards are outstanding. As of the date hereof, 25,000,000 Public Warrants, 13,000,000 Private Warrants and 4,382,622 Follow-on Offering Warrants are issued and outstanding. All of the issued and outstanding Shares have been duly authorized and are validly issued, fully paid and non-assessable. Except as set forth in this Section 4.2(a), there are no (x) options, warrants, compensatory equity-linked awards, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any shareholder rights plan, in each case relating to the issued or unissued capital shares of the Company, obligating the Company or any of its Subsidiaries to issue, reserve, transfer or sell or cause to be issued, reserved, transferred or sold any shares of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, pre-emptive right, subscription or other similar right, agreement, arrangement or commitment (collectively, “Company Equity Interests”) or (y) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any shares of, or other Company Equity Interests in, the Company or any of its Subsidiaries, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any of its Subsidiaries.

(b) Except as described in Section 4.10 hereof, there are no voting trusts, proxies or other similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting, registration or transfer of the Shares or any shares of, or other equity interest, of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its shares or other Company Equity Interests. There are no bonds, debentures or notes issued by the Company or any of its Subsidiaries that entitle the holder thereof to vote together with shareholders of the Company (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters related to the Company.

(c) The Company or one of its Subsidiaries owns, directly or indirectly, all of the issued and outstanding shares or other Company Equity Interests of each of the Company’s Subsidiaries, free and clear of any Liens (other than limitations on transfer and other restrictions imposed by federal or state securities Laws or clause (j) of the definition of Permitted Liens), and all such shares or other Company Equity Interests have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights (other than clause (j) of the definition of Permitted Liens).

Section 4.3 Authorization; Validity of Agreement; Company Action. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Shareholder Approval, to execute and deliver the Plan of Merger and to consummate the Merger and the other Transactions. The execution, delivery and performance by the Company of this Agreement and the Plan of Merger, and the consummation of the Merger and the other Transactions, have been duly and validly authorized by the Company Board and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the Plan of Merger, and the consummation by it of the Transactions, subject, in the case of the Plan of Merger and the Merger, to receipt of the Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) ((a) and (b) collectively, the “Enforceability Exceptions”).

Section 4.4 Board Approval. The Company Board, acting upon the unanimous recommendation of the Special Committee, at a duly held meeting, has (a) determined that it is in the best interests of the Company and its shareholders (other than the Rollover Shareholders), and declared it advisable, to enter into this Agreement and the Plan of Merger and the Transactions, (b) approved the execution, delivery and performance of this Agreement, the Plan of Merger and the consummation of the Transactions, (c) resolved to recommend in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions to the holders of Shares and to include such recommendation in the Proxy Statement and direct that this Agreement, the Plan of Merger and the Transactions be submitted to the holders of Shares for authorization and approval at the Shareholder Meeting, and (d) taken all actions as may be required to enter into this Agreement and, as of the Closing Date, shall have taken all actions as may be required to be taken by the Company to effect the Transactions, including the Merger. As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn in any way.

Section 4.5 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will (a) assuming the Shareholder Approval is obtained, conflict with or result in any breach of any provision of the Company Governing Documents or the comparable organizational or governing documents of any of its Subsidiaries, (b) require any filing by the Company or any of its Subsidiaries with, or the obtaining of any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state, local or supranational, or any self-regulatory or quasi-governmental authority (each, a “Governmental Entity”) (except for (i) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (ii) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the CICA, (iii) such filings with the Securities and Exchange Commission (the “SEC”) as may be required to be made by the Company in connection with this Agreement and the Merger, including the joining of the Company in the filing of the Schedule 13E-3, which shall incorporate by reference the proxy statement relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger by Shareholder Approval including a notice convening the Shareholder Meeting in accordance with the Company Governing Documents (including any amendment or supplement thereto, the “Proxy Statement”), and the filing or furnishing of one or more amendments to the Schedule 13E-3 to respond to comments of the SEC, if any, on the Schedule 13E-3, (iv) such filings as may be required under the rules and regulations of Nasdaq Capital Market (“NASDAQ”) in connection with this Agreement or the Merger, (v) such filings as may be required in connection with state and local transfer Taxes, or (vi) any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder), (c) require any consent or other action by any Person under, result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or cause, permit or give rise to any right of termination, amendment, cancellation or acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled) under, any of the terms, conditions or provisions of any Contract or any permit, authorization, consent or approval affecting, or relating in any way to, the assets or business of the Company or any of its Subsidiaries, (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for any Permitted Liens or (e) violate any Order or Law applicable to the Company, any Subsidiary of the Company, or any of their respective properties, assets or operations; except in each of clauses (b), (c), (d) or (e) where (x) any failure to obtain such permits, authorizations, consents, waivers or approvals, (y) any failure to make such filings, or (z) any such modifications, violations, rights, impositions, breaches or defaults, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.

Section 4.6 SEC Documents and Financial Statements.

(a) Since January 1, 2020, the Company has timely (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) filed with or furnished to (as applicable) the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) under the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such forms, reports, schedules, statements and documents and any other forms, reports, schedules, statements and documents filed by the Company with the SEC, as have been amended since the time of their filing, collectively, the “SEC Documents”). As of their respective filing dates and except to the extent corrected by a subsequent SEC Document, the SEC Documents (i) did not contain, when filed or furnished, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading in any material respect, and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder.

(b) All of the audited and unaudited financial statements of the Company included (or incorporated by reference) in the SEC Documents (including the related notes and schedules thereto) (collectively, the “Financial Statements”), (i) were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (ii) fairly presented (except as may be indicated in the notes thereto) in all material respects, the financial position and the results of operations, shareholders’ equity and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods then ended (subject, in the case of unaudited quarterly financial statements, to the absence of notes and normal year-end adjustments that are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements).

(c) To the Knowledge of the Company, none of the SEC Documents is, as of the date of this Agreement, the subject of ongoing SEC review. As of the date hereof, the Company has not received any comments from the SEC with respect to any of the SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting the Company which has not been adequately addressed.

Section 4.7 Internal Controls; Sarbanes-Oxley Act.

(a) The Company has established and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has established and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. Neither the Company nor, to the Knowledge of the Company, its independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information. To the Knowledge of the Company, there is and has been, no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b) Since January 1, 2020, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received or otherwise has been aware of any written material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after January 1, 2020 (except for any of the foregoing after the date hereof which have no reasonable basis).

Section 4.8 Absence of Certain Changes. Since December 31, 2021 through the date hereof, (a) the Company and its Subsidiaries have conducted, in all material respects, their businesses in the ordinary course consistent with past practice, (b) no Effects have occurred, which, individually or in the aggregate, have had or would reasonably be expected to have, a Material Adverse Effect and (c) the Company and its Subsidiaries have not taken any action that, if taken after the date of this Agreement, without the prior written consent of Parent would constitute a breach of Section 6.1.

Section 4.9 No Undisclosed Liabilities. Except (a) as reflected or otherwise reserved against on the Financial Statements or referenced in the footnotes thereto set forth in the SEC Documents, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the most recent balance sheet included in the SEC Documents, and (c) for liabilities and obligations incurred in connection with the Transactions, neither the Company nor any of its Subsidiaries is subject to any liabilities or obligations that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than as, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect.

Section 4.10 PRC Subsidiaries.

(a) The constitutional documents and certificates and related Contracts of each of the Company’s Subsidiaries formed in the PRC (the “PRC Subsidiaries”) are valid and have been duly approved or issued (as applicable) by a competent PRC Governmental Entity.

(b) All material filings and registrations with the PRC Governmental Entities required to be made in respect of the PRC Subsidiaries and their operations have been made in accordance with applicable Laws.

(c) The Company controls its VIEs through a series of contractual arrangements (the underlying Contracts for such arrangements, collectively, the “VIE Contracts”), and to the Knowledge of the Company, there is no enforceable agreement or understanding to rescind, amend or change the nature of such captive structure or material terms of such contractual arrangements.

(d) No approvals are required to be obtained for the execution and delivery of the VIE Contracts, the performance by the relevant parties of their obligations, and the transactions contemplated under the VIE Contracts, other than those approvals that: (i) have already been obtained, (ii) remain in full force, and (iii) do not impose any obligation, condition or restriction that would create a material burden on the parties to the VIE Contracts, except (A) if any of the Company, the WFOE or any other party designated by them decides to exercise the option granted under any Exclusive Purchase Right Agreement to purchase the equity interests in the applicable VIE, such purchase shall be subject to prior approval by the PRC Ministry of Commerce or its local counterpart and the PRC Ministry of Industry and Information Technology or its local counterpart (as applicable) and be further subject to registrations with the relevant governmental authorities, and (B) if there is any change to the shareholding percentage or registered capital of any VIE, the pledges under the applicable Equity Interest Pledge Agreements shall be subject to re-registration with the State Administration of Industry and Commerce or its local counterparts.

(e) The execution, delivery and performance by each and all of the relevant parties of their respective obligations under each and all of the VIE Contracts, and the consummation of the transactions contemplated thereunder, did not and do not (i) result in any violation of their respective articles of association, their respective business licenses or constitutive documents, (ii) result in any violation of any applicable PRC Laws, or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any agreement, instrument, arbitration award or Order of any court of the PRC having jurisdiction over the relevant parties to the VIE Contracts, as the case may be, or any agreement with, or instrument to which any of them is expressed to be a party or which is binding on any of them.

(f) The ownership structures of the WFOE, the VIEs and the VIEs’ shareholders as described in the SEC Documents comply with all applicable PRC Laws, and do not violate, breach, or otherwise conflict with any applicable PRC Laws as such applicable PRC Laws are being interpreted and enforced as of the date hereof.

(g) The WFOE has effective control of the VIEs and is the sole beneficiary of the VIEs and, to the Knowledge of the Company, all shareholders of the VIEs are acting in good faith and in the best interests of the Company. There have been no disputes, disagreements, claims or any other Legal Proceedings of any nature, raised by any Governmental Entity or any other party, pending or, to the Knowledge of the Company, threatened against or affecting any of the Company, the WFOE or any VIE that: (i) challenge the validity or enforceability of any part or all of the VIE Contracts taken as whole, (ii) challenge the VIE structure or the ownership structure as set forth in the VIE Contracts and described in the SEC Documents, (iii) claim any ownership, share, equity or interest in any VIE, or claim any compensation for not being granted any ownership, share, equity or interest in any VIE, or (iv) claim any of the VIE Contracts or the ownership structure thereof or any arrangements or performance of or in accordance with the VIE Contracts was, is or will violate any PRC Laws.

(h) Except as reflected or otherwise reserved against on the Financial Statements, neither the Company nor any of its Subsidiaries are subject to any liabilities or obligations in connection with any liquidation, dissolution, deregistration or similar corporate event involving any PRC Subsidiary.

Section 4.11 Litigation. There is no claim, action, suit, arbitration, investigation, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (each, a “Legal Proceeding”), pending against (or to the Company’s Knowledge, threatened in writing against or naming as a party thereto), the Company or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

Section 4.12 Benefits.

(a) The Company has made available to Parent a true and complete copy of each Benefit Plan (i) under which any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries has any right to benefits, and (ii) which is maintained, sponsored, administered, contributed to or funded by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries makes or is required to make contributions with respect to such directors, officers, employees or consultants (collectively, the “Company Benefit Plans”)

(b) Each Company Benefit Plan (and related trust, insurance Contract or fund) has been established and administered in accordance with its terms and complies in form and operation with applicable Law, except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.

(c) No Company Benefit Plan provides health, medical, life insurance or death benefits to current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by Law. No Company Benefit Plan is maintained or is for the benefit of directors, officers, employees or consultants of the Company or any of its Subsidiaries outside the jurisdiction of the PRC.

(d) The execution and delivery of this Agreement and the consummation of the Transactions will not (either alone or in combination with another event) (i) entitle any current or former employee, consultant, director or other service provider of the Company or any of its Subsidiaries to any payment; (ii) increase the amount of compensation or benefits due to any such employee, consultant, director or other service provider or any such group of employees, consultants, directors or other service providers; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; or (iv) result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

(e) There are no pending, or, to the Knowledge of the Company, threatened, Legal Proceedings against any Company Benefit Plan, other than ordinary claims for benefits by participants and beneficiaries or which, individually or in the aggregate, have not had or would not reasonably be expected to have, a Material Adverse Effect.

(f) Except as, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect, all contributions, if applicable (including all employer contributions, employee salary reduction contributions, and social security and other contributions to Governmental Entities), which are required by Law or by the terms of such Company Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices and in compliance with applicable Law.

Section 4.13 Labor.

(a) No employee of the Company or any of its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts have been conducted within the last three (3) years or are now being conducted. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor Contract or similar agreement or arrangement with any labor union, trade union, works council or other employee representative, nor is any such Contract being negotiated. Neither the Company nor any of its Subsidiaries is currently experiencing, or, to the Knowledge of the Company, is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute. Neither the Company nor any of its Subsidiaries has received written notice of any unfair labor practice charge, grievance or arbitration proceeding, against the Company that is pending before any federal, state, provincial, local or foreign labor relations board or Governmental Entity or, to the Knowledge of the Company, threatened.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect, (i) each of the Company and its Subsidiaries is in compliance with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, labor relations, collective bargaining, employment discrimination, civil rights, human rights, classification of service providers as employees and/or independent contractors, employment of minors, severance and termination benefits, safety and health, workers’ compensation, pay equity and the collection and payment or withholding of social security Taxes, and (ii) there are no pending or in progress or, to the Knowledge of the Company, threatened suits, actions, complaints, investigations, orders or charges or other proceedings in connection with the Company under any applicable employment, social security or labor Laws.

Section 4.14 Taxes.

(a) All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed and all such Tax Returns are true, correct, and complete in all material respects and all entitlements of material Tax exemption, Tax holidays, Tax incentive or other preferential treatments or financial subsidies enjoyed by the Company or any of its Subsidiaries have been obtained in compliance with applicable Laws in all material respects.

(b) All material Taxes of the Company and its Subsidiaries due and payable have been timely paid, other than such payments as are being contested in good faith by appropriate proceedings. The Financial Statements reflect an adequate reserve for all material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Except as would not reasonably be expected to have a Material Adverse Effect, since the date of such financial statements, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. No material Liens for Taxes exist with respect to any of the assets of the Company or any of its Subsidiaries, except for Permitted Liens. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (other than commercial Contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(c) Each of the Company and its Subsidiaries has timely paid or withheld all material Taxes required to be paid or withheld with respect to their employees and independent contractors (and timely paid over such Taxes to the appropriate Governmental Entity).

(d) Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations or outstanding extension of the period, for the assessment or collection of any material Tax and there has been no request by any Governmental Entity to execute such a waiver or extension. No audit or other examination or administrative, judicial or other proceeding of, or with respect to, any material Tax Return or material Taxes of the Company or any of its Subsidiaries is currently in progress, and neither the Company nor any of its Subsidiaries has been notified of any written request for, or, to the Knowledge of the Company, any threat of, such an audit or other examination or administrative, judicial or other proceeding. No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Entity against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. No claim has been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by such jurisdiction.

(e) Each of the Company’s Subsidiaries formed in the PRC has, in accordance with applicable Law in all material respects, duly registered with the relevant PRC Governmental Entity, obtained and maintained the validity of all national and local Tax registration certificates and complied in all material respects with all requirements imposed by such Governmental Entity. No submissions made by or on behalf of the Company or any of its Subsidiaries to any Governmental Entity in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates contained any material misstatement or omission that would have affected the granting of such Tax exemptions, preferential treatments or rebates. No suspension, revocation or cancellation of any such Tax exemptions, preferential treatments or rebates is pending or, to the Company’s Knowledge, threatened.

(f) Neither the Company nor any of its Subsidiaries incorporated outside the PRC takes the position for Tax purposes that it is a “resident enterprise” of the PRC or Tax resident in any jurisdiction other than its jurisdiction of formation.

Section 4.15 Contracts.

(a) Except as filed or furnished as exhibits to the SEC Documents filed prior to the date hereof, the Company has made available to Parent a list or description of each note, bond, mortgage, indenture, lease, license, contract or agreement, or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound which, as of the date of this Agreement:

(i) except as filed or furnished as exhibits to the SEC Documents filed prior to the date hereof, is or would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

(ii) obligates the Company or any of its Subsidiaries to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of Five Hundred Thousand U.S. Dollars ($500,000) or its equivalent in another currency and in each case (A) is not cancelable within thirty (30) days or (B) is not cancelable without material penalty to the Company or any of its Subsidiaries;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area of the Company or any of its Subsidiaries which restrict the conduct of any line of business that is material to the Company and its Subsidiaries;

(iv) constitutes Indebtedness (including any guarantee thereof) or any letters of credit or similar instruments issued for the account of the Company or any of its Subsidiaries or mortgaging, pledging or otherwise placing a Lien securing obligations on any portion of the assets of the Company or any of its Subsidiaries, other than any such agreement, indenture, letter of credit or instrument solely between or solely among the Company and its wholly owned Subsidiaries;

(v) requires the Company or any of its Subsidiaries to dispose of or acquire assets or properties with a value in excess of Five Hundred Thousand U.S. Dollars ($500,000) or its equivalent in another currency, or provides for any pending or contemplated merger, consolidation or similar business combination transaction involving the Company or any of its Subsidiaries;

(vi) constitutes a Contract relating to a hedging transaction;

(vii) relates to a joint venture, partnership or similar arrangement, with a third party;

(viii) constitutes a loan to any Person (other than a wholly owned Subsidiary of the Company) by the Company or any of its Subsidiaries;

(ix) grants to any Person a right of first refusal, a right of first offer or an option to purchase, acquire, sell or dispose of any Company IP Rights that, individually or in the aggregate, is material to the Company or its Subsidiaries;

(x) is a collective bargaining agreement or other Contract with any labor organization, union or association (other than any mandatory national collective bargaining agreement) or any other collective bargaining agreement with an employees’ representative body such as a works council or any company practice or any commitment given to any employee of the Company;

(xi) is a license, agreement or other contractual right in respect of any material Company IP Rights or otherwise grants the Company or any of its Subsidiaries any material rights in any Intellectual Property, including any covenants not to sue, trademark coexistence agreements and agreements to develop, create or invent any material Company IP Rights or Company Products;

(xii) is a Contract giving the other party the right to terminate such Contract as a result of this Agreement or the consummation of the Merger; and

(xiii) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) or any other Contract that is material to the Company and its Subsidiaries, taken as a whole; and.

(b) Each Contract of the type described above in Section 4.15(a) and in effect on the date of this Agreement is referred to herein as a “Material Contract.” As of the date hereof, except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect, (i) each Material Contract is legal, valid and binding on the Company and each of its Subsidiaries that is a party thereto, and is in full force and effect, except as may be limited by the Enforceability Exceptions, (ii) neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party thereto, is or is alleged to be in breach or violation of, or default under, any Material Contract, and (iii) to the Company’s Knowledge, no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Material Contract. Neither the Company nor any of its Subsidiaries has received notice of any breach, violation or default under any Material Contract, except for breaches, violations or defaults that, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.

(c) The Company has delivered or made available to Parent or provided to Parent for review, prior to the execution of this Agreement, true and complete copies of all of the Material Contracts, including any amendments thereto.

Section 4.16 Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect, to the Knowledge of the Company:

(a) the Company and each of its Subsidiaries are in compliance with all Environmental Laws;

(b) the Company and each of its Subsidiaries have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing (to the extent such concept exists); and

(c) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter or claim alleging that the Company or any such Subsidiary is in violation of, or liable under, any Environmental Law. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries under applicable Environmental Laws.

Section 4.17 Intellectual Property.

(a) The Company and each of its Subsidiaries owns, or has a valid right or license to use, all of the Company IP Rights that are material to the business of the Company and its Subsidiaries taken as a whole. The Company IP Rights are sufficient for the conduct of the business of the Company and each of its Subsidiaries holding such Company IP Rights as currently conducted.

(b) The Company and each of its Subsidiaries owns and has good and exclusive title to each item of Company-Owned IP Rights that are material to the business of the Company and its Subsidiaries taken as a whole, free and clear of any Liens (other than Permitted Liens). The right, license and interest of the Company and each of its Subsidiaries in and to all material Third-Party Intellectual Property Rights licensed by such Person from a third party are free and clear of all Liens (excluding restrictions contained in the applicable written license agreements with such third parties and Permitted Liens).

(c) Except as, individually or in the aggregate, has not had or would not reasonably be expected to have, a Material Adverse Effect, each item of Company Registered Intellectual Property is valid and subsisting (or in the case of applications, applied for), and all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid. All necessary documents, certificates, and other filings required to be filed in connection with applications or registrations for the Company Registered Intellectual Property have been filed with the relevant Governmental Entities.

(d) Neither the Company nor any of its Subsidiaries is or shall be, as a result of the execution and delivery or effectiveness of this Agreement or the performance of such Company’s obligations under this Agreement, in material breach of any Contract governing any material Company IP Rights (the “IP Rights Agreements”). None of the IP Rights Agreements grants any third party exclusive rights to or under any material Company IP Rights or grants any third party the right to sublicense any material Company IP Rights.

(e) To the Knowledge of the Company, there are no royalties, honoraria, fees or other payments owed or payable by the Company or any of its Subsidiaries to any past or present Company employee, shareholder, founder, owner or consultant in connection with the Company’s use or ownership of the Company IP Rights (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product).

(f) To the Knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned IP Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has brought any action, suit or proceeding for, or since January 1, 2020, has accused any third party in writing of engaging in or committing any, infringement or misappropriation of any material Intellectual Property or breach of any material Company IP Rights Agreement.

(g) The operation of the business of the Company and each of its Subsidiaries as such business is currently conducted, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product, and (ii) the Company’s use of any product, device or process in the business of the Company and its Subsidiaries, has not and does not infringe or misappropriate the Intellectual Property of any third party, except for any infringement or misappropriation that has not had or would not reasonably be expected to have, any Material Adverse Effect.

(h) Except as, individually or in the aggregate, has not had or would not reasonably be expected to have, a Material Adverse Effect, the Company and each of its Subsidiaries has secured from all of its employees, consultants and independent contractors who contributed to the conception, reduction to practice, creation or development of any material Company-Owned IP Rights a present assignment of all such third party’s Intellectual Property rights in such contribution that the Company or its Subsidiaries do not already own by operation of law. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries has any right, license, claim or interest whatsoever in or with respect to any material Company-Owned IP Rights.

(i) The Company and each of its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality and security of all Personally Identifiable Information or non-public information included in the Company IP Rights (“Protected Information”). All current and former employees and consultants of the Company and its Subsidiaries having access to Protected Information are subject to the Company’s code of conduct which contains provisions regarding the protection of proprietary information and the assignment to the Company of any intellectual property or industrial rights arising from services performed for the Company or its Subsidiaries.

(j) To the Knowledge of the Company, except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has (i) incorporated any “free,” “open source” or “copyleft” software (“Open Source Materials”) into, or combined Open Source Materials with, the Company IP Rights or Company Products, (ii) distributed Open Source Materials in conjunction with any Company IP Rights or Company Products, or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii) or (iii), creates or purports to create, obligations for the Company or any of its Subsidiaries with respect to any Company IP Rights or grants, or purports to grant, to any third party, any rights or immunities under any Company IP Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge).

(j) Except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries has complied with all applicable Laws regarding collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing personally identifiable data (“Data Protection Laws”), including national, state, provincial, local laws or regulations regarding data privacy and information security, (ii) data breach notification (as applicable), and/or (iii) trespass, computer crime and other laws governing unauthorized access to or use of electronic data. To the Knowledge of the Company, except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has experienced any breach of security or otherwise unauthorized access by third parties to the Protected Information or any proprietary information of any of its customers or business partners in its possession, custody or control.

Section 4.18 Compliance with Laws; Permits.

(a) Each of the Company and its Subsidiaries has complied and is in compliance with all Laws which affect the business, properties or assets of the Company and its Subsidiaries, and no written notice has been received by the Company or any of its Subsidiaries or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries alleging any non-compliance with any such Laws, except in each case above for such non-compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.

(b) The Company and its Subsidiaries are in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties or to carry on their business substantially in the manner described in the SEC Documents filed prior to the date hereof and substantially as is being conducted as of the date of this Agreement (collectively, the “Company Permits”), and (i) all of the Company Permits are valid, in full force and effect, and are not subject to any pending or, to the Knowledge of the Company, threatened Legal Proceeding by any Governmental Entity to suspend, cancel, modify, terminate or revoke any such Company Permit, (ii) the Company and each of its Subsidiaries are in compliance with the terms and requirements of such Company Permits, and (iii) the Company and each of its Subsidiaries is not in default under, and to the Company’s Knowledge, no condition exists that with notice or lapse of time or both would constitute a default under or would reasonably be expected to result in any suspension, cancellation, modification, termination or revocation of, any such Company Permit, except, in each case of clauses (i), (ii) and (iii), where the failure by the Company or a Subsidiary thereof, as applicable, to possess, obtain approval or make filing or registration with respect to, and maintain any Company Permit in full force and effect, or such non-compliance or default, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.

(c) Since January 1, 2020, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers or employees or, any agent or any other Person acting for or on behalf of the Company or any of its Subsidiaries has (i) taken any action that would result in a violation by such Person of (A) the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff) (the “FCPA”) or any other anti-corruption or anti-bribery applicable Law, (B) any economic sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, Her Majesty’s Treasury or any applicable prohibited party list maintained by any U.S. Governmental Entity, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”) and (C) any applicable Law relating to export control, or has otherwise (ii) made any bribe, influence payment, kickback, payoff or any other type of payment that would be unlawful under any applicable anti-corruption Law, or (iii) offered, paid, promised to pay, or authorized any payment or transfer of, anything of value, directly or indirectly, to any Government Official for the purpose of (A) improperly influencing any act or decision of such Government Official in his official capacity, (B) improperly inducing such Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, or (D) inducing such Government Official to improperly influence or affect any act or decision of any Governmental Entity, in each case, in order to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with, or in directing business to, any Person. The Company has conducted its business in compliance with the FCPA and any other applicable anti-corruption Law, Sanctions and applicable Laws relating to export controls), and the Company has instituted and maintained policies and procedures reasonably designed to cause each such Person to promote and ensure compliance with all such laws described in this sentence. none of the Company, any of its Subsidiaries or any of their respective directors, officers or employees or, to the Knowledge of the Company, any agent or any other Person acting for or on behalf of the Company or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that, are (x) the subject of any Sanctions or (y) located, organized or resident in a country or region that is the subject of Sanctions.

Section 4.19 Properties.

(a) Except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect, the Company or a Subsidiary thereof have good title to, or good and valid leasehold interests in, all property and assets reflected on the Financial Statements or acquired after the most recent balance sheet included in the SEC Documents, except as have been disposed of since the most recent balance sheet included in the SEC Documents in the ordinary course of business and not in violation of this Agreement, in each case, free and clear of Liens, except for Permitted Liens.

(b) The Company has made available to Parent a list of the address of each real property that the Company or any of its Subsidiaries holds title or leasehold interests and is material to the business of the Company and its Subsidiaries taken as a whole (the “Company Material Properties”), name of the entity owning or leasing, and whether such property is owned, leased or subleased.

(c) The Company or a Subsidiary thereof owns good, marketable and valid title or leasehold interests (as applicable) to each Company Material Property, in each case, free and clear of Liens, except for Permitted Liens. Each lease, sublease or license under which the Company or any of its Subsidiaries leases, subleases or licenses any real property (whether as lessor or lessee) is valid and in full force and effect, and neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a lease, sublease or license, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach or default under the provisions of such lease, sublease or license, except for those breaches or defaults as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect. The performance by the Company of this Agreement and the transactions contemplated hereby will not result in the termination of, or in any increase of any material amounts payable under, any such lease, sublease or license that is material to the business of the Company and its Subsidiaries or will require the consent or approval from any party to any such lease, sublease or license.

(d) No certificate, variance, permit or license from any Governmental Entity necessary for the current use and operation of each Company Material Property has failed to be obtained or is not in full force and effect, and neither the Company nor any of its Subsidiaries has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.

Section 4.20 Information in the Proxy Statement. None of the information supplied or to be supplied in writing by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Schedule 13E-3 will, at the time such document is filed with the SEC and at any time such document is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (b) the Proxy Statement will, at the date it is first mailed to the shareholders of the Company, at the time of the Shareholder Meeting, and at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions, to the extent relating to the Company or any of its Subsidiaries or other information supplied by or on behalf of the Company or any of its Subsidiaries for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder. The representations and warranties contained in this Section 4.20 will not apply to statements or omissions included in the Schedule 13E-3 or the Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent or Merger Sub.

Section 4.21 Opinion of Financial Advisors. The Special Committee has received the opinion of the Company Financial Advisor to the effect that, as of the date of this Agreement and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Per Share Merger Consideration to be received by holders of Shares (other than holders of Excluded Shares), as applicable, is fair, from a financial point of view, to such holders. The Company shall, promptly following receipt of the written opinion of its Company Financial Advisor, furnish an accurate and complete copy to Parent solely for informational purposes.

Section 4.22 Insurance. The Company and its Subsidiaries are either self-insured or have policies of insurance that afford coverage to the Company, its Subsidiaries and/or any of their respective employees, directors, properties or assets, in such amounts and with respect to such risks and losses, which the Company believes are adequate in all material respects for the operation of its business. The insurance policies are in full effect, no written notice of cancellation has been received by the Company or any of its Subsidiaries under such policies, and there is no existing default or event which, with the giving of notice or lapse of time or both, except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect. The Company has no reason to believe that it or any of its Subsidiaries will not be able to (a) renew its existing insurance policies as and when such policies expire, or (b) obtain comparable coverage from comparable insurers as may be necessary to continue its business without a significant increase in cost. The Company has delivered or otherwise made available to Parent prior to the date hereof a copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries.

Section 4.23 Interested Party Transactions. None of the officers or directors of the Company is presently a party to any transaction with the Company or any of its Subsidiaries that would be required to be reported under Item 7.B. of Form 20-F under the Exchange Act (other than for services as officers, directors and employees of the Company or any of its Subsidiaries), other than for (a) payment of salary or fees for services rendered in the capacity of an officer, director or employee of the Company or any of its Subsidiaries), (b) reimbursement for expenses incurred on behalf of the Company or any of its Subsidiaries and (c) other employee benefits, including awards issued pursuant to the Company Equity Plan, in each case, in the ordinary course of business and consistent with past practice.

Section 4.24 Brokers; Expenses. No broker, investment banker, financial advisor or other Person (other than the Company Financial Advisor), is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement, the Merger or the other Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.25 Anti-Takeover Provisions. The Company is not party to a shareholder rights agreement, “poison pill” or similar anti−takeover agreement or plan. The Company Board has taken all necessary action so that any takeover, anti−takeover, moratorium, “fair price”, “control share” or other similar Laws enacted under any Laws applicable to the Company other than the CICA (each, a “Takeover Statute”) does not, and will not, apply to this Agreement or the Transactions.

Section 4.26 Required Vote. The Shareholder Approval is the only vote of the holders of any class or series of equity interests of the Company necessary to approve and authorize this Agreement, the Plan of Merger and the Transactions (including the Merger).

Section 4.27 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions. The Company hereby disclaims any other express or implied representations or warranties. The Company is not, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking information or statements of the Company or any of its Subsidiaries.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, on a joint and several basis, represent and warrant to the Company that:

Section 5.1 Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub (i) is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and (ii) has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to, individually or in the aggregate, prevent or materially impair or delay the consummation of the Transactions . Parent has delivered to or made available to the Company, prior to the execution of this Agreement, true and complete copies of the memorandum and articles of association of Parent and Merger Sub, each as amended to date, and each as so delivered is in full force and effect.

Section 5.2 Merger Sub. Immediately prior to the Effective Time, Parent owns beneficially and of record all of the issued and outstanding share capital of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 5.3 Authorization; Validity of Agreement; Parent Action. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Merger and the other Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by it of the Merger and the other Transactions, have been duly and validly authorized by all necessary corporate actions, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, and the consummation by it of the Transactions, subject, in the case of the Merger, to the filing of the Plan of Merger and other documents required by the CICA with the Registrar of Companies of the Cayman Islands. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except that the enforcement hereof may be limited by the Enforceability Exceptions.

Section 5.4 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Merger or any of the other Transactions or compliance by Parent or Merger Sub with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the memorandum and articles of association of Parent or Merger Sub, (b) require any filing by Parent or Merger Sub with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and the publication of notification of the Merger in the Cayman Islands Government Gazette, (iii) such filings with the SEC as may be required to be made by Parent in connection with this Agreement and the Merger, including the Schedule 13E-3, (iv) such filings as may be required under the rules and regulations of NASDAQ in connection with this Agreement or the Merger, (v) such filings as may be required in connection with state and local transfer Taxes, or (vi) any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder), or (c) violate any Order or Law applicable to Parent, Merger Sub or any of their respective properties, assets or operations; except in each of clauses (b) or (c) where (A) any failure to obtain such permits, authorizations, consents or approvals, (B) any failure to make such filings, or (C) any such modifications, violations, rights, impositions, breaches or defaults has not had and would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the Transactions.

Section 5.5 Available Funds and Equity Financing.

(a) Parent has delivered to the Company true and complete copies of executed equity commitment letters from the Sponsors (collectively, the “Equity Commitment Letters”) pursuant to which each Sponsor has committed to purchase, or cause the purchase of, for cash or contributed equity, subject to terms and conditions thereof, equity securities of Parent, up to the aggregate amount set forth in its Equity Commitment Letter (the “Equity Financing”). The proceeds of the Equity Financing shall be used to finance the consummation of the Transactions.

(b) As of the date hereof, (i) each Equity Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Parent (subject to the Enforceability Exceptions) and, to the Knowledge of Parent, the other parties thereto (subject to the Enforceability Exceptions), (ii) no Equity Commitment Letter has been amended or modified and no such amendment or modification is contemplated (other than as permitted by this Section 5.5), and the respective commitments contained in the Equity Commitment Letters have not been withdrawn or rescinded in any material respect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letters.

(c) Assuming (i) the Equity Financing is funded in accordance with the Equity Commitment Letters, and (ii) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Section 8.1 and Section 8.2 or the waiver of such conditions, as of the date hereof, the net proceeds from the Equity Financing will be sufficient for Merger Sub and the Surviving Entity to pay (A) the Merger Consideration, and (B) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. The Equity Commitment Letters contain all of the conditions precedent to the obligations of the parties thereunder, as applicable, to make the Equity Financing available to Parent or Merger Sub on the terms and conditions therein. As of the date hereof, no event has occurred, which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub or, to the Knowledge of Parent, any other parties thereunder, under the Equity Commitment Letters. Assuming the satisfaction of the conditions set forth in Section 8.1 and Section 8.2 hereof, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Equity Commitment Letters or that any of the conditions to the Equity Financing will not be satisfied or that the Equity Financing will not be available to Parent or Merger Sub at the time required to consummate the Transactions. Each Equity Commitment Letter provides that the Company is a third party beneficiary thereto and entitled to the enforcement thereof, in each case in accordance with the terms and conditions thereof. There are no Contracts to which Parent or any of its Affiliates is a party imposing conditions upon the funding or investing, as applicable, of the full amount of the Equity Financing other than as expressly set forth in the Equity Commitment Letters.

Section 5.6 Limited Guarantees. Assuming the due authorization, execution and delivery by the Company, each Limited Guarantee is in full force and effect and is a legal, valid and binding obligation of the Sponsor that executed it, subject to the Enforceability Exceptions, and no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of such Sponsor under such Limited Guarantee.

Section 5.7 Ownership of Equity Securities. As of the date hereof, neither Parent nor Merger Sub beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or any other equity securities of the Company.

Section 5.8 Parent Group Contracts. As of the date hereof, other than this Agreement, the Support Agreements, the Voting Proxies, the Limited Guarantees, the Equity Commitment Letters, the Interim Investors Agreement, and all the schedules, exhibits and amendments thereto that have been made available to the Company (collectively, the “Parent Group Contracts”), there are no Contracts, arrangements or understandings (whether oral or written) (i) between Parent, Merger Sub, the Rollover Shareholders, the Sponsors or any of their respective Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any directors, officers, employees or shareholders of the Company or any Subsidiary of the Company in their capacities as such, on the other hand, that relate in any way to the Transactions; or (ii) to which Parent, Merger Sub, the Sponsors or any Affiliates of any Sponsor is a party and pursuant to which any management member, director or shareholder of the Company would be entitled to receive consideration in respect of Company Equity Interests owned by it of a different amount or nature than the consideration that is provided in this Agreement or pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Competing Proposal.

Section 5.9 Brokers; Expenses. Other than China International Capital Corporation Hong Kong Securities Limited, no broker, investment banker, financial advisor or other Person, is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of Parent, Merger Sub or any of their Subsidiaries.

Section 5.10 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article V, none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub or with respect to any other information provided to the Company in connection with the Transactions. Parent and Merger Sub hereby disclaim any other express or implied representations or warranties. Neither Parent nor Merger Sub is, directly or indirectly, making any representations or warranties regarding any pro-forma financial information or financial projections, to the extent applicable, or other forward-looking information or statements of Parent or any of its Subsidiaries.

Article VI
CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1 Conduct of Business. Except (a) as expressly contemplated by this Agreement, (b) as required by applicable Law, or (c) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time or the earlier termination of this Agreement pursuant to Section 9.1, the Company (x) shall and shall cause its Subsidiaries to, conduct its business in all material respects in the ordinary course of business and use commercially reasonable efforts to preserve its business organization intact, and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors and those Persons with whom the Company or any of its Subsidiaries has business relationships that are material to the Company and its Subsidiaries, taken as a whole, (y) shall and shall cause its Subsidiaries to, use commercially reasonable efforts to keep available the services of their current officers and key employees, and (z) shall not, and shall cause its Subsidiaries not to:

(i) amend its memorandum and articles of association or equivalent organizational documents;

(ii) (A) split, combine, subdivide or reclassify any Shares or shares of capital stock (as applicable) of the Company or any of its Subsidiaries; (B) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to Shares or shares of capital stock (as applicable) of the Company or any of its Subsidiaries or other equity securities or ownership interests in the Company or any of its Subsidiaries, except for the declaration and payment of dividends or other distributions by any of the Company’s directly or indirectly wholly owned Subsidiaries to the Company or to another wholly owned Subsidiary of the Company; and (C) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Company Equity Interests;

(iii) except for (A) issuances by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary thereof or (B) the transfer or other disposition of securities solely between or among the Company and its wholly owned Subsidiaries, issue, sell, pledge, dispose, encumber or grant any Shares or any of the Company’s Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any Shares or any of the Company’s Subsidiaries’ capital stock or other equity interests;

(iv) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets, or otherwise), directly or indirectly, any assets, property (other than personal property at a total cost of less than Five Hundred Thousand U.S. Dollars ($500,000) in the aggregate), securities, interests or businesses;

(v) sell, pledge, lease, assign, license or otherwise transfer, abandon, permit to lapse, dispose of or encumber or create or incur any Lien (other than a Permitted Lien) on any assets (including any Company IP Rights), securities, properties, interests or businesses, or voluntarily exercise any purchase or sale rights or rights of first offer, except with respect to such assets, securities, properties, interests or businesses with a value of less than Five Hundred Thousand U.S. Dollars ($500,000) in the aggregate;

(vi) incur, create, assume, refinance or replace any Indebtedness for borrowed money or issue or amend or modify the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Subsidiary of the Company), except Indebtedness incurred under the Company’s or its Subsidiaries’ existing credit facilities as in effect on the date hereof;

(vii) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, in each case other than by the Company or a wholly owned Subsidiary thereof to the Company or a wholly owned Subsidiary thereof;

(viii) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Material Contract (or any Contract that, if existing as of the date of this Agreement, would be a Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Material Contract that occur automatically without any action by the Company or any of its Subsidiaries, (B) as may be reasonably necessary to comply with the terms of this Agreement, or (C) actions permitted under Section 6.1(v);

(ix) settle or compromise any legal action, suit or arbitration proceeding, in each case made or pending against the Company or any of its Subsidiaries, including any such matter relating to Taxes or the ownership of the Shares, other than settlements (A) requiring the Company or its Subsidiaries to pay monetary damages not exceeding Five Hundred Thousand U.S. Dollars ($500,000), (B) covered by existing insurance, and (C) not involving the admission of any wrongdoing by the Company or any of its Subsidiaries;

(x) (A) establish, adopt, enter into, materially amend or terminate any Company Benefit Plan or collective bargaining agreement, or any plan, program, policy, or arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement, (B) materially increase the compensation, severance, perquisites or fringe benefits payable or to become payable to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice, (C) pay any bonus or severance pay to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries other than in the ordinary course of business or in accordance with the terms of a Company Benefit Plan as in effect on the date hereof, (D) grant any stock options, stock appreciation rights, restricted shares, restricted stock units or equity-based compensatory awards, (E) accelerate the payment, right to payment or vesting of any compensation or benefits, or (F) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or any plan, program, policy, practice or arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement; except, in the case of each of clauses (A) through (F), as required by applicable Law or any Company Benefit Plan;

(xi) make any material change to its methods of accounting in effect at December 31, 2021, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business, with respect to accounting policies, unless required by GAAP or the SEC;

(xii) enter into any new line of business that is material to the Company and its Subsidiaries taken as a whole;

(xiii) make or change any material Tax election, materially amend any Tax Return (except as required by applicable Law), enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting;

(xiv) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization of the Company or any of its Subsidiaries;

(xv) amend or modify the compensation terms or any other obligations of the Company contained in the engagement letters entered into with the Company Financial Advisor, in a manner materially adverse to the Company, any of its Subsidiaries or Parent or engage other financial advisers in connection with the Transactions;

(xvi) make or incur any capital expenditures (or any obligations or liabilities in respect thereof) or other investments except for ordinary course capital expenditures not to exceed Five Hundred Thousand U.S. Dollars ($500,000) in the aggregate;

(xvii) transfer or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Company IP Rights (other than non-exclusive end-user licenses in connection with the sale of Company Products in the ordinary course of business consistent with past practice), or transfer or provide a copy of any Company Source Code to any Person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company) (other than providing access to Company Source Code to current employees and consultants of the Company or its Subsidiaries involved in the development of the Company Products on a need to know basis, in the ordinary course of business consistent with past practice);

(xviii) abandon, fail to maintain or allow to lapse, including by failure to pay the required fees in any jurisdiction, or disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any Company IP Rights or develop, create or invent any Intellectual Property jointly with any third party;

(xix) fail to keep in force insurance policies that provide insurance coverage with respect to the assets, operations and activities of the Company or any of its Subsidiaries as are currently in effect;

(xx) take any action that is intended or would reasonably be expected to, result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(xxi) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or

(xxii) agree, resolve or authorize or commit to do any of the foregoing.

Section 6.2 Non-Solicit; Change in Recommendation.

(a) Except as expressly permitted by this Section 6.2, the Company shall and shall cause each of its Subsidiaries and their respective Representatives acting in such capacity (i) to immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party, its Representatives and its financing sources conducted prior to the date hereof with respect to any Competing Proposal, or inquiry, proposal or offer that would reasonably be expected to lead to a Competing Proposal, and shall use its reasonable best efforts to cause any such third party, its Representatives and its financing sources in possession of non-public information heretofore furnished to such Person by or on behalf of the Company and its Subsidiaries to return to the Company or destroy such non-public information, (ii) not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Competing Proposal, and (iii) from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, not, directly or indirectly, (A) solicit, initiate, induce, knowingly encourage or knowingly take any action designed to facilitate or otherwise assist with any inquiries regarding or the making of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Competing Proposal (including by way of furnishing non-public information with respect to, or affording access to the business, properties, assets, books, records, or any personnel of, the Company or any of its Subsidiaries), (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person non-public information in connection with or for the purpose of encouraging or facilitating, a Competing Proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a Competing Proposal, (C) approve, endorse or recommend any Competing Proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a Competing Proposal or authorize or execute or enter into any letter of intent, option agreement, agreement in principle or other Contract contemplating or otherwise relating to a Competing Proposal or any inquiry, proposal or offer which would reasonably be expected to lead to a Competing Proposal, or (D) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary contained in Section 6.2(a), if, at any time on or after the date hereof and prior to obtaining the Shareholder Approval, the Company or any of its Representatives receives an unsolicited, bona fide written Competing Proposal from any Person or group of Persons, which Competing Proposal was made or renewed on or after the date hereof and did not arise or result from a breach of this Section 6.2, (i) the Company and its Representatives may contact such Person or group of Persons solely to request clarification of the terms and conditions thereof, and (ii) if the Company Board (acting upon recommendation of the Special Committee) or the Special Committee, determines in good faith, after consultation with an independent financial advisor of international repute and outside legal counsel, that such Competing Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, then the Company and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Competing Proposal; provided that the Company shall provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives, prior to or substantially concurrently with providing such information to such third party, and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal.

(c) Except as expressly permitted by this Section 6.2(c) or Section 6.2(d), neither the Company Board (acting upon recommendation of the Special Committee) nor the Special Committee shall (i) fail to recommend to its shareholders that the Shareholder Approval be given or fail to include the Company Board Recommendation in the Proxy Statement, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in each case, in a manner adverse to Parent, the Company Board Recommendation, or take any other action or make any other public statement in connection with the Shareholder Meeting inconsistent with the Company Board Recommendation, (iii) make any recommendation or public statement in favor of a Competing Proposal that is a tender offer or exchange offer other than (A) a recommendation against such offer or (B) a temporary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act or a statement that the Company Board has received and is evaluating a Competing Proposal, (iv) fail to publicly recommend against any Competing Proposal, or fail to publicly reaffirm the Company Board Recommendation, in each case within ten (10) Business Days following a Competing Proposal that has been publicly announced (or such fewer number of days as remains prior to the Shareholder Meeting, as it may be adjourned), or (v) adopt, approve or recommend, publicly propose to approve or recommend, a Competing Proposal, or publicly propose to enter into or cause or authorize the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement or other agreement with respect to a Competing Proposal (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 6.2(b)) (each, an “Alternative Acquisition Agreement”) (any of the foregoing actions being referred to under (i) to (v), an “Adverse Recommendation Change”). Notwithstanding anything to the contrary herein, prior to the time the Shareholder Approval is obtained, the Company Board (acting upon recommendation of the Special Committee) or the Special Committee may make an Adverse Recommendation Change with respect to a Competing Proposal that was not solicited in breach of this Section 6.2, if and only if, prior to taking such action, the Company Board (acting upon recommendation of the Special Committee) or the Special Committee has determined in good faith, after consultation with an independent financial advisor of international repute and outside legal counsel, (x) that failure to make an Adverse Recommendation Change would violate the directors’ fiduciary duties under applicable Law, and (y) that such Competing Proposal constitutes a Superior Proposal, after giving effect to all of the adjustments which may be offered by Parent pursuant to the following proviso; provided, however, that, prior to making an Adverse Recommendation Change in connection with the Competing Proposal of any Person (1) the Company shall have given Parent at least five (5) Business Days’ prior written notice of its intention to take such action, which notice shall specify in reasonable detail the reasons therefor and describe the material terms and conditions of the Superior Proposal that is the basis for such action (it being understood that such material terms shall include the identity of the third party making the Superior Proposal), (2) the Company shall have negotiated, and shall have caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the Company Board (acting upon recommendation of the Special Committee) or the Special Committee shall have considered in good faith any proposed revisions to this Agreement proposed in writing by Parent, and shall have determined in good faith, following consultation with an independent financial advisor of international repute and outside legal counsel, that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect, and that failure to make an Adverse Recommendation Change would violate the directors’ fiduciary duties under applicable Law, and (4) in the event of any material change to the material terms of such Superior Proposal, such materially changed Superior Proposal shall be deemed a new Superior Proposal and the Company shall, in each case, be required to again comply with the requirements of subclauses (1) through (3), except that the notice period referred to in subclause (1) shall be at least three (3) Business Days.

(d) Notwithstanding anything to the contrary herein, prior to the time the Shareholder Approval is obtained, the Company Board (acting upon recommendation of the Special Committee) or the Special Committee may make an Adverse Recommendation Change (other than in response to a Superior Proposal, which shall be governed by Section 6.2(c)) if and only if (i) a material development or change in circumstances that materially improves or would be reasonably likely to materially improve the financial condition, business or results of operation of the Company and its Subsidiaries, taken as a whole (and which change or development does not relate to a Competing Proposal) has occurred or arisen or first become known to the Special Committee after the date of this Agreement that was neither known to such party nor reasonably foreseeable as of the date of this Agreement (an “Intervening Event”), (ii) the Company Board has first reasonably determined in good faith, after consultation with an independent financial advisor of international repute and outside legal counsel, that failure to make such Adverse Recommendation Change would reasonably be expected to violate the directors’ fiduciary duties under applicable Law, (iii) five (5) Business Days shall have elapsed since the Company has given written notice of such Adverse Recommendation Change to Parent advising that it intends to take such action and specifying in reasonable detail the reasons therefor and including a reasonably detailed written description of the Intervening Event, (iv) during such five (5) Business Day period, the Company has considered and, if reasonably requested by Parent, engaged in good faith discussions with Parent regarding, any adjustment or modification to the terms of this Agreement proposed by Parent, and (v) the Company Board (acting upon recommendation of the Special Committee) or the Special Committee, following such five (5) Business Day period, again reasonably determines in good faith, after consultation with an independent financial advisor of international repute and outside legal counsel and taking into account any adjustment or modification to the terms of this Agreement proposed by Parent, that failure to make such Adverse Recommendation Change would reasonably be expected to violate the directors’ fiduciary duties under applicable Law.

(e) Nothing in this Agreement shall prohibit the Company Board (acting upon recommendation of the Special Committee) or the Special Committee from: (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law, or (ii) making any “stop, look and listen” communication to the Company’s shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that the foregoing shall not permit the Company Board or the Special Committee to make any Adverse Recommendation Change except as permitted by Section 6.2(c) or Section 6.2(d).

(f) The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after its receipt of any written inquiries, proposals or offers with respect to a Competing Proposal, or any written request for non-public information relating to the Company or any of its Subsidiaries in each case by any Person that informs the Company or any of its Subsidiaries that it is considering making, or has made, a Competing Proposal, or any material change to any terms of a Competing Proposal previously disclosed to Parent. Such notice shall be in writing, and shall specify in reasonable detail the identity of the Person making the Competing Proposal, inquiry, proposal, offer or request, all material terms and conditions of such Competing Proposal, inquiry, proposal, offer or request, and whether the Company has any intention to provide confidential information to such Person. The Company shall also promptly, and in any event within twenty-four (24) hours, notify Parent, in writing, if it enters into discussions or negotiations concerning any Competing Proposal or provides nonpublic information to any person in accordance with this Section 6.2. In addition, following the date hereof, the Company shall keep Parent reasonably informed on a reasonably current basis of any material developments, discussions or negotiations regarding any inquiries, proposals or offers with respect to a Competing Proposal and upon the request of Parent shall apprise Parent of the status of such Competing Proposal. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits it from providing any information to Parent in accordance with this Section 6.2.

(g) As used in this Agreement, “Competing Proposal” shall mean any proposal or offer from any Person (other than Parent and Merger Sub) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of the Company and its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of 20% or more of the outstanding Shares, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Shares, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries which, in the case of a merger, consolidation, share exchange or business combination, would result in any Person acquiring assets, individually or in the aggregate, constituting 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Shares involved is 20% or more; in each case, other than the Transactions.

(h) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Competing Proposal that the Company Board (acting upon the recommendation of the Special Committee) has determined in good faith, after consultation with an independent financial advisor of international repute and outside legal counsel, and taking into account all legal, regulatory, financial, timing and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), is more favorable to the Company and its shareholders (other than the Rollover Shareholders) than the Transactions (taking into account, as the case may be, any revisions to the terms of this Agreement proposed by Parent in response to such proposal or otherwise) and is otherwise reasonably capable of being completed on the terms proposed; provided, that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Competing Proposal shall be deemed to be references to “50%;” provided, further, that any such offer shall not be deemed to be a “Superior Proposal” if (A) the offer is conditional upon any due diligence review or investigation of the Company or any of its Subsidiaries, (B) any financing required to consummate the transaction contemplated by such proposal is not then fully committed to the Person making such proposal and non-contingent, (C) the consummation of the transaction contemplated by such proposal is conditional upon the obtaining and/or funding of such financing, or (D) the transaction contemplated by such proposal is not reasonably capable of being completed on the terms proposed without unreasonable delay.

(i) The Company shall not submit to the vote of its shareholders any Competing Proposal other than the Merger prior to the termination of this Agreement.

Section 6.3 Proxy Statement and Schedule 13E-3.

(a) As soon as practicable following the date hereof, and no later than twenty (20) Business Days following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC, with the assistance of Parent and Merger Sub, the Proxy Statement. Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and cause to be filed with the SEC a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company (such Schedule 13E-3, as amended or supplemented, being referred to herein as the “Schedule 13E-3”). Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to ensure that the Proxy Statement and the Schedule 13E-3 comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Subject to Section 6.2, the Company shall include the Company Board Recommendation in the Proxy Statement. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3. Each of Parent and Merger Sub shall provide reasonable and timely assistance and cooperation to the Company in the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 and the resolution of comments from the SEC. Upon its receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and the Schedule 13E-3, the Company shall promptly notify Parent and Merger Sub and in any event within twenty-four (24) hours and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing the Schedule 13E-3 or mailing the Proxy Statement (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent and Merger Sub with a reasonable period of time to review and comment on such document or response and (ii) shall consider in good faith all additions, deletions or changes reasonably proposed by Parent in good faith.

(b) Each of the Company, Parent and Merger Sub shall furnish all information concerning itself and its respective Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each of the Company, Parent and Merger Sub shall promptly furnish all information concerning such Party to the others as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions. Each of Parent, Merger Sub and the Company agrees, as to itself and its respective Affiliates or Representatives, that none of the information supplied or to be supplied by Parent, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of Shares and at the time of the Shareholder Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company further agrees that all documents that such Party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and that all information supplied by such Party for inclusion or incorporation by reference in such document will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Parent, Merger Sub or the Company, or their respective Affiliates, officers or directors, should be discovered that should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party discovering such event or circumstance shall promptly inform the other Parties and an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and disseminated to the shareholders of the Company to the extent required by Law; provided that prior to such filing, the Company and Parent, as the case may be, shall consult with each other with respect to such amendment or supplement and shall afford the other Parties and their Representatives a reasonable opportunity to comment thereon.

(c) At the Shareholder Meeting, and any other meeting of the shareholders of the Company called to seek the Shareholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to this Agreement, the Plan of Merger or the Transactions contemplated herein is sought, Parent shall (i) vote, or cause to be voted, all Shares held directly or indirectly by Parent or Merger Sub or with respect to which Parent or Merger Sub otherwise has, directly or indirectly, voting power at such Shareholder Meeting in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions and (ii) if necessary, enforce the agreement of the Rollover Shareholders set forth in the relevant Support Agreements and Voting Proxies to vote in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions.

Section 6.4 Shareholder Meeting.

(a) As soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and the Proxy Statement, but in any event no later than ten (10) days after such confirmation, the Company shall (i) establish a record date for determining shareholders of the Company entitled to vote at the Shareholder Meeting (the “Record Date”) and shall not change such Record Date or establish a different record date for the Shareholder Meeting without the prior written consent of Parent, unless required to do so by applicable Laws; and in the event that the date of the Shareholder Meeting as originally called is for any reason adjourned or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing or as required by applicable Laws or stock exchange requirement, the Company shall, if possible, implement such adjournment or other delay in such a way that the Company does not need to establish a new Record Date for the Shareholder Meeting, as so adjourned or delayed and (ii) mail or cause to be mailed the Proxy Statement to the holders of Shares (and concurrently furnish the Proxy Statement under Form 6−K) as of the Record Date, for the purpose of voting upon the authorization and approval of this Agreement, the Plan of Merger and the Transactions. Subject to Section 6.4(b), without the prior written consent of Parent, the authorization and approval of this Agreement, the Plan of Merger and the Transactions, are the only matters (other than procedural matters) that shall be proposed to be voted upon by the shareholders of the Company at the Shareholder Meeting.

(b) As soon as reasonably practicable but in any event no later than forty (40) days after the date of mailing the Proxy Statement, the Company shall hold the Shareholder Meeting. Subject to Section 6.2, (i) the Company Board shall recommend to holders of the Shares that they authorize and approve this Agreement, the Plan of Merger and the Transactions, and shall include such recommendation in the Proxy Statement and (ii) the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions and shall take all other action necessary or advisable to secure the Shareholder Approval. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is validly terminated in accordance with Article IX, (x) the Company’s obligations pursuant to this Section 6.4 shall not be limited or otherwise affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Competing Proposal, and (y) the Company’s obligations pursuant to this Section 6.4 (other than the second sentence of this Section 6.4(b)) shall not be limited or otherwise affected by any Adverse Recommendation Change.

(c) Notwithstanding Section 6.4(b), after consultation in good faith with Parent, the Company may recommend the adjournment of the Shareholder Meeting to its shareholders (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Shares within a reasonable amount of time in advance of the Shareholder Meeting, (ii) as otherwise required by applicable Law or (iii) if as of the time for which the Shareholder Meeting is scheduled as set forth in the Proxy Statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholder Meeting. If the Shareholder Meeting is adjourned, the Company shall convene and hold the Shareholder Meeting as soon as reasonably practicable thereafter, subject to the immediately preceding sentence; provided that the Company shall not recommend to its shareholders the adjournment of the Shareholder Meeting to a date that is less than five (5) Business Days prior to the Outside Date.

(d) The Company shall hold the Shareholder Meeting as promptly as practicable but in any event no later than forty (40) days following the mailing of the Proxy Statement in accordance with the Company Governing Documents and applicable Laws. Notwithstanding the foregoing, Parent may request that the Company adjourn the Shareholder Meeting for up to ninety (90) days (but in any event no later than five (5) Business Days prior to the Outside Date), (i) if as of the time for which the Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Shareholder Meeting or (B) voting in favor of approval of this Agreement and the Transactions to obtain the Shareholder Approval, or (ii) in order to allow reasonable additional time for (A) the filing and mailing of, at the reasonable request of Parent, any supplemental or amended disclosure and (B) such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Shareholder Meeting, in which event the Company shall, in each case, cause the Shareholder Meeting to be adjourned in accordance with Parent’s request.

Article VII
ADDITIONAL AGREEMENTS

Section 7.1 Access; Confidentiality; Notice of Certain Events.

(a) From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, the Company shall, and shall cause each of its Subsidiaries to, upon reasonable prior written notice, give (i) Parent, its officers, employees and authorized Representatives, reasonable access during normal business hours to all of the Company’s books, records, officers, employees, agents, offices and other assets, Contracts, facilities and properties, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information (including the work papers of the Company’s independent accountants upon receipt of any required consents from such accountants and subject to the execution of customary access letters) as such Persons may reasonably request and (iii) instruct the employees, consultants, agents, counsel, financial advisors, auditors and other authorized Representatives of the Company and its Subsidiaries to reasonably cooperate with Parent in its investigation of the Company and its Subsidiaries; provided that all such access shall be coordinated through the Company or its Representatives. The terms of the Confidentiality Agreement shall apply to any information provided pursuant to this Section 7.1. Notwithstanding anything to the contrary set forth herein, the Company shall not be required to provide access to, or to disclose information, to the extent such access or disclosure would (A) jeopardize the attorney-client or similar privilege of the Company or any of its Subsidiaries, (B) contravene any applicable Law (including with respect to any competitively sensitive information, if any), (C) violates any of its obligations with respect to confidentiality or (D) interfere with the normal operations of the Company or any of its Subsidiaries; provided that, in the case of each of (A) through (C), the Company shall use reasonable efforts to allow such access or disclosure in a manner that does not result in loss or waiver of such privilege, including, but not limited to, entering into appropriate common interest or similar agreements.

(b) The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or the other Transactions, or from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Entity or Parent, (ii) of any Legal Proceeding commenced or, to any Party’s Knowledge, threatened against, such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction, or (iii) upon becoming aware of the occurrence or impending occurrence of any Effect to it or any of its Subsidiaries or Affiliates, which (A) individually or in the aggregate, would or would reasonably be expected to, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other Transactions in accordance with the terms of this Agreement or (B) individually or in the aggregate, would or would be expected to have, a Material Adverse Effect, as the case may be. No failure or delay in delivering any such notice shall affect any of the conditions set forth in Article VIII.

Section 7.2 Efforts; Consents and Approvals.

(a) Subject to the terms and conditions of this Agreement, each of the Parties will use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions as promptly as practicable, (ii) obtain, or cause their Affiliates to obtain, from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and (iii) as promptly as reasonably practicable after the date hereof, make, or cause their Affiliates to make, all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement and the Transactions under other applicable Law; provided, that the Parties will cooperate with each other in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, in connection with the consummation of the Transactions and seeking any such actions, consents, approvals or waivers or making any such filings. The Company and Parent will furnish, and cause their Affiliates to furnish, to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the Transactions.

(b) The Parties will give (or will cause their respective Affiliates to give) any notices to third parties (other than Government Entities), and use, and cause their respective Affiliates to use, their commercially reasonable efforts to obtain any third-party (other than Government Entities) consents necessary or required to consummate the Transactions.

(c) Without limiting the generality of anything contained in this Section 7.2, each Party will, and will cause their Affiliates to: (i) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or other Legal Proceeding by or before any Governmental Entity with respect to the Merger or any of the other Transactions; (ii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action or other Legal Proceeding; and (iii) promptly inform the other Parties of any communication to or from any Governmental Entity regarding the Merger. Each Party will consult and cooperate, and will cause its Affiliates to consult and cooperate, with the other Parties and will consider in good faith the views of the other Parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other Transactions. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or other Legal Proceeding, each Party will permit, and will cause its Affiliates to permit, authorized Representatives of the other Parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or other Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or other Legal Proceeding; provided that each Party shall be entitled to redact materials (1) as necessary to comply with contractual arrangements or (2) as necessary to address reasonable legal privilege or confidentiality concerns.

Section 7.3 Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or any Government Entities or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement, in which event such Party shall provide a reasonable opportunity to the other Party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Company shall not be required to provide any such review or comment to Parent, in connection with the receipt and existence of a Competing Proposal and matters related thereto or an Adverse Recommendation Change; provided, further, that each Party and their respective controlled Affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 7.3.

Section 7.4 Directors’ and Officers’ Insurance and Indemnification.

(a) Parent shall, and shall cause the Surviving Entity and each of the Company’s Subsidiaries to, for a period of six (6) years after the Effective Time, honor and fulfill in all respects the obligations of such Person to the fullest extent permissible under applicable Law, the Company Governing Documents and corresponding organizational or governing documents of such Subsidiary, in each case, as in effect on the date hereof and under any indemnification or other similar agreements made available to Parent and in effect on the date hereof (the “Indemnification Agreements”) to the individuals entitled to indemnification, exculpation and/or advancement of expenses under such Company Governing Documents, other organizational or governing documents or Indemnification Agreements (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as present or former directors or officers of the Company or its Subsidiaries occurring at or prior to the Effective Time, including in connection with the consideration, negotiation and approval of this Agreement and the Transactions.

(b) Notwithstanding anything to the contrary contained in this Section 7.4 or elsewhere in this Agreement, Parent and the Surviving Entity (x) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), (y) shall not have any obligation under this Agreement to any Covered Person to the extent that a court of competent jurisdiction shall determine in a final and non-appealable Order that such indemnification is prohibited by applicable Law, in which case the Covered Person shall promptly refund to Parent or the Surviving Entity the amount of all such expenses theretofore advanced pursuant thereto (unless such court orders otherwise), and (z) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a Covered Person for which indemnification may be sought under this Section 7.4(b) unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation and does not include any admission of liability with respect to such Covered Person or such Covered Person consents in writing.

(c) For a period of six (6) years after the Effective Time , the organizational and governing documents of the Surviving Entity and each of the Company’s Subsidiaries shall, to the extent consistent with applicable Law, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company Governing Documents and the organizational and governing documents of each of the Company’s Subsidiaries in effect on the date hereof (as the case may be) and shall not contain any provision to the contrary. The Indemnification Agreements with Covered Persons that survive the Merger shall continue in full force and effect in accordance with their terms.

(d) For a period of six (6) years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six (6) year period shall have been finally disposed of), Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the “Base Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Base Premium; provided, further, if the Company in its sole discretion elects, by giving written notice to Parent at least five (5) Business Days prior to the Effective Time, then, in lieu of the foregoing insurance, effective as of the Effective Time, the Company shall purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s existing directors’ and officers’ liability policy, and in all other respects shall be comparable to such existing coverage); provided, further, that the annual premium shall not exceed the Base Premium.

(e) The Covered Persons (and their successors and heirs) shall be third party beneficiaries of this Section 7.4. All rights under this Section 7.4 are intended to be in addition to and not in substitution of other rights any Covered Persons may otherwise have.

Section 7.5 Takeover Statutes. The Parties and their respective board of directors (or equivalent) shall use their respective commercially reasonable efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to lawfully eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.

Section 7.6 Control of Operations. Without limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (b) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 7.7 Security Holder Litigation. The Company shall promptly notify Parent of any Legal Proceeding related to this Agreement, the Merger or the other Transactions threatened or brought against the Company, its directors and/or officers by security holders of the Company (a “Transaction Litigation”) and shall keep Parent informed on a reasonably prompt basis regarding any such Transaction Litigation. The Company shall provide Parent with a reasonable opportunity to (a) participate in the defense, prosecution, settlement or compromise of any Transaction Litigation and (b) consult with counsel to the Company regarding the defense, prosecution, settlement or compromise with respect to any such Transaction Litigation. For purposes of this Section 7.7, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith; provided that, the Company shall not settle or compromise or agree to settle or compromise any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.8 Director Resignations. Upon the written request of Parent, the Company shall use reasonable best efforts to cause each director of the Company or any of its Subsidiaries designated by Parent and in office immediately prior to the Effective Time to deliver to Parent resignations, effective as of Effective Time, with respect to their service as directors of the Company or any of its Subsidiaries.

Section 7.9 Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting of the Surviving Entity from NASDAQ and the deregistration of the Ordinary Shares and Company Warrants under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.10 Further Assurances. Each Party agrees that, from time to time after the Closing Date, it will execute and deliver, or cause its Affiliates to execute and deliver, such further instruments, and take (or cause its Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

Article VIII
CONDITIONS TO THE MERGER

Section 8.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Shareholder Approval. The Shareholder Approval shall have been obtained in accordance with the CICA and the Company Governing Documents.

(b) Laws and Orders. No Governmental Entity of competent jurisdiction (in a jurisdiction material to the business of the Company or Parent) shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect and enjoins, makes illegal or otherwise prohibits the consummation of the Transactions.

Section 8.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (in writing) by Parent on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in the first two sentences of Section 4.2(a) shall be true and correct in all respects save for de minimis inaccuracies as of the date hereof and as of the Closing Date as though made as of the Closing Date, (ii) the representations and warranties of the Company set forth in Section 4.1, Section 4.2 (other than the first two sentences of Section 4.2(a)), Section 4.3, Section 4.4, Section 4.24 and Section 4.25 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made as of the Closing Date, and (iii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made as of the Closing Date, except (x) in the case of each of clauses (i), (ii) and (iii), representations and warranties that by their terms speak as of a specific date shall be true and correct only as of such date, and (y) in the case of subclause (iii), where any failures of any such representations and warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifier set forth therein), individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements or obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred and is continuing.

Section 8.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver (in writing) by the Company on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made as of the Closing Date, except (i) representations and warranties that by their terms speak as of a specific date shall be true and correct only as of such date, and (ii) where any failures of any such representations and warranties to be true and correct (without giving effect to any “materiality” qualifier set forth therein) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Transactions by Parent or Merger Sub or the performance by Parent or Merger Sub of their respective material obligations under this Agreement; and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a duly authorized representative of Parent and Merger Sub to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a duly authorized representative of Parent and Merger Sub to such effect.

Section 8.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure were caused by such Party’s failure to comply with this Agreement and consummate the Transactions as contemplated by this Agreement.

Article IX
TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned, at any time prior to the Effective Time, whether before or after receipt of the Shareholder Approval (except as otherwise stated below) as follows:

(a) by mutual written consent of Parent and the Company (acting upon the recommendation of the Special Committee);

(b) by either Parent or the Company (acting upon the recommendation of the Special Committee), if there has been a breach or failure to perform by the other Party or Parties of any representation, warranty, covenant or agreement set forth in this Agreement, which breach or failure (i) in the case of a breach or failure by the Company, would result in the conditions in Section 8.2(a) or Section 8.2(b) not being satisfied, and (ii) in the case of a breach or failure by Parent or Merger Sub, would result in the conditions in Section 8.3(a) or Section 8.3(b) not being satisfied, and in each case such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) thirty (30) calendar days after the receipt of written notice thereof by the defaulting Party from the non-defaulting Party, or (y) three (3) Business Days before the Outside Date; provided, however, that this Agreement may not be terminated pursuant to this Section 9.1(b) by any Party if such Party is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement in any manner that shall have been the primary cause of the failure of a condition to the consummation of the Merger to be satisfied;

(c) by either Parent or the Company, if the Effective Time shall not have occurred by 11:59 pm, New York City time on the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement in any manner shall have been the primary cause of the Effective Time not occurring on or prior to the Outside Date;

(d) by Parent at any time prior to the receipt of the Shareholder Approval, if the Company Board shall have effected an Adverse Recommendation Change;

(e) by the Company at any time prior to the receipt of the Shareholder Approval, if (i) the Company Board (acting upon the recommendation of the Special Committee) shall have effected an Adverse Recommendation Change in light of a Superior Proposal in accordance with Section 6.2(c) and authorized the Company to enter into an Alternative Acquisition Agreement effecting such Superior Proposal and (ii) the Company concurrently with, or immediately after, the termination of this Agreement enters into such Alternative Acquisition Agreement; provided, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 9.1(e) unless (A) the Company has complied in all material respects with the requirements of Section 6.2 with respect to such Superior Proposal and Alternative Acquisition Agreement and (B) the Company pays in full the Company Termination Fee in accordance with Section 9.2(b)(iii) immediately after such termination pursuant to this Section 9.1(e);

(f) by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or other Transactions; provided, however, the party seeking to terminate this Agreement pursuant to this Section 9.1(f) shall have used reasonable best efforts to prevent the entry of and to remove such Order in accordance with Section 7.2; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(f) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the primary cause of such Order;

(g) by either the Company or Parent, if the Shareholder Approval shall not have been obtained after the final adjournment of the Shareholder Meeting at which a vote on such approval was taken; provided that, Parent may not terminate this Agreement pursuant to this Section 9.1(g) if such failure to obtain the Shareholder Approval is a result of (i) a breach of Section 6.3(c) by Parent or (ii) a breach of any Support Agreement or Voting Proxy by any Rollover Shareholder; or

(h) by the Company if (i) all of the conditions in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing that at such time could be taken), (ii) the Company has irrevocably confirmed by written notice to Parent that all conditions set forth in Section 8.3 have been satisfied, or that it is willing to waive any unsatisfied condition in Section 8.3, and that the Company is ready, willing and able to complete the Merger, and (iii) Parent shall have failed to effect the Closing within 25 Business Days following its receipt of the written notice from the Company.

Section 9.2 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, this Section 9.2 and Section 10.3 through Section 10.11 (and any related definitions contained in any such Sections or Article) shall survive such termination.

(b) In the event that:

(i) (A) a Competing Proposal with respect to the Company shall have been publicly made, proposed or disclosed and not withdrawn after the date of this Agreement and prior to the Shareholder Meeting (or prior to the termination of this Agreement if there has been no Shareholder Meeting), (B) at a time when the condition in the preceding subclause (A) is satisfied, this Agreement is terminated (x) by the Company or Parent pursuant to Section 9.1(g) or (y) by the Company pursuant to Section 9.1(c), and (C) within twelve (12) months of the date of such termination, the Company enters into a definitive agreement with respect to, or consummates the transactions contemplated by, a Competing Proposal (provided, that for purposes of this clause (C), the references to “20%” in the definition of Competing Proposal shall be deemed to be references to 50%), then the Company shall pay the Company Termination Fee as directed by Parent by wire transfer of same day funds substantially concurrently with the earlier of the entry into such definitive agreement or consummation of the transactions contemplated by such Competing Proposal;

(ii) this Agreement is terminated by Parent pursuant to Section 9.1(b) or Section 9.1(d), then the Company shall pay the Company Termination Fee as directed by Parent by wire transfer of same day funds within five (5) Business Days after such termination;

(iii) this Agreement is terminated by the Company pursuant to Section 9.1(e), then the Company shall pay the Company Termination Fee as directed by Parent by wire transfer of same day funds immediately; and

(iv) this Agreement is terminated by the Company pursuant to Section 9.1(b) or Section 9.1(h), then Parent shall pay the Parent Termination Fee, as directed by the Company by wire transfer of same day funds within five (5) Business Days after such termination.

(c) In no event shall this Section 9.2 require (i) the Company to pay an aggregate amount in excess of the Company Termination Fee, or (ii) Parent to pay an aggregate amount in excess of the Parent Termination Fee, in each case except as set forth in Section 9.2(d). In no event shall the Company be required to pay the Company Termination Fee more than once. In no event shall Parent be required to pay the Parent Termination Fee more than once.

(d) If either the Company or Parent fails to pay any amounts due to the other Party under this Section 9.2 on the dates specified, then the defaulting Party, shall pay all costs and expenses (including legal fees and expenses) incurred by such other Party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest thereon on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by such other Party.

(e) The “Company Termination Fee” shall be an amount in cash equal to $527,948.62.

(f) The “Parent Termination Fee” shall be an amount in cash equal to $1,055,897.22.

(g) Each Party acknowledges that the agreements contained in this Section 9.2 are an integral part of the Transactions and that the Company Termination Fee and Parent Termination Fee are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Company Termination Fee is payable by the Company or the Company in circumstances in which the Parent Termination Fee is payable by Parent, in each case, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

(h) Subject to Section 10.11, the Equity Commitment Letters or the Limited Guarantees, in the event that Parent or Merger Sub fails to effect the Closing for any reason or no reason or they otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or otherwise fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), the Company’s right to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 9.2(b) and the guarantee of such obligations pursuant to the Limited Guarantees (subject to their terms, conditions and limitations), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company or any of its Subsidiaries and all members of the Company Group against (i) Parent, Merger Sub, and the Sponsors, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders, or assignees of Parent, Merger Sub or any Sponsor, (iii) any lender or prospective lender, lead arranger, arranger, agent or Representative of or to Parent, Merger Sub or any Sponsor, or (iv) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders, assignees of any of the foregoing (clauses (i)−(iv), collectively, the “Parent Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger or the other Transactions to be consummated (whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, neither Parent nor any other member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters and the Limited Guarantees) other than the payment of the Parent Termination Fee pursuant to Section 9.2(b)(iv) and in no event shall the Company or any of its Subsidiaries, the direct or indirect shareholders of the Company or any of its Subsidiaries, or any of their respective Affiliates, Representatives, members, managers, or partners of the foregoing (collectively, the “Company Group”) seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters and the Limited Guarantees), other than (without duplication) from Parent or Merger Sub to the extent provided in Section 9.2(b) or the Sponsors to the extent provided in the relevant Limited Guarantee.

(i) Subject to Section 10.11, Parent’s right to terminate this Agreement and receive the Company Termination Fee pursuant to Section 9.2(b) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Parent Group against any member of the Company Group for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger to be consummated (whether willfully, intentionally, unintentionally or otherwise). Neither the Company nor any other member of the Company Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment by the Company of the Company Termination Fee pursuant to Section 9.2(b) and in no event shall any of Parent, Merger Sub or any other member of the Parent Group seek, or permit to be sought, on behalf of any member of the Parent Group, any monetary damages from any member of the Company Group in connection with this Agreement or any of the Transactions, other than (without duplication) from the Company to the extent provided in Section 9.2(b).

Article X
MISCELLANEOUS

Section 10.1 Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Shareholder Approval, as applicable, by written agreement of the Parties by action taken (i) with respect to Parent and Merger Sub, by or on behalf of their respective board of directors, and (ii) with respect to the Company, by the Company Board (acting upon recommendation of the Special Committee); provided, however, that after the approval of the Merger by the shareholders of the Company, no amendment shall be made which by Law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b) At any time and from time to time prior to the Effective Time, any Party or Parties may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party or Parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 10.2 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 10.3 Expenses. All Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses.

Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt (or, in the case of electronic mail, when no error message is generated) when transmitted by facsimile transmission or by electronic mail or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by international overnight courier, in each case to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to the Company, to:

Glory Star New Media Group Holdings Limited
22F, Block B, Xinhua Technology Building

No. 8 Tuofangying South Road

Jiuxianqiao, Chaoyang District, Beijing 100016

People’s Republic of China

Attention: Yida Ye
E-mail: twh@gsmg.co

with a copy to:

Hogan Lovells
11th Floor, One Pacific Place
88 Queensway

Hong Kong

Attention: Stephanie Tang, Esq.
Facsimile: 852-2219 0222

and

if to Parent or Merger Sub, to:

22F, Block B, Xinhua Technology Building

No. 8 Tuofangying South Road

Jiuxianqiao, Chaoyang District, Beijing 100016

People’s Republic of China

Attention: Bing Zhang

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
18th Floor, One Exchange Square
8 Connaught Place, Central
Hong Kong
Attention: Frank Sun
Email: Frank.Sun@lw.com

Section 10.5 Counterparts. This Agreement may be executed manually, electronically by email or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.

Section 10.6 Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement, the Confidentiality Agreement, the Support Agreements, the Voting Proxies, the Equity Commitment Letters, the Limited Guarantees and the Interim Investors Agreement constitute the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be amended so that until the termination of this Agreement in accordance with Section 9.1 hereof, the Parties shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b) Except as provided in Section 7.4, this Agreement shall be binding upon and inure solely to the benefit of each Party and neither this Agreement nor the Confidentiality Agreement are intended to confer upon any Person other than the Parties any rights or remedies hereunder.

Section 10.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.

Section 10.8 Governing Law; Jurisdiction.

(a) This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of Law principles thereof that would subject such matter to the Laws of another jurisdiction, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the Parties hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of Merger Sub and the Company in the Surviving Entity, the cancellation of the Shares, the rights provided for in Section 238 of the CICA with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.

(b) Subject to the exception for jurisdiction of the courts of the Cayman Islands in Section 10.8(a), any Legal Proceedings arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 10.8 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive−type damages. The award of the arbitration tribunal shall be final and binding upon the disputing Parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c) Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 10.8, any Party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the Laws of the State of New York.

Section 10.9 WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.9.

Section 10.10 Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except that Merger Sub may assign, in its sole discretion and without the consent of any other Party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly owned Subsidiaries of Parent. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 10.11 Enforcement; Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 10.11, including the limitations set forth in Section 10.11(d), it is agreed that any Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by any other Party and to seek specific performance of the terms and provisions of this Agreement.

(c) Notwithstanding anything herein to the contrary, the Company shall have the right to obtain an injunction, specific performance or other equitable relief to enforce Parent’s and Merger Sub’s obligations to consummate the Merger and the other Transactions only in the event that (i) all of the conditions set forth in Section 8.1 and Section 8.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or waived and (ii) the Company has irrevocably confirmed by notice to Parent that all conditions set forth in Section 8.3 have been satisfied or that it has waived any unsatisfied conditions set forth in Section 8.3.

(d) The Parties’ right to specific performance is an integral part of the Transactions and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 10.11. In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such Order all in accordance with the terms of this Section 10.11.

(e) If, prior to the Outside Date, any Party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended by (x) the amount of time during which such Legal Proceeding is pending, plus twenty (20) Business Days or (y) such other time period established by the court of competent jurisdiction presiding over such Legal Proceeding.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CHEERS INC.

By	/s/ Bing ZHANG
	Name:	Bing ZHANG
	Title:	Director

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

GSMG LTD.

By	/s/ Bing ZHANG
	Name:	Bing ZHANG
	Title:	Director

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

GLORY STAR NEW MEDIA GROUP HOLDINGS LIMITED

By	/s/ Ke CHEN
	Name:	Ke CHEN
	Title:	Chairman of the Special Committee of the Board of Directors

EXHIBIT A

PLAN OF MERGER

ANNEX B

PLAN OF MERGER

THIS PLAN OF MERGER is made on [●] 2022

BETWEEN

(1)	GLORY STAR NEW MEDIA GROUP HOLDINGS LIMITED, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company” or the “Surviving Company”); and

(2)	GSMG LTD., an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Merging Company” and together with the Company, the “Constituent Companies”).

WHEREAS

(A)	The board of directors of the Company and the sole director of the Merging Company have approved the merger of the Constituent Companies pursuant to section 233(3) of the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), pursuant to which the Merging Company will merge with and into the Company and cease to exist, with the Surviving Company continuing as the surviving company in the merger (the “Merger”), upon the terms and subject to the conditions of the Agreement and Plan of Merger dated July 11, 2022 by and among Cheers Inc., an exempted company incorporated under the laws of the Cayman Islands, the Company and the Merging Company (the “Merger Agreement”) and this Plan of Merger and pursuant to provisions of Part XVI of the Companies Act.

(B)	The shareholders of the Company and the sole shareholder of the Merging Company have approved and authorised this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise pursuant to section 233(6) of the Companies Act.

(C)	Each of the Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act.

IT IS AGREED

1.	DEFINITIONS AND INTERPRETATION

1.1	Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Merger Agreement, a copy of which is annexed at Annexure 1 hereto.

2.	PLAN OF MERGER

2.1	Company Details:

(a)	The constituent companies (as defined in the Companies Act) to this Plan of Merger are the Company and the Merging Company.

(b)	The surviving company (as defined in the Companies Act) is the Surviving Company, which shall continue to be named Glory Star New Media Group Holdings Limited.

(c)	The registered office of the Company at the date of this Plan of Merger is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The registered office of the Merging Company at the date of this Plan of Merger is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. At the Effective Time (as defined below), the registered office of the Surviving Company will be at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(d)	Immediately prior to the Effective Time, the authorised share capital of the Company is US$20,200 divided into 2,000,000 preferred shares of a par value of US$0.0001 each, and 200,000,000 ordinary shares of a par value of US$0.0001 each, of which [•] ordinary shares have been issued and no preference shares have been issued.

(e)	Immediately prior to the Effective Time, the authorised share capital of the Merging Company is US$50,000 divided into 50,000 shares of a par value of US$1.00 each, of which 1 share has been issued.

(f)	At the Effective Time, the authorised share capital of the Surviving Company shall be US$50,000 divided into 50,000 shares of a par value of US$1.00 each.

2.2	Effective Time

In accordance with Section 233(13) of the Companies Act, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar of Companies in the Cayman Islands (the “Registrar”) or such later date (not being a date later than the ninetieth day after the date that this Plan of Merger is registered by the Registrar) as board of directors of the Surviving Company and the sole director of the Merging Company may agree and specify in writing in accordance with this Plan of Merger and the Companies Act (the “Effective Time”).

2.3	Terms and Conditions; Share Rights

(a)	At the Effective Time, and in accordance with the terms and conditions of the Merger Agreement:

(i)	Each share of par value US$1.00 of the Merging Company issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share of par value US$1.00 each of the Surviving Company; such conversion shall be effected by means of the cancellation of such share of the Merging Company, in exchange for the right to receive one such ordinary share of the Surviving Company.

(ii)	Each (a) ordinary share of par value US$0.0001 of the Company issued and outstanding immediately prior to the Effective Time and (b) preference share of par value US$0.0001 of the Company issued and outstanding immediately prior to the Effective Time (in each case, other than the Excluded Shares and the Dissenting Shares, if any) shall be cancelled and cease to exist in exchange for the right to receive US$1.55 in cash per Share without interest (the “Per Share Merger Consideration”);

(iii)	Each Excluded Share issued and outstanding immediately prior to the Effective Time shall be cancelled and shall cease to exist, without payment of any consideration or distribution therefor; and

(iv)	Each Dissenting Share shall be cancelled and shall cease to exist in accordance with Section 3.5 of the Merger Agreement, and shall thereafter carry no rights other than the right to receive payment of the fair value of such Dissenting Share in accordance with the Merger Agreement and section 238 of the Companies Act.

(b)	At the Effective Time, the rights and restrictions attaching to the ordinary shares of the Surviving Company shall be as set out in the Third Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

(c)	At the Effective Time, the Memorandum and Articles of Association of the Company shall be amended and restated by their deletion in their entirety and the substitution in their place of the Third Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

(d)	At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges and security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

2.4	Directors’ Interests in the Merger

(a)	The name and address of the sole director of the Surviving Company after the Effective Time are:

(i)	Zhang Bing of 22F, Block B, Xinhua Technology Building, No. 8 Tuofangying South Road, jiuxianqiao, Chaoyang District, Beijing, China.

(b)	There are no amounts or benefits paid or payable to any director of either of the Constituent Companies or the Surviving Company consequent upon the Merger.

2.5	Secured Creditors

(a)	The Surviving Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)	The Merging Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

3.	VARIATION

3.1	At any time prior to the Effective Time, this Plan of Merger may be amended by mutual consent of the board of directors of the Surviving Company and the sole director of the Merging Company to:

(i)	change the Effective Time, provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar; and

(ii)	effect any other changes to this Plan of Merger as the Merger Agreement or this Plan of Merger may expressly authorise the board of directors of the Surviving Company and the sole director of the Merging Company to effect in their discretion.

4.	TERMINATION

4.1	At any time prior to the Effective Time, this Plan of Merger may be terminated by mutual consent of the board of directors of the Surviving Company and the sole director of the Merging Company in accordance with the terms of the Merger Agreement.

5.	COUNTERPARTS

5.1	This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart.

6.	GOVERNING LAW

6.1	This Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.

6.2	Each of the parties agrees that the courts of the Cayman Islands shall have jurisdiction to hear and determine any action or proceeding arising out of or in connection with this Plan of Merger only, and any non-contractual obligations arising out of or in connection with it, and for that purpose each party irrevocably submits to the jurisdiction of the courts of the Cayman Islands.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED for and on behalf of	)	Duly Authorised Signatory
GSMG LTD.:	)
	)	Name:
	)	Title:	Director
)
)

SIGNED for and on behalf of	)	Duly Authorised Signatory
GLORY STAR NEW MEDIA GROUP HOLDINGS LIMITED:	)
	)	Name:
	)	Title:	Director
)
)

ANNEXURE 1

MERGER AGREEMENT

ANNEXURE 2

THE COMPANIES ACT (AS REVISED)

 OF THE CAYMAN ISLANDS

 COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED

  MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

GLORY STAR NEW MEDIA GROUP HOLDINGS LIMITED

(adopted by special resolution dated [●] 2022 and effective from [●] 2022)

THE COMPANIES ACT (AS REVISED)

 OF THE CAYMAN ISLANDS

 COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED

 MEMORANDUM OF ASSOCIATION

OF

GLORY STAR NEW MEDIA GROUP HOLDINGS LIMITED

(adopted by special resolution dated [●] 2022 and effective from [●] 2022)

1	The name of the Company is Glory Star New Media Group Holdings Limited.

2	The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5	The share capital of the Company is US$50,000 divided into 50,000 shares of a par value of US$1.00 each.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)

 OF THE CAYMAN ISLANDS

 COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED

 ARTICLES OF ASSOCIATION

OF

GLORY STAR NEW MEDIA GROUP HOLDINGS LIMITED

(adopted by special resolution dated [●] 2022 and effective from [●] 2022)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Company”	means the above named company.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Share”	means a share in the Company and includes a fraction of a share in the Company.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	the term “and/or” is used to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)	any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)	the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares

3.1	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights.

3.2	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2	The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4	Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7	Transfer of Shares

7.1	Subject to Article 3.1, Shares are transferable subject to the approval of the Directors by resolution who may, in their absolute discretion, decline to register any transfer of Shares without giving any reason. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

7.2	The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1	Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

8.2	Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1	If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2	For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of that person subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or their estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within 14 clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or their nominee shall be registered as the holder of the Shares comprised in any such transfer, and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1	Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least 14 clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon them notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5	An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by that Member, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1	If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than 14 clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by that person to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but that person’s liability shall cease if and when the Company shall have received payment in full of all monies due and payable by them in respect of those Shares.

15.5	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6	The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1	If a Member dies the survivor or survivors (where they were a joint holder) or their legal personal representatives (where they were a sole holder), shall be the only persons recognised by the Company as having any title to the deceased Member’s Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which the Member was a joint or sole holder.

16.2	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by that person to the Company, either to become the holder of such Share or to have some person nominated by them registered as the holder of such Share. If they elect to have another person registered as the holder of such Share they shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution, as the case may be.

16.3	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which they would be entitled if they were the holder of such Share. However, they shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered or to have some person nominated by them registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within 90 days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)	cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3	Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

18	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

19	General Meetings

19.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

19.2	The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

19.3	The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.4	A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than 10% in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

19.5	The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

19.6	If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within 21 days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further 21 days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said 21 day period.

19.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20	Notice of General Meetings

20.1	At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote at the meeting; and

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than 95% in par value of the Shares giving that right.

20.2	The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21	Proceedings at General Meetings

21.1	No business shall be transacted at any general meeting unless a quorum is present. Two Members being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by its duly authorised representative or proxy.

21.2	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.3	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4	If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

21.5	The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairperson of a general meeting of the Company or, if the Directors do not make any such appointment, the chairperson, if any, of the board of Directors shall preside as chairperson at such general meeting. If there is no such chairperson, or if the chairperson shall not be present within 15 minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairperson of the meeting.

21.6	If no Director is willing to act as chairperson or if no Director is present within 15 minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairperson of the meeting.

21.7	The chairperson may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.8	When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.9	A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairperson demands a poll, or any other Member or Members collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least 10% in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

21.10	Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairperson that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

21.11	The demand for a poll may be withdrawn.

21.12	Except on a poll demanded on the election of a chairperson or on a question of adjournment, a poll shall be taken as the chairperson directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.13	A poll demanded on the election of a chairperson or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairperson of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.14	In the case of an equality of votes, whether on a show of hands or on a poll, the chairperson shall be entitled to a second or casting vote.

22	Votes of Members

22.1	Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote and on a poll every Member present in any such manner shall have one vote for every Share of which they are the holder.

22.2	In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by their committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4	No person shall be entitled to vote at any general meeting unless they are registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by them in respect of Shares have been paid.

22.5	No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairperson whose decision shall be final and conclusive.

22.6	On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7	On a poll, a Member holding more than one Share need not cast the votes in respect of their Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing the proxy, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which they are appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which they are appointed.

23	Proxies

23.1	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of their attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

23.2	The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

23.3	The chairperson may in any event at their discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairperson, shall be invalid.

23.4	The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.5	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24	Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as the corporation could exercise if it were an individual Member.

25	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

26	Directors

There shall be a board of Directors consisting of not less than one person (exclusive of alternate Directors) provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27	Powers of Directors

27.1	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to their surviving spouse, civil partner or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.4	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28	Appointment and Removal of Directors

28.1	The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

28.2	The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that they resign the office of Director; or

(b)	the Director is absent (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by them) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that they have by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with their creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)	all of the other Directors (being not less than two in number) determine that the Director should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

30	Proceedings of Directors

30.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director. A person who holds office as an alternate Director shall, if their appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if their appointor is not present, count twice towards the quorum.

30.2	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairperson shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of their appointor to a separate vote on behalf of their appointor in addition to their own vote.

30.3	A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairperson is located at the start of the meeting.

30.4	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of their appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of their appointor and in their capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5	A Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

30.6	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

30.7	The Directors may elect a chairperson of their board and determine the period for which they are to hold office; but if no such chairperson is elected, or if at any meeting the chairperson is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairperson of the meeting.

30.8	All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30.9	A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by that Director. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

31	Presumption of Assent

A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless their dissent shall be entered in the minutes of the meeting or unless they shall file their written dissent from such action with the person acting as the chairperson or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

32	Directors’ Interests

32.1	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2	A Director or alternate Director may act on their own or by, through or on behalf of their firm in a professional capacity for the Company and they or their firm shall be entitled to remuneration for professional services as if they were not a Director or alternate Director.

32.3	A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by them as a director or officer of, or from their interest in, such other company.

32.4	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or their alternate Director in their absence) shall be at liberty to vote in respect of any contract or transaction in which they are interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by them at or prior to its consideration and any vote thereon.

32.5	A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which they have an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

33	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

34	Delegation of Directors’ Powers

34.1	The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by that Director provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if they cease to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2	The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.4	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in them.

34.5	The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of their appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate their office at any time if they give notice in writing to the Company that they resign their office.

35	Alternate Directors

35.1	Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by them.

35.2	An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which their appointor is a member, to attend and vote at every such meeting at which the Director appointing them is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of their appointor as a Director in their absence.

35.3	An alternate Director shall cease to be an alternate Director if their appointor ceases to be a Director.

35.4	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

35.5	Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for their own acts and defaults and shall not be deemed to be the agent of the Director appointing them.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2	The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond that Director’s ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to their remuneration as a Director.

38	Seal

38.1	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

38.2	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over their signature alone to any document of the Company required to be authenticated by them under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1	Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2	Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by the Member to the Company on account of calls or otherwise.

39.4	The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5	Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6	The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7	Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9	Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1	The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2	The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3	The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.3	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43	Notices

43.1	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, telex, fax or email to such Member or to such Member’s address as shown in the Register of Members (or where the notice is given by email by sending it to the email address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

43.2	Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by email service shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the email to be acknowledged by the recipient.

43.3	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4	Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves because they are a legal personal representative or a trustee in bankruptcy of a Member where the Member but for their death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1	If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)	if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)	if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2	If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1       Indemnity and limitation of liability of Directors and officers

(a)	To the maximum extent permitted by law, every current and former Director and officer of the Company (excluding an Auditor) (each an “Indemnified Person”), shall be entitled to be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses (each a “Liability”), which such Indemnified Person may incur in that capacity unless such Liability arose as a result of the actual fraud or wilful default of such person.

(b)	No Indemnified Person shall be liable to the Company for any loss or damage resulting (directly or indirectly) from such Indemnified Person carrying out his or her duties unless that liability arises through the actual fraud or wilful default of such Indemnified Person.

(c)	For the purpose of these Articles, no Indemnified Person shall be deemed to have committed “actual fraud” or “wilful default” until a court of competent jurisdiction has made a final, non-appealable finding to that effect.

45.2       Advance of legal fees

The Company shall advance to each Indemnified Person reasonable legal fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any such advance of expenses, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it is determined by a final, non-appealable judgment of a court of competent jurisdiction that the Indemnified Person was not entitled to indemnification under these Articles.

45.3       Insurance

The Directors may cause the Company to purchase and maintain insurance for or for the benefit of any Indemnified Person including (without prejudice to the generality of the foregoing) insurance against any Liability incurred by such persons in respect of any act or omission in the actual or purported execution or discharge of their duties or the exercise or purported exercise of their powers or otherwise in relation to or in connection with their duties, powers or offices in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

ANNEX C

OPINION OF The Benchmark Company, LLC

July 11, 2022

STRICTLY CONFIDENTIAL

The Special Committee of the Board of Directors

Glory Star New Media Group Holdings Limited

22F, Block B, Xinhua Technology Building

No. 8 Tuofangying South Road

Jiuxianqiao, Chaoyang District, Beijing China 100016

To the members of the Special Committee:

We understand that Glory Star New Media Group Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), intends to enter into an agreement and plan of merger (the “Agreement”), dated July 11, 2022, by and between Cheers Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), GSMG Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. We further understand that: (i) Parent, Merger Sub and the Company wish to effect a business combination upon the terms and subject to the conditions of the Agreement, pursuant to which Merger Sub will be merged with and into the Company in accordance with the Cayman Islands Companies Act (As Revised) (the “CICA”), with the Company being the surviving company (as defined in the CICA) and becoming a wholly owned subsidiary of Parent (the “Transaction”); and (ii) at the Effective Time, as defined in the Agreement, each ordinary share of the Company, par value of $0.0001 per share (“Share”) issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and the Dissenting Shares, as defined in the Agreement) shall be cancelled in exchange for the right to receive $1.55 in cash per Share without interest (subject to adjustment pursuant to Section 3.1(e) of the Agreement) (the “Consideration”).

The Special Committee (the “Special Committee”) of the Board of Directors (the “Board”) of the Company has requested that The Benchmark Company, LLC (“Benchmark”) provide a written opinion (the “Opinion”) as to whether the Consideration to be received by the Company’s holders of Shares (other than holders of Excluded Sahares) is fair, from a financial point of view, to such holders.

In exchange for our services in rendering this Opinion, the Company has agreed to pay a fee to Benchmark, which is not contingent upon either the conclusion expressed herein or the consummation of the Transaction. The Company has also agreed to indemnify us against certain potential liabilities in connection with our services in rendering this Opinion and to reimburse us for certain of our expenses incurred in connection with our engagement with the Company. We may seek to provide other financial advisory or investment banking services to the Company and/or its affiliates and other participants in the Transaction in the future for which we may receive compensation.

The Benchmark Company, LLC - Member FINRA, SIPC

150 East 58th Street, 17th Floor, New York, NY 10155 - Tel: 212-312-6700

This Opinion is addressed to, and is intended for the use, information and benefit of the Special Committee, solely in its capacity as such, and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Special Committee, the Board, any security holder, or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the underlying business decision of the Special Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice. It is assumed that such opinions, counsel, or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Special Committee, on the assessments by the Special Committee, the Board, the Company, and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

In arriving at this Opinion, we reviewed and considered such financial and other matters as we deemed relevant, including, among other things:

▪	the latest draft of the Agreement provided to us, titled “Cheer – Merger Agreement (Execution Version)”;

▪	certain publicly available business and financial information relating to the Company that we deemed to be relevant;

▪	certain information relating to the historical, current and future operations, financial condition and prospects of the Company, made available to us by the Company, including preliminary financial statements for the six months ended June 30, 2022, and a financial model with projected financial statements for the years 2022-2026;

▪	discussions with certain members of the management of the Company and certain of its advisors and representatives regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

▪	a certificate addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) on the Company provided to, or discussed with, us by or on behalf of the Company;

▪	the current and historical market prices, trading characteristics and financial performance of the publicly traded securities of certain companies that we deemed to be relevant;

▪	the publicly available financial terms of certain transactions that we deemed to be relevant; and

▪	such other information, economic and market criteria and data, financial studies, analyses and investigations and such other factors as Benchmark deemed relevant.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material, and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. Benchmark has further relied upon the assurance of the management of the Company that they are unaware of any facts that would make the information provided to Benchmark incomplete or misleading in any material respect. In connection with its review and arriving at this Opinion, Benchmark did not assume any responsibility for the independent verification of any of the foregoing information and relied on the completeness and accuracy as represented by the Company. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any material respect from the latest draft of the Agreement provided to us as identified above. In addition, Benchmark did not make any independent evaluation or appraisal of the assets or liabilities of the Company nor was Benchmark furnished with any such independent evaluations or appraisals. This Opinion is necessarily based upon financial, economic, market and other conditions as they existed on, and should be evaluated as of, the date hereof. Although subsequent developments might affect this Opinion, Benchmark does not have any obligation to update, revise or reaffirm this Opinion.

Benchmark has assumed that the Transaction will be consummated on terms substantially similar to those set forth in the Agreement identified above. Furthermore, the Company represented to Benchmark that the Transaction was negotiated by the parties on an arm’s length basis.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Special Committee, the Board or any other party with respect to alternatives to the Transaction.

In the ordinary course of our business, Benchmark may have actively traded the equity or debt securities of the Company and may continue to actively trade such equity or debt securities. In addition, certain individuals who are employees of, or are affiliated with, Benchmark may have in the past and may currently be stockholders of the Company.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the Company’s holders of Shares (other than holders of Excluded Shares) is fair, from a financial point of view, to such holders.

Very truly yours,

THE BENCHMARK COMPANY, LLC

By:	/s/ John J. Borer III
Name:	John J. Borer III
Title:	Senior Managing Director & Co-Head of Investment Banking

ANNEX D

Cayman Islands Companies Act, as Consolidated and Revised —Section 238

238.       Rights of dissenters

(1)	A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

(2)	A member who desires to exercise that person’s entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for that person’s shares if the merger or consolidation is authorised by the vote.

(4)	Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5)	A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of that person’s decision to dissent, stating-

(a)	that person’s name and address;

(b)	the number and classes of shares in respect of which that person dissents; and

(c)	a demand for payment of the fair value of that person’s shares.

(6)	A member who dissents shall do so in respect of all shares that that person holds in the constituent company.

(7)	Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of that person’s shares and the rights referred to in subsections (12) and (16).

(8)	Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase that person’s shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for that person’s shares, the company shall pay to the member the amount in money forthwith.

(9)	If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)	the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

D-1

(10)	A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11)	At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)	Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)	The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)	Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)	The enforcement by a member of that person’s entitlement under this section shall exclude the enforcement by the member of any right to which that person might otherwise be entitled by virtue of that person holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

D-2

ANNEX E

Directors and Executive Officers of Each Filing Person

I.       Directors and Executive Officers of the Company

The Company is an exempted company incorporated under the laws of the Cayman Islands. The Company’s business address is at 22F, Block B, Xinhua Technology Building, No. 8 Tuofangying South Road, Jiuxianqiao, Chaoyang District, Beijing China 100016, and its telephone number is +86-10-87700500.

The name, present principal employment, business address and citizenship of each director and executive officer of the Company are set forth below.

Name	Present Principal Employment	Business Address	Citizenship
Bing Zhang	Chairman of the Board of Directors and Chief Executive Officer of the Company (1)	c/o 22F, Block B, Xinhua Technology Building, No. 8 Tuofangying South Road, Jiuxianqiao, Chaoyang District, Beijing China 100016	PRC

Jia Lu	Director of the Company (2)	c/o 22F, Block B, Xinhua Technology Building, No. 8 Tuofangying South Road, Jiuxianqiao, Chaoyang District, Beijing China 100016	PRC

Ke Chen	Independent Director of the Company (3)	c/o 22F, Block B, Xinhua Technology Building, No. 8 Tuofangying South Road, Jiuxianqiao, Chaoyang District, Beijing China 100016	PRC

Zhihong Tan	Independent Director of the Company(4)	c/o 22F, Block B, Xinhua Technology Building, No. 8 Tuofangying South Road, Jiuxianqiao, Chaoyang District, Beijing China 100016	PRC

Yong Li	Independent Director of the Company(5)	c/o 22F, Block B, Xinhua Technology Building, No. 8 Tuofangying South Road, Jiuxianqiao, Chaoyang District, Beijing China 100016	PRC

____________________________

(1)	Mr. Bing Zhang became our chairman, director and chief executive officer in February 2020 upon the consummation of the Business Combination. Mr. Zhang has been the chairman of Glory Star Group since 2019 and he also serves as the chief executive officer of Horgos and Xing Cui Can since 2016. From 2011 to 2016, Mr. Zhang was the Vice President of Trends Group as well as Chairman of Board of Directors and General Manager of Trends Star (Beijing) Cultural Media Co., Ltd. Mr. Bing Zhang holds an EMBA Degree of Tsinghua SEM and a Bachelor Degree of Hunan University.

(2)	Mr. Jia Lu became our director in February 2020. Mr. Lu is a director and senior vice president of Glory Star Media (Beijing) Co., Ltd., and a director of Horgos Glory Star Media Co., Ltd., Horgos Glary Wisdom Marketing Planning Co., Ltd., Glary Wisdom (Beijing) Marketing Planning Co., Ltd. since 2018, and director of Horgos Glary Prosperity Culture Co., Ltd. since 2017, and senior vice president of Glory Star Media (Beijing) Co., Ltd. Since 2016. From 2011 to 2016, Mr. Lu served as Vice General Manager at Trends Star (Beijing) Cultural Media Co., Ltd. Mr. Lu holds a Bachelor degree of Beijing film academy.

(3)	Mr. Ke Chen, became our independent director in September 2020. Mr. Chen is a partner at the Beijing Chang-An Law Firm (“Chang-An”), Beijing P.R. China, since 2017 and as its deputy director of the financial securities department from 2014 to 2017. Prior to that time Mr. Chen was an associate at Hogan Lovells since 2004. Mr. Chen focuses his legal practice on banking, stock securities, fund, project finance, merger and acquisition, corporate finance, foreign direct investments, outbound investments, construction, real-estate and regulatory and compliance work. Mr. Chen received a LLB in 2002 and a LLM in 2003 from the University of Buckingham.

(4)	Mr. Zhihong Tan, became our independent director in September 2020. Mr. Tan currently serves as the vice president of Hunan Renjian Enterprise Group since 2014. From 1992 to 2000, Mr. Tan was the manager of Hunan Foreign-funded Enterprise Materials Company, and from 2000 to 2010, he was the general manager of Hunan Tianlai Village Culture and Entertainment Company. In addition, Mr. Tan was also the general manager of Tianfu Real Estate Company from 2010 to 2013. Mr. Tan graduated from Hunan University of Finance and Economics with a bachelor’s degree in Price Theory. Mr. Tan also hold an ACCA international certified public accountant certificate.

(5)	Mr. Yong Li became our independent director in February 2020. Mr. Li is the deputy director of Intelligent Communication Commission of China TV Artists Association (CTAA), Partner of Chengmei Capital and Chairman of Guyuan Culture since June 2019. From 2014 to 2018, Mr. Li served as Chief Inspector/General Manager of Dragon TV Center, Oriental Entertainment Media Group Co., Ltd. From 2011 to 2014, Mr. Li served as the general manager of Shanghai New Media & Entertainment Co. LTD. In addition, Mr. Li was the first to launch “independent producer system” in Shanghai, which has significantly promoted the development of China’s entertainment and media industry. Mr. Li holds a master degree in business from China Europe International Business School in 2006 and a Bachelor of Art in Journalism from Communication University of China in 1991.

During the last five years, none of the Company or any of our directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

II.       Directors and Executive Officers of Parent and Merger Sub

The following table sets forth information regarding the sole director of Parent and Merger Sub as of the date of this proxy statement. As of the date of this proxy statement, neither Parent nor Merger Sub has any executive officers.

Name	Present Principal Employment	Business Address	Citizenship
Bing Zhang	Chairman of the Board of Directors and Chief Executive Officer of the Company	c/o 22F, Block B, Xinhua Technology Building, No. 8 Tuofangying South Road, Jiuxianqiao, Chaoyang District, Beijing China 100016	PRC

During the last five years, none of Parent, Merger Sub or any of their directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

III.       Directors and Executive Officers of the Buyer Group

1.	Directors and Executive Officers of HSL

The following table sets forth information regarding the sole director of HSL as of the date of this proxy statement. As of the date of this proxy statement, HSL does not have any executive officers.

Name	Present Principal Employment	Business Address	Citizenship
Bing Zhang	Chairman of the Board of Directors and Chief Executive Officer of the Company	c/o 22F, Block B, Xinhua Technology Building, No. 8 Tuofangying South Road, Jiuxianqiao, Chaoyang District, Beijing China 100016	PRC

2.	Directors and Executive Officers of ESL Filing Persons

The following table sets forth information regarding the sole director of ESL as of the date of this proxy statement. As of the date of this proxy statement, ESL does not have any executive officers.

Name	Present Principal Employment	Business Address	Citizenship
Jia Lu	Director of the Company	c/o 22F, Block B, Xinhua Technology Building, No. 8 Tuofangying South Road, Jiuxianqiao, Chaoyang District, Beijing China 100016	PRC

3.	Directors and Executive Officers of Shah Capital Filing Persons

The following table sets forth information regarding the directors and executive officers of Shah Capital as of the date of this proxy statement.

Name	Present Principal Employment	Business Address	Citizenship
Himanshu H. Shah	President and Chief Investment Officer of Shah Capital (1)	8601 Six Forks Road, Ste. 630, Raleigh, NC 27615	The United State of America
Richard Callaghan	Director of Shah Capital (1)	8601 Six Forks Road, Ste. 630, Raleigh, NC 27615	The United State of America
Ke Chen	Director of Shah Capital (1)	8601 Six Forks Road, Ste. 630, Raleigh, NC 27615	The United State of America
Don Espey	Director of Shah Capital, Research (1)	8601 Six Forks Road, Ste. 630, Raleigh, NC 27615	The United State of America
Chaya Rao	Director of Shah Capital, Compliance, Risk Management and Chief Compliance Officer (1)	8601 Six Forks Road, Ste. 630, Raleigh, NC 27615	The United State of America

(1)	The director and/or executive officer has been in the current position for the past five years.

4.	Directors and Executive Officers of WSL Filing Persons

The following table sets forth information regarding the sole director of ESL as of the date of this proxy statement. As of the date of this proxy statement, ESL does not have any executive officers.

Name	Present Principal Employment	Business Address	Citizenship
Ronghui Zhang	Director of WSL (1)	Fuchengmen North Street, Xicheng District, Beijing, People’s Republic of China	PRC

(1)	Mr. Ronghui Zhang has been in the current position for the past five years.

5.	Directors and Executive Officers of RSL Filing Persons

The following table sets forth information regarding the sole director of ESL as of the date of this proxy statement. As of the date of this proxy statement, ESL does not have any executive officers.

Name	Present Principal Employment	Business Address	Citizenship
Hui Lin	Director of RSL (1)	West Gumei Road, Shanghai, People’s Republic of China	PRC

(1)	Mr. Hui Lin has been in the current position for the past five years.

6.	Directors and Executive Officers of LSL Filing Persons

The following table sets forth information regarding the sole director of LSL and Renny Consulting as of the date of this proxy statement. As of the date of this proxy statement, neither LSL nor Renny Consulting has any executive officers.

Name	Present Principal Employment	Business Address	Citizenship
Hanying Li	Director of LSL and Renny Consulting (1)	Luoshan Road, Pudong, Shanghai, People’s Republic of China	PRC

(1)	Ms. Hanying Li has been in the current position for the past five years.

7.	Directors and Executive Officers of Smart Best Filing Persons

The following table sets forth information regarding the sole director of Smart Best as of the date of this proxy statement. As of the date of this proxy statement, Smart Best does not have any executive officers.

Name	Present Principal Employment	Business Address	Citizenship
Peiyuan Qiu	Director of Smart Best(1)	95 queensway, Admiraly, Hong Kong	Canada

(1)	Mr. Peiyuan Qiu has been in the current position for the past five years.

8.	Directors and Executive Officers of Ring & King Filing Persons

The following table sets forth information regarding the sole director of Ring & King as of the date of this proxy statement. As of the date of this proxy statement, Ring & King does not have any executive officers.

Name	Present Principal Employment	Business Address	Citizenship
Ailin Xin	Director of Ring & King (1)	Hongcao South Road, Xuhui District, Shanghai, People’s Republic of China	PRC

(1)	Ms. Ailin Xin has been in the current position for the past five years.

9.	Directors and Executive Officers of Gortune Filing Persons

The following table sets forth information regarding the executive officer of Gortune SPV as of the date of this proxy statement. As of the date of this proxy statement, Gortune SPV does not have any directors.

Name	Present Principal Employment	Business Address	Citizenship
Yingyue Shi	Executive officer of Gortune SPV (1)	B6-902 Gang Tie Tian Song, Longhua District, Shenzhen, Guangdong Province, China	PRC

(1)	Before joining Gortune SPV in 2022, Mr. Yingyue Shi was an audit manager of Deloitte (China) from 2019 to 2021 and a senior analyst of Deloitte (Australia) from 2017 to 2019.

The following table sets forth information regarding the director and executive officers of Gortune GP as of the date of this proxy statement.

Name	Present Principal Employment	Business Address	Citizenship
Quan Wang	Director and general manager of Gortune GP (1)	c/o 5201, Building 1, Century Center of Excellence, Southeast of the junction of Fuhua Road 3 and Jintian Road, Fushan Community, Futian Street, Futian District, Shenzhen, China	PRC

(1)	Before joining Gortune GP in 2021, Mr. Quan Wang was a director of China Orient Asset Management (International) Holding Limited from 2016 to 2021.

The following table sets forth information regarding the director and general manager of Gortune as of the date of this proxy statement.

Name	Present Principal Employment	Business Address	Citizenship
Junying Ye	Director and general manager of Gortune (1)	c/o 58-59/F, Bank of Guangzhou Tower, No.30 Zhujiang East Road, Tianhe District, Guangzhou City, Guangdong Province, China	PRC

(1)	Mr. Junying Ye has been in the current position for the past five years.

10.	Directors and Executive Officers of Zhongsheng Dingxin Filing Persons

The following table sets forth information regarding the sole director and the general manager of Zhongsheng Dingxin as of the date of this proxy statement.

Name	Present Principal Employment	Business Address	Citizenship
Yunfang Zhou	Executive director and the general manager of Zhongsheng Dingxin (1)	11/F, Building 1, No.4 Guanghua Road, Chaoyang District, Beijing, People’s Republic of China	PRC

(1)	Before joining Zhongsheng Dingxin, Mr. Yunfang Zhou was a senior investment director of Shanghai Dinghui Baifu Investment Management Co. Ltd. from 2019 to 2020 and a research director and investment director of Tianjin Taiding Investment Co., Ltd. from 2017 to 2019.

11.	Directors and Executive Officers of iKing Way Filing Persons

The following table sets forth information regarding the sole director of iKing Way as of the date of this proxy statement. As of the date of this proxy statement, iKing Way does not have any executive officers.

Name	Present Principal Employment	Business Address	Citizenship
Ye Tian	Director of iKing Way (1)	c/o Room 2402, 24/F., Bank of America Tower, 12 Harcourt Road, Central, Hong Kong	PRC

(1)	Before joining in iKing Way, Mr. Ye Tian was a managing partner of Shanghai Lianchuang Investment Management Co., Ltd. from 2017 to 2020.

12.	Directors and Executive Officers of Shanghai Linsi Filing Persons

The following table sets forth information regarding the general partner and managing partner of Shanghai Linsi as of the date of this proxy statement. As of the date of this proxy statement, Shanghai Linsi does not have any directors or executive officers.

Name	Present Principal Employment	Business Address	Citizenship
Xiu Jin	General partner and managing partner of Shanghai Linsi (1)	c/o Room 2402, 24/F., Bank of America Tower, 12 Harcourt Road, Central, Hong Kong	PRC

(1)	Before joining in Shanghai Linsi in 2021, Mr. Xiu Jin was an investment director of Sailing Capital Management Co.,Ltd.

During the last five years, none of the Buyer Group members, or any of their directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

☒ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ☒

PROXY CARD – SHAREHOLDERS ONLY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

GLORY STAR NEW MEDIA GROUP HOLDINGS LIMITED

FOR THE GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON

_____________, 2022

The undersigned registered shareholder of Glory Star New Media Group Holdings Limited, a Cayman Islands exempted company (the “Company”), hereby acknowledges receipt of the notice of general meeting of shareholders and proxy statement, each dated _____________, 2022, and hereby appoints _____________, or if no proxy is named, the chairman of the general meeting as proxy, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the general meeting of shareholders of the Company to be held on _____________, 2022 at a.m. (Beijing Time), at the Company’s office at 22F, Block B, Xinhua Technology Building, No. 8 Tuofangying South Road, Jiuxianqiao, Chaoyang District, Beijing China 100016, and at any adjournment or adjournments thereof, and to vote all ordinary shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side (i) as specified by the undersigned below and (ii) in the discretion of the proxy upon such other business as may properly come before the meeting, all as set forth in the notice of general meeting and in the proxy statement furnished herewith.

This proxy when properly executed and lodged with the Company will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will exercise his/her discretion as to whether he/she votes and if so how, on the proposals as set forth on the reverse side; provided that if the chairman of the general meeting is appointed as proxy, such proxy will vote in favor of the proposals as set forth on the reverse side, to the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended or any other matters as may properly coming before the general meeting:

(Continued and to be signed on the reverse side)

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YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

GLORY STAR NEW MEDIA GROUP HOLDINGS LIMITED	2022 General Meeting of Shareholders
Xxxxx XX, 2022, XX:00 A.M. Local Time

This Proxy Is Revocable And Solicited On Behalf Of The Board Of Directors

Please Be Sure To Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided.

☒ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ☒	Please mark your votes like this	☒

PROXY CARD – SHAREHOLDERS ONLY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

PROPOSAL 1: IT IS RESOLVED, as a Special Resolution, THAT the agreement and plan of merger, dated as of July 11, 2022 (the “Merger Agreement”), among the Company, Cheers Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”) and GSMG Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Merger Sub”) (such Merger Agreement being in the form attached to the proxy statement accompanying this notice of general meeting and which will be produced and made available for inspection at the general meeting), and the plan of merger (the “Plan of Merger”) (such plan of merger being substantially in the form attached to the Merger Agreement and which will be produced and made available for inspection at the general meeting), and any and all transactions contemplated by the Merger Agreement, including the merger contemplated by the Plan of Merger (the “Merger”), be authorized and approved.	FOR ☐	AGAINST ☐	ABSTAIN ☐

PROPOSAL 2: IT IS RESOLVED, as a Special Resolution, THAT the third amended and restated memorandum of association of the Surviving Company and the third amended and restated articles of association of the Surviving Company (as defined in the proxy statement) in their respective forms attached as Annexure 2 to the Plan of Merger which will take effect at the effective time of the Merger, be authorized and approved.	FOR ☐	AGAINST ☐	ABSTAIN ☐

PROPOSAL 3: IT IS RESOLVED, as a Special Resolution, THAT each of the members of the Special Committee (as defined in the proxy statement) be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger, and the transactions contemplated by the Merger Agreement, including the Merger.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

PROPOSAL 4: IT IS RESOLVED, as an Ordinary Resolution, THAT the chairman of the general meeting be instructed to adjourn the general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the general meeting to pass the resolutions to be proposed at the general meeting.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The proxy is also authorized to vote your shares as he or she deems appropriate, in his or her sole discretion, upon such other business as may properly be pre- sented at the Company’s general meeting of shareholders or any adjournment or postponement thereof.

This Proxy Card must be signed by the person registered in the register of members at the close of business on _______, 2022 (Cayman Islands Time). In the case of a corporation, this Proxy Card must be executed by a duly authorized officer or attorney. To be valid, your proxy card must be completed, signed and returned to the Company’s offices 22F, Block B, Xinhua Technology Building, No. 8 Tuofangying South Road Jiuxianqiao, Chaoyang District, Beijing, 100016, People’s Republic of China, attention: Yida Ye, so that the proxy card is received by the Company no later than _______, 2022 at _______ a.m. (Beijing Time) (being not less than forty-eight (48) hours before the time appointed for holding the meeting).

CONTROL NUMBER

Signature ___________________________ Signature, if held jointly ________________________ Date _______________________, 2022.

Note: When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

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